DATED 13 October 2010

MIV THERAPEUTICS, INC.
as Vendor
and
CCT TECH INTERNATIONAL LIMITED
as Purchaser
and
MIV SCIENTIFIC HOLDINGS LTD.
as Company

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT
in relation to the purchase of
all outstanding shares of and the subscription of new shares in
MIV SCIENTIFIC HOLDINGS LTD.

THIS AGREEMENT is made on 13 October 2010 BETWEEN:

MIV THERAPEUTICS, INC., a company incorporated in Nevada, the United States of America and whose registered address is situated at Suite 1500, 1055 West Georgia Street, Vancouver, BC, Canada (the "Vendor");

CCT TECH INTERNATIONAL LIMITED, a company incorporated in Bermuda and whose head office and principal place of business in Hong Kong is at 2208, 22nd Floor, St. George's Building, 2 Ice House Street, Central, Hong Kong (the "Purchaser" or "CCT Tech"); and

MIV SCIENTIFIC HOLDINGS LTD., a company incorporated in the British Virgin Islands whose registered office is situated at ABM Chambers, P.O. Box 2283, Road Town, Tortola, British Virgin Islands (the "Company").

WHEREAS:

The Vendor is the beneficial owner of all the Sale Shares (as defined below), comprising all the outstanding shares of the Company (as defined below).

The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares on the terms and conditions set out in this Agreement.

The Purchaser has agreed to subscribe the Subscription Shares on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1. Definitions and Interpretation

1.1 Definitions

In this Agreement where the context so admits, the following words and expressions shall have the following meanings:

"Affiliate" means, (a) (in the case of a person who is an individual) such person's (i) parents, (ii) spouse and the spouse's parents and siblings, (iii) siblings and their spouses, (iv) descendants and their spouses (whether by blood or adoption and including stepchildren), and (v) any entity controlled by such person; and (b) (in the case of a person which is an entity) such person's subsidiary undertakings and parent undertakings and the subsidiary undertakings of any such parent undertakings together with the directors (or equivalent) of any such subsidiary undertakings and parent undertakings;

"Applicable Law" has the meaning set out in paragraph 10.5 of Schedule 3;

"Business Day" means a day on which commercial banks are open for business in Hong Kong and the PRC (excluding Saturdays, Sundays, public holidays and any weekday on which Typhoon Signal No. 8 or higher is hoisted or a black rain storm warning is given in Hong Kong at any time during 9:00 a.m. to 5:00 p.m.);

"Business IPR" means all Intellectual Property owned by or licensed to any of the Group Companies and relating to or used, required to be used or held for use in connection with the business of the Group including, upon completion of the transfer of the Patents to the Company, the Patents;

"Business IT" means all rights and interest owned by or licensed to any of the Group Companies in Information Technology which at or before the Completion relates to or is used in connection with the business of the Group;

"Capital Increase" means subject to and forthwith upon the Share Consolidation and the Capital Reduction becoming effective, the proposed increase of the authorised share capital of the Purchaser from HK$120,000,000 divided into 12,000,000,000 shares of par value of HK$0.01 each to HK$300,000,000 divided into 30,000,000,000 shares of par value of HK$0.01 each;

"Capital Reduction" means the proposed reduction of the par value of each issued share from HK$0.10 each to HK$0.01 each by cancelling HK$0.09 paid-up capital on each issued share upon the Share Consolidation becoming effective;

"Capital Reorganisation" means the Share Consolidation, the Capital Reduction, the Credit Transfer, the Reclassification and Re-designation and the Capital Increase;

"Cash Option Consideration" has the meaning set forth in Clause 10.3;

"CCT Telecom" means CCT Telecom Holdings Limited, a company incorporated in the Cayman Islands and continued in Bermuda as an exempted company with limited liability and the shares of which are listed on the main board of the Stock Exchange;

"CE Marking" is a product certification mark that is placed on, constituting a manufacturer's declaration that the product complies with the essential requirements of the relevant European health, safety and environmental protection directives, namely the European Directives.

"CEO" means the position of Chief Executive Officer; "Claim" means a General Claim and/or a Tax Claim;

"Companies Ordinance" means the Companies Ordinance (Chapter 32) of the Laws of Hong Kong;

"Company" means MIV Scientific Holdings Ltd., a company incorporated in the British Virgin Islands, further details of which are set out in Part A of Schedule 1;

"Completion" means completion of the Subject Transactions pursuant to Clause 6;

"Completion Accounts" means the unaudited consolidated profit and loss account and unaudited consolidated balance sheet of the Group on the Completion Date, prepared under the HK GAAP;

"Completion Date" means 10:00 a.m. (Hong Kong time) on the second Business
Day next following the date on which all the Conditions (other than the Conditions set out in Clauses 4.1.5 to 4.1.8, which shall be satisfied or waived on the Completion Date) have been satisfied or waived in accordance with this Agreement or such other time and date as may be agreed by all the Parties in writing), on which Completion shall take place;

"Condition" means a condition set out in Clause 4.1 and "Conditions" means all those conditions;

"Confidential Information" has the meaning set out in Clause 11.1; "Consideration" has the meaning set out in Clause 3.1;

"Consideration Shares" has the meaning set out in Clause 3.1.2;

"Consolidated Net Profit After Tax" means the consolidated net profit after tax of the Group after deductions of all expenses, losses, provisions and charges, but for the purpose of this Agreement, after adding back amounts and/or charges related to amortisation/depreciation of intangible assets and goodwill of the Group;

"Control" of an entity means (a) the ownership or control (directly or indirectly) of more than 50% of the voting share capital of the relevant entity; or (b) the ability to direct the casting of more than 50% of the votes exercisable at general meetings of the relevant entity on all, or substantially all, matters; or (c) the right to appoint or remove directors of the relevant entity holding a majority of the voting rights at meetings of the board on all, or substantially all, matters; or (d) the ability to direct or influence the decisions or the management and the day-to-day operations of the relevant entity and "controlled by" shall be construed accordingly;

"Costs" means all demands, claims, actions, proceedings, damages, payments, customs or other duties, fines, penalties, losses, costs (including reasonable legal costs), expenses (including Tax), disbursements or other liabilities or obligations of any nature;

"Credit Transfer" means the proposed transfer of the credit in the amount equal to the multiple of (i) the total number of the issued shares of the Purchaser upon the Share Consolidation becoming effective; and (ii) HK$0.09, arising from the Capital Reduction to the contributed surplus account of the Purchaser which shall be applied to set off against the accumulated losses of the Purchaser on the date on which the Capital Reduction becomes effective;

"Deed of Taxation Indemnity" means the deed of taxation indemnity to be given by the Vendor and the Company in favour of the Group Companies and the Purchaser, in the form set out in Schedule 10 hereto, with such amendments as the Purchaser may hereinafter agree to;

"Defaulting Party" has the meaning set out in Clause 6.4; "Deposit" has the meaning set forth in Clause 3.2.1;

"Designated Account" means the bank account opened in the name of the Company and is designated by the Company to receive the Subscription Consideration (other than the Deposit), which account shall be operated by signatories nominated solely by the Purchaser;

"Dispute" has the meaning set out in Clause 15.2.1;

"Domain Names" means all of the Internet domain names of any level registered, owned by or used by any of the Group Companies;

"Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

"Environmental Licences" has the meaning set out in paragraph 13 of Schedule 3; "Estate Duty Ordinance" has the meaning set out in paragraph 6.9 of Schedule 3;

"General Claim" mean any claim in respect of a breach of any provision of the Transactions Documents, including, without limitation, breaches with respect to covenants and Warranties (including, for the avoidance of doubt, a claim pursuant to Clause 8.9) other than the Tax warranties and in all cases subject to Clause 8.3;

"Governmental Authorities" means any governments, courts, governmental, regulatory or official authorities, departments, agencies or bodies, stock exchange (including the Stock Exchange and the Securities and Futures Commission) whether in Hong Kong, the PRC or elsewhere and "Governmental Authority" means any one of them;

"Government Official" means any political party, political party official or candidate for political office, or any officer, employee, or anyone acting in an official capacity for or on behalf of any: (i) federal, state, local, municipal, foreign or other government; (ii) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal); (iv) Public International Organization or multinational organization; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Group" means the Company, InnoMed and the Shanghai Companies and any other subsidiaries of the Company, from time to time and each a "Group Company";

"Guaranteed Obligations" has the meaning set out in Clause 8.10;

"HK GAAP" means generally accepted accounting principles, standards and practices in Hong Kong, including but not limited to Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards and Interpretations issued by the Hong Kong Institute of Certified Public Accountants;

"HKIAC" means the Hong Kong International Arbitration Centre;

"HK$" means Hong Kong dollar, the lawful currency of Hong Kong;

"Hong Kong" means the Hong Kong Special Administrative Region of the PRC;

"Information Technology" means computer systems, communication systems, software (including all source code and object code versions thereof, in any and all form and media), hardware and documentation (including specifications, flowcharts, diagrams, business rules, data and database models and structures and compilation instructions) owned, used or licensed by or to any of the Group Companies;

"InnoMed" means InnoMed Scientific Incorporation Limited, a company incorporated in Hong Kong and whose registered address is at 13/F., Kyoto Plaza, 491-499 Lockhart Road, Causeway Bay, Hong Kong, particulars of which are set out in Part B of Schedule 1;

"InnoMed Cash Consideration" means the price of US$5 million (or its equivalent in HK$), representing that part of the InnoMed Consideration payable in cash, which shall be paid by the Company in cash to the InnoMed Owner in accordance with the provisions set out in Clauses 3.3.1 and 3.3.2(a);

"InnoMed Consideration" means the aggregate price of US$20 million (or its equivalent in HK$), which comprises the InnoMed Cash Consideration and the InnoMed Non-Cash Consideration, being the total consideration for the purchase of the entire issued share capital in and the InnoMed Shareholders' Loans of InnoMed by the Company from the InnoMed Owner, in accordance with the InnoMed Share Purchase Agreement, and which shall form part of the Consideration;

"InnoMed Group" means the InnoMed and the Shanghai Companies and any other subsidiaries of the InnoMed from time to time;

"InnoMed Non-Cash Consideration means the price of US$15 million (or its equivalent in HK$), representing that part of the InnoMed Consideration to be satisfied by the allotment and issue of 650,000,000 Redeemable CPS by the Purchaser to the InnoMed Owner in accordance with the provisions set out in Clause 3.4.1, subject to Clause 3.5.1;

"InnoMed Owner" means Innomed Scientific Limited which holds and own the entire issued capital of InnoMed as at the date of this Agreement and as at the Completion Date;

"InnoMed Owner CPS Charge" means the share charge in form and substance set out in Schedule 6 to be executed by the InnoMed Owner in favour of the Purchaser, pursuant to which such number of the Redeemable CPS (which will be issued to the InnoMed Owner pursuant to Clause 3.4.1) as specified in the first column of the table set out in Clause 3.5.1 are charged in favour of the Purchaser during the lock-up period commencing from the date of issue of such Redeemable CPS up to the date set out against such number of the Redeemable CPS in the second column of the table (both dates inclusive) set out in Clause 3.5.1, subject to Clause 3.6;

"InnoMed Share Purchase Agreement" means the share purchase agreement dated 12 October 2010 and entered into between the Company, the InnoMed Owner and Mr. Hu, pursuant to which the Company shall purchase, the InnoMed Owner and Mr. Hu shall sell, or procure the sale of, the entire issued capital of InnoMed and the InnoMed Owner shall assign the InnoMed Shareholder's Loan to the Company at the InnoMed Consideration; and the Vendor and the Company shall procure that completion of the InnoMed Share Purchase Agreement shall take place simultaneously with Completion on the Completion Date;

"InnoMed Shareholder's Loan" means the outstanding interest-free loan due from the InnoMed to the InnoMed Owner as at the Completion Date, which amounted to approximately HK$7,000,000 as at the date of this Agreement;

"Intellectual Property" means (a) patents, trade marks, service marks, logos, get-up, trade names, rights in design, inventions, copyright (including rights in computer software to both object and source code) and moral rights, rights in data, database rights, semi-conductor topography rights, utility models, rights in know-how, rights in trade secrets, proprietary information and other proprietary materials and other intellectual property rights, in each case whether registered or unregistered and including applications and rights to apply for registration, (b) all rights or forms of protection having equivalent or similar effect or nature as or to those in paragraph (a) of this definition which now or in the future may subsist anywhere in the world and (c) the right to sue for past, present or future infringement of any of the foregoing rights, but for the avoidance of doubt does not include Information Technology;

"Jade Assets" means Jade Assets Company Limited, a company incorporated in the British Virgin Islands with limited liability and an indirect wholly-owned subsidiary of CT Telecom which holds 29,326,391,124 shares of CCT Tech as at the date of this Agreement, representing approximately 44.83% of the existing total issued share capital of the Purchaser;

"Jade Assets Subscription" means the subscription by Jade Assets at the Jade Assets Subscription Price of the number of new shares in the Purchaser equal to the number of the existing issued shares in the Purchaser that have been placed by the Jade Assets under the Placing, on the terms and subject to the conditions of the Placing and Subscription Agreement;

"Jade Assets Subscription Price" means the price equivalent to the Placing Price; "Key Management" means the persons listed in Schedule 12;

"Leased Properties" means the properties leased by the Group, details of which are set out in Schedule 5 and "Leased Property" means any one of them;

"Leases" means all leases, tenancies and licenses relating to the Leased Properties and "Lease" means any one of them;

"Listing Rules" means the Rules Governing the Listing of Securities on the Stock Exchange;

"Long-Stop Date" means 31 December 2010, or such other date as may be agreed by all the Parties in writing;

"Management Accounts" means the unaudited management accounts and/or the unaudited consolidated accounts relating to any Group Company or the Group for the period commencing from 1 January 2010 and ending on the Management Accounts Date;

"Management Accounts Date" means 30 June 2010;

"Material Adverse Effect" means an event, act or circumstance that has a material adverse effect on the Patents and/or the business, results of or operation or financial condition of the Group taken as a whole;

"MIV Share Charge" means the share charge in substantially the same form as set out in Schedule 8, to be executed by the Vendor in favour of the Purchaser on or about the date of this Agreement, pursuant to which the Vendor shall charge all the outstanding shares in the Company to the Purchaser and such share charge shall be released upon Completion;

"month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

"Mr. Hu" means Mr. Ty Tiefeng HU, who holds all the equity interest in Shanghai Ying Sheng as at the date of this Agreement;

"Non-cash Option Consideration" has the meaning set out in Clause 10.3.2; "Non-Defaulting Party" has the meaning set out in Clause 6.4;

"Notice" has the meaning set out in Clause 14.1;

"Ordinary Share(s)" means the ordinary share(s) of HK$0.01 each in the capital of the Purchaser upon the Capital Reorganisation becoming effective;

"Parties" means the named parties to this Agreement and their respective successors, assigns and legal personal representatives and "Party" means any one of them;

"Patents" means the patents owned by the Company, particulars of which are set out in Part A of Schedule 2;

"Placing" means proposed placing by Jade Assets of existing issued shares of the Purchaser held by Jade Assets, on the terms and subject to the conditions of the Placing and Subscription Agreement, pursuant to which (i) in the event the Placing is undergtaken before the Capital Reorganisation becoming effective, Jade Assets shall place up to 13,000,000,000 existing issued shares of the Purchaser at the Placing Price; and (ii) in the event the Placing is undertaken after the Capital Reorganisation becoming effective, Jade assets shall place up to 1,300,000,000 Ordinary Shares of the Purchaser at the Placing Price;

"Placing Price" means the placing price per share at which the Placing shall be undertaken, which shall not be less than HK$0.018 per existing issued share of the Purchaser if the Placing is undertaken before the Capital Reorganisation becoming effective and not less than HK$0.18 per Ordinary Share if the Placing is undertaken after the Capital Reorganisation becoming effective;

"Placing and Subscription Agreement" means the placing and subscription agreement entered into amongst the Placing Agent, Jade Assets, CCT Telecom and the Purchaser on 13 October 2010 in relation to the Placing and the Jade Assets Subscription;

"PRC" means the People's Republic of China excluding, for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan (Republic of China);

"PRC GAAP" means generally accepted accounting principles, standards and practices in the PRC;

"Purchase Consideration" has the meaning set out in Clause 3.1.2;

"Reclassification and Re-designation" means the proposed reclassification and re-designation of the authorised share capital of the Purchaser subject to and forthwith upon the Capital Increase becoming effective so that the authorised share capital of the Purchaser shall become HK$300,000,000.00 divided into 30,000,000,000 shares of par value of HK$0.01 each, comprised of 26,533,300,000 Ordinary Shares of par value of HK$0.01 each and 3,466,700,000 Redeemable CPS of par value of HK$0.01 each and the proposed re-designation of the then issued shares of the Purchaser into issued Ordinary Shares;

"Redeemable CPS" means the non-voting redeemable convertible preference shares of par value of HK$0.01 each in the capital of the Purchaser, with rights and obligations set forth in the Resolution;

"Resolution" means the resolution to be proposed at and approved by the shareholders of the Purchaser in general meeting in relation to, inter alia, the creation of the Redeemable CPS with the rights, benefits and restrictions attached thereto as set out in Schedule 4;

"RMB" means Renminbi, the lawful currency of the PRC;

"Sale Shares" means 80 Shares, which represent all the issued shares of the Company as at the date of this Agreement;

"Second Payment" has the meaning set forth in Clause 3.2.2;

"SFDA" means the State Food and Drug Administration of the PRC;

"Shanghai Companies" means Shanghai Ying Zhong and Shanghai Ying Sheng;

"Shanghai Ying Sheng" means Shanghai InnoMed Technologies Incorporation Limited), a company established in the PRC, whose particulars are set out in Part C of Schedule 1;

"Shanghai Ying Sheng Equity Transfer Agreement" means the equity transfer agreement entered into between InnoMed and Mr. Hu on 11 October 2010, pursuant to which InnoMed shall purchase all the equity interest in Shanghai Ying Sheng, which shall be completed before the Completion Date;

"Shanghai Ying Zhong" means InnoMed Scientific Incorporation (Shanghai) Ltd ; a company established in the PRC, whose particulars are set out in Part C of Schedule 1;

"Share Consolidation" means the proposed consolidation of every ten existing shares of HK$0.01 each into one share of HK$0.10 each in the capital of the Purchaser;

"Shares" means ordinary shares of no par value, which are authorised to be issued by the Company;

"Specified Product" means the 4th generation of Nonpolymeric Drug-Eluting Stents developed and to be manufactured by the Group, the specification of which is set out in Schedule 9;

"Stamp Duty Ordinance" has the meaning set out in paragraph 6.8.2 of Schedule 3; "Stock Exchange" means The Stock Exchange of Hong Kong Limited;

"Subscription Shares" means 20 new Shares, to be subscribed by the Purchaser (or its designated nominee(s)) and to be allotted and issued by the Company pursuant to the terms and conditions of this Agreement;

"Subject Transactions" means the sale and purchase of the Sales Shares and the subscription and allotment and issue of the Subscription Shares, all pursuant to the terms and conditions of this Agreement;

"Subscription Consideration" has the meaning set forth in Clause 3.1.1;

"Surviving Provisions" means Clauses 1 (Definitions), 3.7 (Return of Deposit), 11 (Confidentiality), 12 (Costs), 13.1 (Successors and Assigns), 13.2 (Assignment), 13.3 (Whole Agreement), 13.4 (Variations), 13.6 (Invalidity), 13.7 (No Waiver), 14 (Notices) and 15 (Governing Law and Arbitration);

"Takeovers Code" means the Hong Kong Code on Takeovers and Mergers;

"Tax" means all forms of tax whether direct or indirect and whether levied by reference to income, profits, gains, asset values or other reference and statutory, governmental or state impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and all penalties, charges, costs and interest relating thereto;

"Tax Authority" means any Governmental Authority responsible for Tax;

"Tax Claim" means a Claim relating to the Tax warranties set out in paragraph 6 of Schedule 3;

"Third Payment" has the meaning set forth in Clause 3.2.3;

"Transactions Documents" means this Agreement, the Deed of Taxation Indemnity, the InnoMed Share Purchase Agreement, the Shanghai Ying Sheng Equity Transfer Agreement, the MIV Share Charge, the InnoMed CPS Charge and the Vendor CPS Charge;

"US$" means United States dollar, the lawful currency of the United States of America;

"VAT" means all forms of value added tax imposed in the PRC;

"Vendor CPS Charge" means the share charge in substantially the same form set out in Schedule 7 to be entered into by the Vendor in favour of the Purchaser, pursuant to which such number of the Redeemable CPS set out in Clause 3.5.2 to be issued to the Vendor pursuant to Clause 3.4 are charged in favour of the Purchaser during the lock-up period specified in Clause 3.5.2, subject to Clause 3.6; and

"Warranties" means the representations and warranties given pursuant to Clause 8 and set out in Schedule 3 and "Warranty" means any one of them.

1.2 Modification, etc. of Legislation

Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date of this Agreement) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to Sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the Sections of the previous legislation from which the consolidating legislation has been prepared.

1.3 Clauses, Schedules, etc.

References in this Agreement to Clauses, Recitals and Schedules are to clauses in, and recitals and schedules to, this Agreement (unless the context otherwise requires). The Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4 Headings

Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5 Subsidiary, Holding Company and Undertakings

In this Agreement, the expressions "subsidiary", "subsidiary undertaking", "holding company", and "parent undertaking" shall have the same meanings as their respective definitions in the Companies Ordinance.

1.6 Persons

References to "persons" shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

1.7 Writing

References to "writing" or "written" shall include any methods of producing or reproducing words in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail.

1.8 Gender

The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.9 Construction of Certain References

1.9.1 In construing this Agreement:

(a) the rule known as the ejusdem generis rule shall not apply and, accordingly, general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(b) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.9.2 This Agreement may not be construed adversely to a Party only because that Party was responsible for preparing it.

1.10 Knowledge of the Vendor

Where any statement is to the effect that the Vendor is not aware of any matter or circumstance or is a statement qualified by the expression "so far as the Vendor is aware" or any similar expression, that statement (a) shall be deemed to refer to the knowledge of the Vendor and its directors and shareholders; and (b) shall include a further statement that it has been made after due and careful enquiries.

1.11 Business Day

Where under this Agreement the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day.

2. Sale and Purchase of the Sale Shares and Subscription of the Subscription Shares

2.1 Subject to the terms and conditions of this Agreement, the Vendor shall sell, and the

Purchaser (or its designated nominee(s) which is/are the wholly-owned subsidiary/subsidiaries of the Purchaser) shall purchase, the Sale Shares free from all Encumbrances and together with all rights attaching or accruing to them at Completion.

2.2 Subject to the terms and conditions of this Agreement, the Purchaser (or its designated nominee(s)) shall subscribe, and the Company shall allot and issue to the Purchaser (or its designated nominee(s)), the Subscription Shares at the Subscription Consideration free from all Encumbrances and rank pari passu in all respects with all other Shares that are in issue on the Completion Date together with all rights attaching or accruing to them at Completion.

2.3 The Purchaser shall not be obliged to complete the sale and purchase of any of the

Sale Shares or the subscription of any of the Subscription Shares hereunder unless the sale and purchase of all of the Sale Shares and the subscription of all the Subscription Shares is completed simultaneously, but nothing in this Clause shall be construed as waiving the liability of any Party in respect of any antecedent breach that is the cause of the inability to complete the Subject Transactions simultaneously.

3. Consideration

3.1 Amount of Consideration

The consideration for the Subject Transactions shall be US$ 100 million (United States Dollars One Hundred Million) (the "Consideration"), which shall be satisfied as follows:

3.1.1 as to US$ 20 million in cash (the "Subscription Consideration") to be paid by the Purchaser for the subscription of the Subscription Shares in accordance with Clause 3.2; and

3.1.2 as to US$ 80 million (the "Purchase Consideration") by the Purchaser allotting and issuing 3,466,700,000 Redeemable CPS (the "Consideration Shares") for the purchase of the Sale Shares in accordance with Clause 3.4.

3.2 Subscription Consideration

Subject to Completion, the Subscription Consideration shall be paid as follows:

3.2.1 subject to the execution and delivery to the Purchaser of the MIV Share Charge by the Vendor in favour of the Purchaser, a refundable deposit of US$ 1 million (United States Dollars One Million) (the "Deposit") shall be paid by the Purchaser into a bank account of the Company or the Vendor designated in writing by the Company within 2 Business Days of the date of this Agreement and the Vendor and the Company shall provide to the Purchaser an official receipt of US$ 1 million (United States Dollars One Million) as payment of the deposit for the InnoMed Cash Consideration from the InnoMed Owner within one Business Day from the date of payment of the Deposit;

3.2.2 subject to the persons designated by the Purchaser having been appointed to be all of the authorised signatories to operate the Designated Account, a further payment of US$ 11 million (United States Dollars Eleven Million) (the "Second Payment") shall be paid by the Purchaser into the Designated Account within 3 Business Days of the Completion Date; and

3.2.3 the balance of US$ 8 million (United States Dollars Eight Million) (the "Third Payment") shall be paid by the Purchaser into the Designated Account within 1 year of the Completion Date.

An irrevocable instruction to remit each of the Deposit into the bank account as designated by the Company, the Second Payment and the Third Payment to the Designated Account in accordance with this Clause 3.2 shall be good and complete discharge of the Purchaser's obligation to pay such amounts.

3.3 Use of Subscription Consideration

3.3.1 Each of the Vendor and the Company jointly and severally undertakes to the Purchaser that the Company shall, and the Vendor shall procure the Company to apply the Deposit as payment of the deposit for the InnoMed Cash Consideration to the InnoMed Owner (the Vendor and the Company undertake that the Deposit shall not be used for any other purpose);

3.3.2 Each of the Vendor and the Company jointly and severally undertakes to the Purchaser and the Purchaser undertakes to the Vendor and the Company that the Company shall, and the Purchaser shall, after Completion, use its reasonable endeavours to procure the Company to, apply the Second Payment as follows:

(a) as to US$ 4 million for satisfying the balance of the InnoMed Cash Consideration payable by the Company to the InnoMed Owners;

(b) up to US$ 3 million to be remitted by the Company to the Vendor within a period of 5 Business Days following the day on which the Vendor provides evidence reasonably satisfactory to the Purchaser that CE Mark for the Specified Product for the European Union has been obtained by the Company as reimbursement of costs and expenses incurred and paid by the Vendor for obtaining the aforesaid CE Mark, subject to production of invoices to evidence the costs and expenses incurred and receipts, where available for payment thereof; and

(c) as to the balance of the Second Payment as working capital of the Shanghai Companies by way of either increasing and contributing to the registered capital of the Shanghai Companies or shareholder's loans; and

3.3.3 Each of the Vendor and the Company jointly and severally undertakes to the Purchaser and the Purchaser undertakes to the Vendor and the Company that the Company shall, and the Purchaser shall, after Completion, use its reasonable endeavours to procure the Company to apply the Third Payment as follows:

(a) as to US$ 5 million for the purposes of (i) human trial of; and (ii) obtaining approvals of the SFDA and other relevant Governmental Authorities on the Specified Product in the PRC; and

(b) as to the balance as working capital of the Group or to be used in such other manner as the Purchaser and the Key Management may agree.

3.4 Consideration Shares

Subject to Completion, the Consideration Shares shall be allotted and issued by the

Purchaser credited as fully paid at the issue price of HK$0.18 each as follows:

3.4.1 650,000,000 Redeemable CPS shall, subject to the charge under the InnoMed Owner CPS Charge and the lock-up undertaking described in Clause 3.5.1, be allotted and issued to the InnoMed Owner on such day as provided in the InnoMed Share Purchase Agreement to satisfy the InnoMed Non-cash Consideration;

3.4.2 390,010,000 Redeemable CPS shall, subject to the charge under the Vendor CPS Charge and the lock-up undertaking described in Clause 3.5.2, be allotted and issued to the Vendor on the fifth Business Day following the day on which the Vendor provides evidence reasonably satisfactory to the Purchaser that CE Mark for the Specified Product for the European Union has been obtained by the Company, which is expected to happen within 12 months of Completion;

3.4.3 1,040,010,000 Redeemable CPS shall, subject to the charge under the Vendor CPS Charge and the lock-up undertaking described in Clause 3.5.2, be allotted and issued to the Vendor on the fifth Business Day following the day on which the Vendor provides evidence reasonably satisfactory to the Purchaser that the SFDA has granted approval to Shanghai Ying Sheng for the Specified Product in the PRC, which is expected to happen within 24 months of Completion;

3.4.4 1,386,680,000 Redeemable CPS shall, subject to the charge under the Vendor CPS Charge and the lock-up undertaking described in Clause 3.5.2, be allotted and issued to the Vendor on the fifth Business Day following the day on which the audited annual consolidated financial statements of the Group prepared in accordance the HK GAAP, audited by the auditors of the Purchaser, for any financial year ending on or before 31 December 2012 are delivered to the Purchaser and such accounts show that the audited Consolidated Net Profit After Tax of the Group for any of such financial year is at least HK$ 70 million;

3.4.5 notwithstanding Clauses 3.4.2 to 3.4.4, if (a) the events set forth in both Clauses 3.4.2 and 3.4.4 occur as provided therein but the event set forth in Clause 3.4.3 fails to occur; or (b) the events set forth in both Clauses 3.4.3 and 3.4.4 occur as provided therein but the event set forth in Clause 3.4.2 fails to occur, the batch of the Redeemable CPS not yet issued, attributable to the event in either Clause 3.4.2 or Clause 3.4.3 that has not occurred, shall become issuable to the Vendor on or before the fifth Business Day following the date on which the two events specified in either above paragraph (a) or paragraph (b) of this Clause 3.4.5 have been satisfied, notwithstanding that one but only one out of the two events set out in either Clause 3.4.2 or Clause 3.4.3 fails to occur as described therein; and

3.4.6. if the event set out in Clause 3.4.4 fails to occur as described therein by 1 April 2013, all those Redeemable CPS not yet issued under any one, two or all of Clauses 3.4.2 to 3.4.4 due to the event(s) set out in that Clause or those Clauses failing to occur, the Vendor agrees that those Redeemable CPS attributable to the event or events set out in any one, two or all of the Clauses 3.4.2 to 3.4.4. that has or have not occurred, shall not be issuable to the Vendor and the obligation of the Purchaser under this Agreement to issue such Redeemable CPS shall cease and neither the Vendor nor other interested party shall have any claim against the Purchaser in respect thereof.

3.5 Lock-up Undertakings

Each of the Vendor and the Company jointly and severally agrees and undertakes to the Purchaser that it shall:

3.5.1 procure that the InnoMed Owner shall not convert or exercise the conversion rights attaching to such number of the Redeemable CPS issued to them pursuant to Clause 3.4.1 set out in the first column of the table below or offer, pledge, charge, whether fixed or floating, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase or subscribe for, lend, make any short sale or otherwise transfer or dispose of (nor enter into any agreement to transfer or dispose of or otherwise create any options, rights, interests or Encumbrances in respect of), either directly or indirectly, conditionally or unconditionally, all or any of such number of the Redeemable CPS or any rights attaching thereto and shall charge in favour of the Purchaser such number of the Redeemable CPS under the InnoMed CPS Charge during the lock-up period commencing from the date of issue of such Redeemable CPS up to the date set out against such number of the Redeemable CPS in second column of the table below (both dates inclusive):

(1) Number of Redeemable CPS	(2) Date

162,500,000	31 December 2011
162,500,000	31 December 2012
325,000,000	31 August 2013

3.5.2 subject to Clause 3.6, not convert or exercise the conversion rights attaching to the Redeemable CPS issued to the Vendor pursuant to Clauses 3.4.2 to 3.4.4 or offer, pledge, charge, whether fixed or floating, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant or agree to grant any option, right or warrant to purchase or subscribe for, lend, make any short sale or otherwise transfer or dispose of (nor enter into any agreement to transfer or dispose of or otherwise create any options, rights, interests or Encumbrances in respect of), either directly or indirectly, conditionally or unconditionally, all or any of such Redeemable CPS or any rights attaching thereto and charge such Redeemable CPS in favour of the Purchaser under the Vendor CPS Charge during the lock-up period commencing from the date of issue of such Redeemable CPS up to 31 August 2013 PROVIDED THAT such number of the Redeemable CPS as equal to 4% of the Redeemable CPS issued to the Vendor under each of Clause 3.4.2, Clause 3.4.3 and Clause 3.4.4 shall not be subject to the restriction in this Clause 3.5.2 unless the Redeemable CPS are issued to the Vendor pursuant to Clause 3.4.5 in which event, all the Redeemable CPS attributable to the event described in either Clause 3.4.2 or Clause 3.4.3 which has not occurred shall be subject to the restriction in this Clause 3.5.2.

3.6 Releases

Notwithstanding anything to the contrary in Clause 3.5.1 and 3.5.2, all the Redeemable CPS issued to the Vendor and the InnoMed Owner respectively under Clause 3.4 shall forthwith be released from the Vendor CPS Charge and the InnoMed Owner CPS Charge and not be subject to the restrictions in Clause 3.5.1 and 3.5.2 if all the events set forth in Clauses 3.4.2 to 3.4.4 have occurred on or before 31 March 2013.

3.7 Return of Deposit

If, for whatever reasons, this Agreement is lapse or otherwise terminated before the Completion Date, the Vendor shall pay or cause to be paid to the Purchaser to the Purchaser's bank account as designated in writing by the Purchaser within 3 Business Days of the lapse or termination of this Agreement, an amount equal to the Deposit paid by the Purchaser in accordance with Clause 3.2.1.

4. Conditions

4.1 Conditions Precedent

The agreement to sell and purchase the Sale Shares and the subscription and allotment and issue of the Subscription Shares is conditional upon the satisfaction of the following conditions:

4.1.1 Due Diligence: the Purchaser having been satisfied with the results of such enquiries, investigations and due diligence reviews of the business, affairs, operations and financial position of the Group Companies by the Purchaser or any of its officers, employees, agents, professional advisers or other agents as the Purchaser in its discretion deems necessary, desirable or appropriate to undertake;

4.1.2 Valuation: the Purchaser having received a valuation report addressed to each of the board of directors of the Vendor and the Purchaser and prepared and issued by a competent valuer approved by the Purchaser substantially in the same form as set out in Schedule 11, showing a valuation not less than US$ 150 million of the Group;

4.1.3 Shanghai Ying Sheng Equity Transfer Agreement: the Purchaser having been satisfied that the Shanghai Ying Sheng Equity Transfer Agreement has been implemented and completed in accordance with its terms;

4.1.4 Legal Opinions: the Purchaser having received a copy of the legal opinion addressed to the Company and the Purchaser(and in the case of the PRC legal opinion, addressed to the Company with a copy to the Purchaser) in form and substance satisfactory to the Purchaser from the Vendor's legal counsel covering, among others, the following matters:

(a) the due incorporation and valid subsistence of each of the Group Companies under the laws of its incorporation or establishment;

(b) each of the Shanghai Companies is a wholly-owned subsidiary of InnoMed and the entire registered capital of each of the Shanghai Companies is registered in the name of InnoMed;

(c) upon Completion, InnoMed shall be a wholly-owned subsidiary of the Company and the entire issued capital of InnoMed is legally and beneficially owned by and registered in the name of the Company;

(d) upon Completion, the Company shall be a wholly-owned subsidiary of the Purchaser or its designated nominee(s) and all the outstanding shares of the Company shall be owned by and registered in the name of the Purchaser or its designated nominee(s);

(e) all the Patents are valid and subsisting and registered in the name of the Company; and

(f) each of the InnoMed Share Purchase Agreement and the Shanghai Ying Sheng Equity Transfer Agreement is legal, valid and binding and enforceable in accordance with its terms against the parties thereto and the Shanghai Ying Sheng Equity Transfer Agreement having been duly completed in accordance with the terms of the agreement and the relevant PRC laws and approved by the relevant Governmental Authorities in the PRC;

4.1.5 Warranties: the Warranties provided by the Vendor and the Company remaining true and accurate in all respects and not misleading in any respect as of the Completion Date by reference to the facts and circumstances subsisting as at the Completion Date;

4.1.6 Material Adverse Effect: the Purchaser being satisfied that, from the date of this Agreement to the Completion Date, there has not occurred any event or there has not been any change of circumstances which has a Material Adverse Effect;

4.1.7 No Prohibitive Action: no notice, order, judgment, action or proceeding of any court, arbitrator, Governmental Authority, statutory or regulatory body having been served, issued or made which restrains, prohibits or makes unlawful any transaction contemplated by this Agreement or which is reasonably likely to materially and adversely affect the right of the Purchaser to own the legal and beneficial title to the Sale Shares and the Subscription Shares, free from Encumbrances, following the Completion Date;

4.1.8 Approvals: other than the approvals in Clauses 4.1.10 to 4.1.13, all necessary approvals and consents required to be obtained by any member of the Group and/or the Purchaser from any Governmental Authority or other third party in respect of this Agreement and/or the transactions contemplated hereunder having been obtained unconditionally and irrevocably, or where such approval or consent is given subject to conditions, on such conditions as are acceptable to the Purchaser acting reasonably;

4.1.9 Placing: the successful raising of funds by the Purchaser of not less than US$ 30 million (or its HK$ equivalent) by way of placing (the "Placing") of up to 13,000,000,000 existing shares of the Purchaser at the minimum placing price of HK$0.018 per share in the event that the placing is completed before the Capital Reorganisation becoming effective, or up to 1,300,000,000 Ordinary Shares of the Purchaser at the minimum placing price of HK$0.18 per share in the event that the placing is completed on or after the Capital Reorganisation becoming effective;

4.1.10 Capital Reorganisation: the approval by the shareholders of the Purchaser in general meeting of the Capital Reorganisation and the Resolution;

4.1.11 Purchaser Shareholders' Approvals: the approval by the shareholders of the Purchaser in general meeting of (a) this Agreement, the Subject Transactions and any other transactions contemplated under this Agreement; (b) the allotment and issue of the Redeemable CPS under this Agreement; and (c) the allotment and issue of the Ordinary Shares upon exercise of the conversion right attaching to the Redeemable CPS, in accordance and compliance with the Listing Rules;

4.1.12 CCT Telecom Shareholders' Approvals: the approval by the shareholders of CCT Telecom in general meeting of (a) this Agreement, the Subject Transactions and any other transactions contemplated under this Agreement; and (b) the disposal and possible disposal arising from dilution of CCT Telecom's shareholding in the Purchaser as a result of the allotment and issue of the shares in the capital of the Purchaser and the Ordinary Shares upon completion of the Placing and the exercise of the conversion right attaching to the Redeemable CPS respectively, which constitute a very substantial disposal and a possible very substantial disposal respectively for CCT Telecom under the Listing Rules, in accordance and compliance with the Listing Rules; and

4.1.13 Listing Approval: the Listing Committee of the Stock Exchange having granted the listing of, and permission to deal in, on the Stock Exchange, the Ordinary Shares in issue arising from the Capital Reorganisation and the allotment and issue of the Ordinary Shares in the Placing and upon exercise of the conversion right attaching to the Redeemable CPS, all in the capital of the Purchaser.

4.2 Responsibility for Satisfaction

4.2.1 Each of the Vendor and the Company shall use its best endeavours to ensure the satisfaction of the Conditions set out in Clauses 4.1.1 to 4.1.8 as soon as possible after the date of this Agreement but in any event no later than the Long-Stop Date. The Purchaser shall use its best endeavours to ensure the satisfaction of the Conditions set out in Clause 4.1.9 to 4.1.13 as soon as possible after the date of this Agreement but in any event no later than the Long-Stop Date.

4.2.2 Each Party agrees that upon being requested by the other Parties, it shall promptly co-operate with and provide all necessary information and reasonable assistance requested or required by any Governmental Authority in connection with such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals necessary or desirable for or in respect of the proposed transactions contemplated by this Agreement.

4.2.3 Each of the Vendor and the Company shall, and shall procure each of the InnoMed Owner, InnoMed, the Shanghai Companies and its shareholders to, provide to the Purchaser on a prompt and expeditious basis all such information and assistance (including but not limited to the audited accounts and/or audited consolidated accounts and accountants' reports on the Group Companies for the three financial years ended 31 December, 2007, 2008 and 2009 and for the six month period ended 30 June 2010 in compliance with the Listing Rules) as would be necessary in order for the Purchaser and CCT Telecom to seek the approval of their respective shareholders pursuant to the Listing Rules as described in Clauses 4.1.11 and 4.1.12 and to obtain the listing approval described in Clause 4.1.13, including but not limited to:

(a) the provision, for inclusion into any announcements and/or circulars to be issued by the Purchaser and CCT Telecom to their respective shareholders, of all necessary current and historical information relating to the Group Companies, their respective affairs, the shareholding interest of the Vendor, the InnoMed Owner and Mr. Hu in any of the Group Companies, the principal business activities in which each of the Vendor, the InnoMed Owner, Mr. Hu and the Group Companies is engaged as required by the Listing Rules; and

(b) the provision of confirmations required by the Listing Rules from the Vendor and any of the Group Companies that they are responsible for the truth, accuracy and completeness of information provided hereunder.

4.3 Non-Satisfaction or Waiver

4.3.1 The Purchaser may at any time waive in whole or in part and conditionally or unconditionally any of the Conditions set out in Clause 4.1.1 to 4.1.8 by notice in writing to the Vendor and the Company.

4.3.2 The Vendor shall forthwith give notice to the Purchaser of the satisfaction of each of the Conditions set out in Clauses 4.1.2 to 4.1.8 and in any event within one Business Day after the satisfaction of such Condition.

4.3.3 If the Conditions are not satisfied or waived on or before the Long-Stop Date, this Agreement shall automatically lapse, provided however that (a) the Surviving Provisions shall continue in force following the lapse of this Agreement; and (b) only in circumstances where the Vendor, the Company or the Purchaser has breached the provisions of Clause 4.2.1 or any of the other covenants of the Vendor and/or the Company hereunder to be performed or complied with by the Vendor prior to the Completion, the lapse of this Agreement shall be without prejudice to the rights and liabilities of any Party accrued prior to such lapse. In all other such circumstances, this Agreement shall lapse without liability to any party hereunder.

4.4 Due Diligence

Subject to Clause 11, the Vendor shall (i) give or procure for the Purchaser and/or any persons authorized by it in writing all such access to the books, documents, title deeds, records, returns, approvals, correspondence, accounts and other information of the Group Companies as may reasonably be requested by or on behalf of the Purchaser for the purpose of carrying out the review described in Clause 4.1.1; (ii) for the purpose of such review permit them to take copies of any such books, documents, title deeds, records, returns, approvals, correspondence and accounts (to be returned in the event of termination of this Agreement); and (iii) procure that the directors of the Group Companies give promptly and expeditiously all such information and explanations to any of such persons as may reasonably be requested by such persons for the aforesaid purpose.

5. Actions Pending Completion

5.1 Vendor's General Obligations

Except to the extent that the Purchaser requires otherwise in writing, the Vendor shall, to the extent that the same is within their powers, procure that pending Completion:

5. 1.1 each Group Company shall carry on its business in the ordinary course so as to maintain that business as a going concern of the Group, as a whole;

5.1.2 each Group Company shall conduct its business in compliance with all applicable legal, regulatory and administrative requirements in any jurisdiction in which each Group Company operates;

5.1.3 the Purchaser shall, upon prior written notice, be allowed access during normal business hours to (a) the books and records of each Group Company, including, without limitation, the statutory books and records, leases, licences, contracts, details of receivables, Tax records, contracts and customer and supplier lists in the possession or control of any Group Company, together with the right to take copies thereof; and (b) the management and premises used by any Group Company;

5.1.4 the Vendor shall procure that each Group Company shall provide all reasonable co-operation to the Purchaser with regard to the management and operations of the Group Companies. The Vendor shall consult with, and shall cause each Group Company to consult with, the Purchaser with respect to any action which is reasonably likely to affect the business of any Group Company in a material respect. The Vendor shall provide, and shall cause the Group Companies to provide, to the Purchaser such information as it may reasonably request in writing for this purpose;

5.1.5 each Group Company shall take all reasonable steps to preserve its assets (including, without limitation, the goodwill of its business);

5.1.6 each Group Company shall take all reasonable steps consistent with past practice to preserve the validity of its Intellectual Property, including but not limited to the Patents; and

5.1.7 neither the Vendor nor any of its Affiliates shall take any action or cause any omission pending Completion (a) that is reasonably likely to be materially adverse to the relationship of any Group Company with its customers, suppliers, lessor(s), licensor(s) or other business associate whose relationship with such Group Company is material to such Group Company or the Group as a whole; or (b) that is designed to, or causes, any customer, supplier, lessor, licensor or other business associate of any Group Company whose relationship with such Group Company is material to such Group Company or the Group as a whole to terminate or adversely amend their existing contractual arrangement with any Group Company.

5.2 Restrictions on the Vendor

Without prejudice to the generality of Clause 5.1, the Vendor shall procure that each Group Company shall confer with the Purchaser in relation to all material matters concerning the management of such Group Company in the period between the date of this Agreement and Completion and during such period shall procure that each Group Company shall not, except as may be required to give effect to and comply with the Transactions Documents, without the prior written consent of the Purchaser:

5.2.1 issue or agree to create or issue any share, warrant or other securities or loan capital or grant or agree to grant any option over or right to acquire or convert into any share or loan capital, reduce or redeem any of its share or registered capital or otherwise take any action which might result in the Purchaser acquiring on Completion a percentage interest in the Company lower than that contemplated in this Agreement; the Company reducing its equity interest in the InnoMed or InnoMed reducing its equity interest in each of the Shanghai Companies;

5.2.2 consolidate, sub-divide, convert and/or cancel or vary the rights of any of its authorised or issued share capital;

5.2.3 whether directly or indirectly, create any fixed or floating charge, lien or other Encumbrance over the whole or any part of its issued shares, securities and/or properties and assets (including the Patents);

5.2.4 alter its memorandum and articles of association (or equivalent constitutional documents);

5.2.5 change or enter into agreement to change the composition of its board of directors;

5.2.6 purchase or redeem any share or provide financial assistance for any such purchase;

5.2.7 make any change in the nature, scope or organisation of its business or dispose of the whole of its business undertaking or property or a substantial part thereof;

5.2.8 acquire or form any subsidiary or acquire any shares or make any capital investment in any person or acquire the whole or any substantial part of the business undertaking, assets or business of any other person or enter into any joint venture or partnership with any other person;

5.2.9 acquire or take any option or right of pre-emption in respect of any material asset or any interest therein or sell, transfer or otherwise dispose of any assets of whatsoever nature except in the ordinary course of business and for a fair consideration;

5.2. 10 purchase, lease or assume possession of any real property or grant any lease or third party right in respect of any of the real property currently held;

5.2.11 amend, change or terminate the terms of the InnoMed Share Purchase
Agreement and the Shanghai Ying Sheng Equity Transfer Agreement;

5.2.12 permit any of the Patents, its licenses, permits, approvals granted by Governmental Authority to lapse or do anything which would cancel or make any of those licenses, permits, or approvals void or invalid;

5.2.13 enter into any contract or incur any commitment involving any capital expenditure in excess of US$50,000.00 individually or US$200,000.00 in the aggregate ;

5.2.14 incur any commitment which is not capable of being terminated without compensation at any time within three months' notice or less or which is not in the ordinary and usual course of business or which involves or may involve total annual expenditure in excess of US$ 100,000.00;

5.2.15 incur any borrowings or incur any indebtedness other then the InnoMed Shareholder Loan in excess of US$25,000.00 otherwise than in the ordinary course of business;

5.2.16 save as required by law or as required in accordance with the terms of the relevant employment contracts, make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension and other benefits) of any employee, provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependents, or dismiss any employee or engage or appoint any additional employee;

5.2.17 acquire or agree to acquire or dispose of or agree to dispose of any asset (including the Patents and other intangible assets) the value of which exceeds US$100,000.00, otherwise than in the ordinary course of business;

5.2.18 enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of the relevant Group Company's assets (including the Patents) or undertaking;

5.2.19 enter into any insurance contract ;

5.2.20 acquire or agree to acquire any share, shares or loan capital or other security or equity of any kind in any person;

5.2.21 declare, authorise, make or pay any dividend or other distribution to shareholders (whether in cash, stock or in kind);

5.2.22 make any change to the relevant Group Company's accounting practices or policies or amend the relevant Group Company's memorandum or articles of association or equivalent constitutional documents;

5.2.23 commence any litigation or arbitration proceedings or comprise or settle any litigation or arbitration proceedings or any action, demand or dispute or waive a right in relation to litigation or arbitration proceedings;

5.2.24 make or agree to make any payment in excess of US$200,000.00whether in a single payment or a series of related payments, in each case, other than in the ordinary course of business;

5.2.25 pass any shareholder or board resolution for the winding-up or for the appointment of an administrator, administrative receive, receive, liquidator or similar in respect of any Group Company, or the increase or reduction of the share or registered capital of any Group Company;

5.2.26 release, discharge or compound any liability or claim, where such liability or claim exceeds US$ 100,000.00;

5.2.27 make or agree to make any payment to any Vendor, the InnoMed Owner, Mr. Hu or any of their respective Affiliate;

5.2.28 enter into any transaction or arrangement other than for full consideration and on arm's length terms, including to give or receive any service otherwise than at market value;

5.2.29 enter into any long term, abnormal or unusual contract including to enter into or vary any contract or assume any liability which is outside the ordinary or proper course of the business of the Group Companies;

5.2.30 do any act or thing which would have a Material Adverse Effect; or 5.2.31 negotiate or agree, conditional or otherwise, to do any of the foregoing.

6. Completion

6.1 Date and Place

Completion shall take place on the Completion Date at the offices of the Purchaser (or such other time and place as the Purchaser and the Vendor may agree in writing) when all (but not some only) of the events described in this Clause 6 shall occur.

6.2 Vendor's Obligations

At Completion, each of the Vendor and the Company shall cause to be delivered to the Purchaser:

(a) evidence to the satisfaction of the Purchaser of the satisfaction of the Conditions set out in Clauses 4.1.2 to 4.1.7;

(b) a copy of the board resolutions duly passed by the directors of the Vendor approving the sale of the Sale Shares, the allotment and issue of the Subscription Shares by the Company and any other transactions contemplated in this Agreement and authorizing the execution of, and the performance by the Vendor of its obligations under each of the Transaction Documents to which it is a party, certified as a true copy by a director of the Vendor;

(c) a copy of the resolutions duly passed by the members of the Vendor approving the sale of the Sale Shares, the allotment and issue of the Subscription Shares by the Company and any other transactions contemplated in this Agreement and authorizing the execution of, and the performance by the Vendor of its obligations under each of the Transaction Documents to which it is a party, certified as a true copy by a director of the Vendor;

(d) in respect of the Sale Shares (i) the existing share certificate(s) in respect of the Sale Shares issued in the name of the Vendor; (ii) transfer instrument(s) executed by the Vendor in respect of the transfer of the Sale Shares to the Purchaser or its designated nominee(s); and (iii) any power of attorney under which any such transfer instruments are executed;

(e) (if required by the Purchaser) irrevocable power of attorney (in such form as the Purchaser may require) executed by the Vendor in favour of the Purchaser or its designated nominee(s) to enable the Purchaser or its designated nominee(s) (pending registration of the relevant transfer instrument(s)) to exercise all voting and other rights attaching to the Sale Shares and to appoint proxies for this purpose;

(f) the written resignations of those directors and secretary of each Group Company who shall not continue his office as a director or secretary (as the case may be) to take effect on the Completion Date, with an acknowledgement signed by each of them to the effect that he has no claim against such Group Company;

(g) a certificate of the Vendor confirming that:

(i) the Warranties remain true and accurate and not misleading as at the Completion Date;

(ii) all covenants and agreements required to be performed by it under this Agreement on or prior to the Completion Date have been performed;

(iii) it is not aware of the occurrence of any event or any change of circumstances which has a Material Adverse Effect; and

(iv) it is not aware of any notice, order, judgment, action or proceeding of any court, arbitrator, Governmental Authority, statutory or regulatory body having been served, issued or made which restrains, prohibits or makes unlawful any transaction contemplated by this Agreement or which is reasonably likely to materially and adversely affect the right of the Purchaser to own the legal and beneficial title to the Sale Shares and the Subscription Shares, free from Encumbrances;

(h) the Deed of Taxation Indemnity, the Vendor CPS Charge and the InnoMed Owner CPS Charge, all duly executed by all parties thereto (other than the Purchaser);

(i) service agreement in forms and substance approved by the Purchaser duly executed by the relevant Group Company with each member of the Key Management;

(j) a copy of the board resolutions of the Company certified true by an existing director of the Company evidencing the approval of (i) the transfer of the Sale Shares by the Vendor to the Purchaser or its designated nominee(s); (ii) the subscription of the Subscription Shares by the Purchaser or its designated nominee(s) and the allotment and issue of the Subscription Shares by the Company; (iii) the resignations referred to in Clause 6.2(f); (iii) the appointment of such persons nominated by the Purchaser as new directors of the Company such that not more than one-third of the members of the board of directors of the Company shall be members of the Key Management with the remaining members of the board being persons nominated by the Purchaser; and (iv) alteration of the bank mandates, if any, of the bank accounts of the Group Company with effect from Completion in the manner specified by the Purchaser;

(k) a copy of the board resolutions of each Group Company other than the Company certified true by an existing director of such Group Company evidencing the approval of (i) the resignations referred to in Clause 6.2(e); (ii) the appointment of such persons nominated by the Purchaser as new directors of such Group Company such that not more than one-third of the members of the board of directors of the Company shall be members of the Key Management with the remaining members of the board being persons nominated by the Purchaser; and (iii) alteration of the bank mandates, if any, of such Group Company with effect from Completion in the manner specified by the Purchaser;

(l) in respect of each Group Company (i) the statutory books and minute books (which shall be written up to but not including the Completion Date); (ii) the memorandum and articles of association and bye-laws or other equivalent constitutional documents; (iii) the certificate of incorporation (and any certificate of incorporation on change of name) or equivalent documents; (iv) the business registration certificate or licence (if any); (v) tax returns relating to unresolved assessments or for the current and past fiscal years (if any) (vi) common seal (if any); (vii) title documents (if any); and (viii) all material correspondence with external parties, if any, including with its lawyers or accountants or with any tax or revenue departments in relation to the affairs of any of the Group Companies;

(m) a certificate of good standing issued by the Registrar of Corporate Affairs in the British Virgin Islands in respect of the Company dated no earlier than seven (7) Business Days prior to the Completion, certifying that the relevant company is on the Register of Companies, has paid all required fees, and is in good standing under the laws of the British Virgin Islands;

(n) a certificate of incumbency in respect of the Company dated no earlier than seven (7) Business Days prior to the Completion in form satisfactory to the Purchaser;

(o) a copy of the legal opinion(s) issued by the Vendor's counsel(s) dated the Completion Date and addressed to the Company, in form and substance satisfactory to the Purchaser, in accordance with Clause 4.1.4;

(p) all certificates, instruments and documents deliverable to the Purchaser under clause 3 of the Vendor CPS Charge and clause 3 of the InnoMed Owner CPS Charge;

(q) a copy of the board resolutions of the Company certified true by an existing director of the Company evidencing the approval of the purchase by the Company of the entire issued share capital in and the InnoMed Shareholder's Loan of InnoMed from the InnoMed Owner;

(r) a copy of the board resolutions of InnoMed certified true by an existing director of InnoMed and an existing director of the Company evidencing the approval of the transfer of the entire issued share capital in and assignment of the InnoMed Shareholder's Loan of InnoMed by the InnoMed Owner to the Company;

(s) in respect of the transfer of all the issued shares in InnoMed to the Company (i) the existing share certificate(s) in respect of all the issued shares which represent the entire issued share capital in InnoMed issued in the name of the InnoMed Owner; (ii) transfer instrument(s) executed by the InnoMed Owner in respect of the transfer of the issued shares in (i) above to the Company; (iii) any power of attorney under which any such transfer instruments are executed; (iv) new share certificate(s) which cover all the shares in InnoMed to be transferred to the Company duly allotted and issued by the Company and approved by the board of directors of InnoMed; and (v) deed of assignment of the InnoMed Shareholder's Loan, duly executed by the InnoMed Owner and InnoMed in favour of the Company; and

(t) the Completion Accounts.

6.3 Purchaser's Obligations

At Completion, the Purchaser shall cause to be delivered to the Vendor:

(a) a copy of the board resolutions duly passed by the directors of the Purchaser approving the purchase of the Sale Share, the subscription of the Subscription Shares and any other transactions contemplated in this Agreement and authorising the execution of, and the performance by the Purchaser of its obligations under this Agreement, the MIV Share Charge, the Vendor CPS Charge and the InnoMed Owner CPS Charge, certified as a true copy by a director of the Purchaser;

(b) duly completed instrument of transfer with respect to the transfer of the Sale
Shares; and

(c) duly completed application for subscription of the Subscription Shares.

6.4 Simultaneous Completion

The Purchaser or its designated nominee(s) shall not be obliged to complete the sale and purchase of any of the Sale Shares and the subscription of Subscription Shares unless the sale and purchase of all the Sale Shares and the subscription of all the Subscription Shares is completed simultaneously.

6.5 Right to Terminate

If the foregoing provisions of this Clause 6 are not fully complied with by the Vendor (the "Defaulting Party") by or on the date set for Completion, the Purchaser (the "Non-Defaulting Party") shall be entitled (in addition to and without prejudice to all other rights or remedies available to the Non-Defaulting Party including the right to claim damages) by written notice to the Defaulting Party served on such date to:

6.5.1 effect Completion so far as practicable having regard to the defaults which have occurred;

6.5.2 fix a new date for Completion (being a date no later than five Business Days after the agreed date for Completion), in which case the foregoing provisions of Clause 6.2 and 6.3 shall apply to Completion as so deferred; or

6.5.3 elect to terminate this Agreement, whereupon all rights and obligations of the Parties shall cease to have effect, provided however that (a) the Surviving Provisions shall continue in force following the termination of this Agreement; and (b) the termination of this Agreement shall be without prejudice to the rights and liabilities of each Party accrued prior to such termination.

7. Post Completion Management

7.1 Management of the Company

The Purchaser agrees that for the period ending no earlier than 31 March 2013 after Completion, the medical device business of the Group shall be primarily operated by the Key Management without interference in the operations by persons who are not experienced in the industry provided that (i) all financial and accounting matters of the Group shall be managed by a professionally qualified financial controller nominated by the Purchaser and (ii) in the event of a material breach of any of the service agreements entered into by any member of the Key Management, the Purchaser may, in its absolute discretion, determine his or her employment in accordance with the terms of the service agreement.

7.2 Incentive to the Key Management

In the event that the annual audited Consolidated Net Profit After Tax of the Group prepared under the HKGAAP and audited by the auditors of the Purchaser exceeds RMB 100 million (Renminbi One Hundred Million) (or the equivalent in HK$) for any financial year after Completion, the Purchaser agrees that it shall initiate and undertake discussions in good faith with the Key Management and resolve on the best possible way to realize the most potential from the medical device business engaged by the Group, (a) by way of free stock options to the Key Management up to, in aggregate, 10% of the entire issued share capital of the holding company of the Group subject to the capital market activities referred to in (b) below and the free stock options to the Key Management in the holding company of the Group subject to the capital market activities referred to in (b) below shall be increased, in aggregate, to 12% of the entire issued share capital of the holding company of the Group subject to the capital market activities referred to in (b) below in the event that the annual audited Consolidated Net Profit After Tax of the Group prepared under the HKGAAP and audited by the auditors of CCT Tech exceeds RMB 150 million (Renminbi One Hundred and Fifty Million) (or the equivalent in HK$) for any financial year after Completion and for the avoidance of doubt, the free stock option in such holding company as aforesaid to be granted to the Key Management shall only be granted once and shall not be granted on an annual basis; and (b) the Purchaser agrees to consider capital market activities including a spin-off or a trade sale of the Group, whichever is most appropriate given the market conditions at the relevant time. The grant of the free stock options in such holding company as aforesaid to the Key Management and/or the capital market activities are subject to compliance with the Listing Rules and other applicable regulatory requirements and where applicable, the approval of the shareholders of the Purchaser at a special general meeting of the Purchaser.

8. Warranties, Indemnities and Guarantee

8.1 True and Accurate

Each of the Vendor and the Company hereby jointly and severally represents, warrants and undertakes to and with the Purchaser that:

8.1.1 each Warranty is true and accurate and not misleading in any respect as at the date of this Agreement; and

8.1.2 each Warranty shall be true and accurate and not misleading in any respect as at Completion as if they had been given again at Completion and for this purpose only, where there is an express or implied reference in a Warranty to "the date of this Agreement", that reference is to be construed as a reference to Completion.

8.2 Reliance

Each of the Vendor and the Company acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties given by the Vendor and the Company, and has been induced by them to enter into this Agreement. The Purchaser acknowledges that the Vendor and the Company have entered into this Agreement in reliance upon the Warranties given by the Purchaser, and has been induced by them to enter into this Agreement.

8.3 Separate and Independent

Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

8.4 Purchaser's Knowledge

No information relating to the Group or the Vendor of which the Purchaser or any of its Affiliates or its or their directors, officers, employees, agents or advisors has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Warranties or any other provision of this Agreement or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion.

8.5 Act or Omission

Each of the Vendor and Company shall and shall procure that (save only as may be necessary to give effect to this Agreement or with the prior written consent or at the written request of the Purchaser) neither they nor, to the extent that the same is within their respective powers, any Group Company shall do, allow or procure any act or omission before Completion which would be reasonably likely to constitute a breach of any of the Warranties in any respect if they were given at or any time prior to Completion or which would make any of the Warranties untrue, inaccurate or misleading if they were so given.

8.6 Disclosure Prior to Completion

Each of the Vendor and the Company agrees to promptly disclose to the Purchaser in writing immediately upon becoming aware of any fact, condition, change, matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement and prior to Completion which:

8.6.1 constitutes a breach of any of the Warranties made by the Vendor and the Company in Clause 8.1; or

8.6.2 has, or would reasonably be expected to have, a Material Adverse Effect.

For the avoidance of doubt, no such disclosure given pursuant to this Clause 8.5 following the date of this Agreement shall be deemed to qualify or limit in any way any of the Warranties.

8.7 Indemnity in respect of the Warranties

From and after the Completion, each of the Vendor and Company hereby jointly and severally covenants and undertakes to and with the Purchaser to indemnify and hold harmless the Purchaser and its Affiliates, or at the Purchaser's direction any Group Company, from and against any and all Costs which they may at any time and from time to time sustain, incur or suffer as a result of or arising from any breach of any of the representations made by the Vendor in Clause 8.1 up to a maximum of US$100 million provided that the Vendor may, subject to compliance with all applicable laws and regulations, satisfy such Costs by delivering to the Purchaser the Redeemable CPS for redemption by the Purchaser at a price of HK$0.18 per Redeemable CPS.

8.8 Authority and Capacity of the Vendor and the Company

Each of the Vendor and the Company hereby jointly and severally represents, warrants and undertakes to and with the Purchaser that each of the following statements is at the date of this Agreement, and shall at Completion be, true and accurate and not misleading:

8.8.1 each of the Vendor and the Company and the InnoMed Owneris an entity duly organised and validly existing under the laws of its jurisdiction of incorporation or establishment;

8.8.2 each of the Vendor, the Company and the InnoMed Owner has the legal right and full power and authority to enter into and perform this Agreement and any other Transactions Documents to which it is a party, which when executed shall constitute valid and binding obligations on it, in accordance with their respective terms;

8.8.3 the execution, delivery and performance of this Agreement and any other Transactions Documents by each of the Vendor, the Company and the InnoMed Owner to which each of the Vendor, the Company and the InnoMed Owner is a party has been duly authorised and approved by all necessary corporate (or equivalent) action and no other corporate (or equivalent) approval is required by it;

8.8.4 the execution and delivery of, and the performance by each of the Vendor, the Company and the InnoMed Owner of its obligations under, this Agreement and any other Transactions Documents to which it is a party shall not (a) result in a breach of (i) any provision of its memorandum or articles of association or equivalent constitutional documents to the extent applicable; or (ii) any law, regulation, order, judgment or decree applicable to it; or (b) require any consent or approval of any Governmental Authority; and

8.8.5 each of the Transactions Documents shall be legal, valid and binding and enforceable against each party thereto (other than the Purchaser) in accordance with its terms.

8.9 Warranties of the Purchaser

The Purchaser represents, warrants and undertakes to the Company and the Vendor that each of the following statements is at the date of this Agreement, and shall at Completion be, true and accurate and not misleading:

8.9.1 the Purchaser is an entity duly organised and validly existing under the laws of its jurisdiction of incorporation or establishment;

8.9.2 subject to Clause 4.1, the Purchaser has the legal right and full power and authority to enter into and perform this Agreement and any other Transactions Documents to which it is a party, which when executed shall constitute valid and binding obligations on it, in accordance with their respective terms;

8.9.3 subject to Clause 4.1, the execution, delivery and performance of this Agreement and any other Transactions Documents to which the Purchaser is a party has been duly authorised and approved by all necessary corporate (or equivalent) action and no other corporate (or equivalent) approval is required by it;

8.9.4 subject to Clause 4.1, the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and any other Transactions Documents to which it is a party shall not (a) result in a breach of (i) any provision of its constitutional documents; or (ii) any law, regulation, order, judgment or decree applicable to it; or (b) require any consent or approval of any Governmental Authority;

8.9.5 subject to Clause 4.1 and Completion, the Redeemable CPS to be issued to the Vendor and the InnoMed Owner pursuant to this Agreement shall, on Completion be duly authorised and upon issue, shall be validly allotted, issued, and fully paid up and free from all Encumbrances;

8.9.6 subject to Clause 4.1, Completion and subject to the terms of this Agreement, the Redeemable CPS issued to the Vendor and the InnoMed Owner shall be capable of being converted into ordinary shares of the Purchaser which shall be listed and can be dealt with on the Stock Exchange; and

8.9.7 the Purchaser is not in breach of any rules, regulations or requirements of the Stock Exchange or its listing agreement made with the Stock Exchange (and, without limiting the foregoing, all announcements, other disclosures, registrations and filings required to be made by the Purchaser under or in accordance with any such rules, regulations or requirements, or pursuant to such listing agreement, have been duly made); the Purchaser has complied and will comply with all other applicable rules, regulations and other requirements material or relevant to the transactions contemplated by this Agreement (including rules governing restrictions on and/or disclosure of dealings) and, to the best of its knowledge, is not aware of any breach of any such rule, regulation or other requirement by any person.

8.10 Vendor's Guarantee

8.10.1 The Vendor guarantees unconditionally and irrevocably the due and punctual observance and performance by the Company of all the agreements, obligations, commitments and undertakings contained in this Agreement and the other Transactions Documents (the "Guaranteed Obligations").

8.10.2 Without prejudice to the Purchaser's rights against the Company, as between the Purchaser and the Vendor, the Vendor shall be liable under Clause 8.10.1 as if it were the sole principal debtor and not merely a surety, and the liability of the Vendor under Clause 8.10.1 shall not be released, discharged or diminished by any amendment, variation, compounding, compromise or release of the Guaranteed Obligations or any forbearance, neglect or delay in enforcing or seeking performance of the Guaranteed Obligations or any granting of time for such performance, indulgence or other relief to the Company in respect of such performance.

8.10.3 The guarantee provided by the Vendor in this Clause 8.10 is to be a continuing guarantee and accordingly is to remain in force until all Guaranteed Obligations shall have been performed or satisfied. This guarantee shall cover all Guaranteed Obligations notwithstanding the liquidation, insolvency, dissolution, incapacity or any change in the constitution of the Company until the last claim whatsoever against the Company has been satisfied in full.

8.10.4 Should any Guaranteed Obligation which, if valid or enforceable, would be the subject of the guarantee in this Clause 8.10, be or become wholly or in part invalid or unenforceable against the Company by reason of any defect in or insufficiency or want of powers or authorisation of the Company or irregular or improper purported exercise thereof or breach or want of authority by any person purporting to act on behalf of the Company or because any of the rights have become barred by reason of any legal limitation (save for any statutory limitation period), disability, incapacity or any other fact or circumstance whether or not known to the Company, the Vendor shall nevertheless be liable to the Purchaser notwithstanding the avoidance or invalidity of any term or condition of this Agreement whatsoever (including, without limitation, avoidance under any enactment relating to liquidation) in respect of that Guaranteed Obligation as if the same were wholly valid and enforceable.

8.10.5 The Purchaser shall not be obliged before exercising any of the rights, powers or remedies conferred upon them by this Clause 8.10 or by law to (a) make any demand on the Company, (b) take any action or obtain judgment in any court against the Company or (c) make or file any claim or proof in a winding up or dissolution of the Company. The guarantee provided by the Vendor in this Clause 8.10 may be enforced against it by the Purchaser at any time without first instituting legal proceedings against the Company in the first instance or joining in the Company as a party in the same proceedings against it.

8.11 Limitation on the liability of the Company and the Vendor

Subject to any specific indemnity in this Agreement and the provisions of the InnoMed Owner CPS, the Vendor CPS Charge and the Deed of Taxation Indemnity:

8.11.1 each of the Company and the Vendor shall not be liable in respect of a Claim to the extent that the facts and circumstances directly giving rise to the Claim or claim have been fairly and accurately disclosed in this Agreement;

8.11.2 each of the Company and the Vendor shall not be liable for any Claim unless the Purchaser gives written notice to the Vendor and/or the Company of any matter or event which may give rise to the Claim as soon as practically after the Purchaser becomes aware of such matter or event together with reasonable details of the nature of such Claim then known to the Purchaser;

8.11.3 each of the Company and the Vendor shall not be liable for any General Claim unless the Purchaser gives written notice containing reasonable details of the nature of the General Claim, including, to the extent practicable, the Purchaser's estimate of the amount of the General Claim, to the Company and/or the Vendor on or before the date being three (3) years from Completion. The Vendor shall not be liable for any Tax Claim unless the Purchaser gives written notice containing reasonable details of the nature of the Tax Claim, including the Purchaser's estimate of the amount of the Tax Claim, to the the Company and/or the Vendor on or before the date being seven (7) years from Completion. The Company and the Vendor undertakes to the Purchaser that it shall notify the Purchaser immediately upon it becoming aware of any circumstances which may give rise to a Claim;

8.11.4 to the extent that a Claim arises out of a liability which at the time that it is notified to the Company and/or the Vendor is contingent only, the Company and/or the Vendor shall not be under any obligation to make any payment to the Purchaser until the liability ceases to be contingent;

8.11.5 a Claim shall not be enforceable against the Company and/or the Vendor and shall be deemed to have been withdrawn, and no new Claim may be made in respect of the facts giving rise to such Claim, unless legal proceedings in respect of such Claim are commenced (by being issued and served):

within 6 months of the such Claim ceasing to be contingent, if the Claim is based upon what, at the time of service of notice of the Claim on the Company and/or the Vendor, was a contingent liability; and

within 12 months of service of notice of the Claim on the Company and/or the Vendor with regard to any other Claim;

8.11.6 the aggregate amount of the liability of the Vendor in respect of the aggregate of all Claims shall not exceed a maximum of US$100 million provided that the Vendor may subject to compliance with all applicable laws and regulations, satisfy such Claims by delivering to the Purchaser the Redeemable CPS for redemption by the Purchaser at a price of HK$0.18 per Redeemable CPS.;

8.11.7 the Company and/or Vendor shall have no liability in respect of any Claim unless the amount of the Claim (excluding interest and costs) exceeds US$1,000,000 in which case the Company and/or the Vendors shall be liable for the entire amount and not merely the excess. For this purpose, if a Claim relates to more than one event or circumstance which would separately constitute a Claim that Claim shall be treated as a separate Claim in respect of each event or circumstance;

8.11.8 each of the Company and the Vendor shall not be liable in respect of a Claim to the extent that the Claim would not have arisen but for an act or omission of the Purchaser after Completion or to the extent that the Claim would not have arisen but for a breach of this Agreement by the Purchaser;

8.11.9 each of the Company and the Vendor shall not be liable in respect of a Claim to the extent that the Claim arises or is increased as a result of:

(a) a change in law, administrative practice or published interpretation of the law, after the date of this Agreement;

(b) any change in generally accepted accounting practice after the Management Accounts Date;

(c) any change in the accounting policies or practice of the Purchaser, its subsidiaries (other than the Group Companies), its parent companies, subsidiaries of its parent companies, after the Management Accounts Date; or

(d) the passing of any legislation, or making of any subordinate legislation after the date of this Agreement.

8.11.10 each of the Company and the Vendor shall not be liable in respect of a Claim to the extent that the Claim relates to any matter adequately provided for, or included as a liability or disclosed, in the Management Accounts and/or the Completion Accounts;

8.11.11nothing in this Clause 8.11 restricts or limits the general obligation at law of each of the Purchaser and the Group Companies to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of any Warranty or any other provision of this Agreement or in relation to any other matter, event or circumstance which gives rise to a Claim. Where the Company and/or the Vendor is or may become under any obligation to make any payment to the Purchaser pursuant to this Agreement the Purchaser shall act reasonably in relation to matters giving rise to such payment and take all reasonable steps to mitigate the loss in respect of which the payment is or may become due;

8.11.12 the Purchaser agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more Claims. For this purpose, recovery by the Group Companies shall be deemed to be recovery by the Purchaser;

8.11.13 each of the Company and the Vendor shall not be liable to the Purchaser for any indirect or consequential loss, loss of profit or punitive damages;

8.11.14 each of the Company and the Vendor shall not be liable for any Claim arising from any loss suffered or payment made by the Purchaser or any Group Company which would not have been suffered or made had such company not given warranties to any person (other than the Purchaser) acquiring all or part of the shares in or assets or undertaking of any Group Company on or after Completion;

8.11.15this Clause 8.11 applies notwithstanding any other provision of this Agreement to the contrary and shall not cease to have effect as a consequence of any rescission or termination of any other provisions of this Agreement; and

8.11.16the limitations on the liability of the Company and the Vendor set out in this Clause 8.11 shall not apply in relation to the Vendor to the extent that the Claim is in respect of the fraud of the Vendor.

8.12 Limitation on the Purchaser's liability

8.12.1 The Purchaser shall not be liable in respect of a Claim to the extent that the facts and circumstances directly giving rise to the Claim or claim have been fairly and accurately disclosed to the Vendor and the Company prior to Completion.

8.12.2 The Purchaser shall not be liable for any Claim unless the Vendor and the Company gives written notice to the Purchaser of any matter or event which may give rise to the Claim reasonably after the Vendor and the Company become aware of such matter or event together with reasonable details of the nature of such Claim then known to the Vendor and the Company.

8.12.3 The Purchaser shall not be liable for any General Claim unless the Vendor and the Company gives written notice containing reasonable details of the nature of the General Claim, including, to the extent practicable, the Vendor and the Company's estimate of the amount of the General Claim, to the Purchaser on or before the date being three (3) years from Completion. The Purchaser undertakes to the Vendor and the Company that it shall notify the Vendor and the Company immediately upon it becoming aware of any circumstances which may give rise to a Claim.

8.12.4 To the extent that a Claim arises out of a liability which at the time that it is notified to the Purchaser is contingent only, the Purchaser shall not be under any obligation to make any payment to the Vendor and the Company until the liability ceases to be contingent.

8.12.5 A Claim shall not be enforceable against the Purchaser and shall be deemed to have been withdrawn, and no new Claim may be made in respect of the facts giving rise to such Claim, unless legal proceedings in respect of such Claim are commenced (by being issued and served):

within 6 months of the such Claim ceasing to be contingent, if the Claim is based upon what, at the time of service of notice of the Claim on the Purchaser, was a contingent liability; and

within 12 months of service of notice of the Claim on the Purchaser with regard to any other Claim.

8.12.6 The aggregate amount of the liability of the Purchaser in respect of the aggregate of all Claims shall not exceed a maximum of US$ 100 million.

8.12.7 The Purchaser shall have no liability in respect of any Claim unless the amount of the Claim (excluding interest and costs) exceeds US$1,000,000 in which case the Purchasers shall be liable for the entire amount and not merely the excess. For this purpose, if a Claim relates to more than one event or circumstance which would separately constitute a Claim that Claim shall be treated as a separate Claim in respect of each event or circumstance.

8.12.8 The Purchaser shall not be liable in respect of a Claim to the extent that the Claim would not have arisen but for an act or omission of the Vendor and/or the Company after Completion or to the extent that the Claim would not have arisen but for a breach of this Agreement by the Vendor and/or any of the Group Companies.

8.12.9 The Purchaser shall not be liable in respect of a Claim to the extent that the Claim arises or is increased as a result of:

a change in law, administrative practice or published interpretation of the law, after the date of this Agreement; or

the passing of any legislation, or making of any subordinate legislation after the date of this Agreement.

8.12. 10 Nothing in this Clause 8.12 restricts or limits the general obligation at law of each of the Purchaser and its subsidiaries to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of any Warranty or any other provision of this Agreement or in relation to any other matter, event or circumstance which gives rise to a Claim. Where the Purchaser is or may become under any obligation to make any payment to the Purchaser pursuant to this Agreement the Purchaser shall act reasonably in relation to matters giving rise to such payment and take all reasonable steps to mitigate the loss in respect of which the payment is or may become due;

8.12.11 The Vendor and the Company agrees that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more Claims.

8.12.12 The Purchaser shall not be liable to the Vendor and the Company for any indirect or consequential loss, loss of profit or punitive damages;

8.12.13 The Purchaser shall not be liable to any Claim arising from any loss suffered or payment made by the Vendor and the Company or any Group Company which would not have been suffered or made had such company not given warranties to any person (other than the Vendor) acquiring all or part of the shares in or assets or undertaking of the Vendor and any Group Company on or after Completion;

8.12.14 This Clause 8.12 applies notwithstanding any other provision of this Agreement to the contrary and shall not cease to have effect as a consequence of any rescission or termination of any other provisions of this Agreement.

8.12.15 The limitations on the liability of the Purchaser set out in this Clause 8.12 shall not apply in relation to the Purchaser to the extent that the Claim is in respect of the fraud of the Purchaser.

9. Restrictions on the Vendor

9.1 Definitions

For the purposes of this Clause 9, the following words and expressions shall have the following meanings:

"Affiliate" or "Affiliates" means, in the case of a person which is an entity, (a) any person or entity which, directly or indirectly, is in control of, is controlled by, or is under common control with the person, and (b) any person who is an executive director or an executive (i.e. head of his/her respective department) of the person who has access to any Confidential Information. For the purposes of this definition, "control" of a person or entity means the power, directly or indirectly, either to (i) vote a majority of the securities having ordinary voting power; (ii) determine the majority of the board of directors of such person or entity; or (iii) by management contract have the right to control the management and day-to-day operations of such person or entity.

9.2 Restrictions on the Vendor and the InnoMed Owner

The Vendor agrees and undertakes with the Purchaser that for so long as any of the Vendor and the InnoMed Owner or their respective Affiliates hold any Redeemable CPS or any ordinary shares in the capital of the Purchaser converted therefrom or is otherwise a substantial shareholder (within the meaning of the Listing Rules) of the Purchaser and for a period of 2 years after it ceases to be a substantial shareholder, none of the Vendor, the InnoMed Owner, or their respective Affiliates shall, either on their own behalves or as agents and either directly or indirectly:

9.2.1 carry on, be engaged, concerned or interested in or in any way assist in any business similar to or which may compete (either directly or indirectly) with any business carried on by any member the Group at any time and in anywhere in the world (including but not limited to PRC) where any Group Company carries on business during the 12 months preceding the relevant date of cessation;

9.2.2 canvass or solicit or accept orders from or do business with any person with whom the Group has done business during the 12 months preceding the relevant date of cessation, or otherwise induce or endeavour to induce any such person to cease being a customer of the Group; and

9.2.3 at any time after the date of this Agreement do or say anything which may be harmful to the reputation of the Group or which may lead any person to reduce their level of business with the Group or seek to improve their terms of trade with the Group;

save that, prior to obtaining the CE Marking of the Specified Product by the Company or the obtaining of the SFDA approval of the Specified Product by Shanghai Ying Sheng, whatever is the earlier, there will be similar business carried out by the Vendor, the InnoMed Owner or their respective affiliates.

9.3 Validity and Effectiveness

While the restrictions contained in this Clause 9 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Group and the Purchaser but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

10. Put Option

10.1 Definitions

For the purpose of this Clause 10, where the context so admits, the following words and expressions shall have the following meanings:

"Exercise Notice" a notice in writing pursuant to which the Put Option is exercised;

"Exercise Period" the period commencing on 1 April 2013 and ending on 25 July 2013 (both dates inclusive);

"Option Completion Date" means 10:00 a.m. (Hong Kong time) on the second Business Day next following the date on which all the conditions set out in Clause 10.6 are satisfied or waived in accordance with this Agreement or such other time and date as may be agreed between the Purchaser and the Vendor in writing, on which completion of the exercise of the Put Option shall take place;

"Option Price" has the meaning set forth in Clause 10.3;

"Put Option" has the meaning set forth in Clause 10.2; and

"Term" the period commencing on the Completion Date and ending on 31 August 2013 (both dates inclusive).

10.2 Grant of Put Option

In consideration of the sum of HK$1.00 now paid by the Purchaser to the Vendor (receipt of which the Vendor hereby acknowledges), subject to Completion, the Vendor hereby grants to the Purchaser the right (the "Put Option") to require the Vendor to acquire all but not part of the Sale Shares and the Subscription Shares from the Purchaser at the Option Price.

10.3 Option Price

The Option Price shall comprise the following:

10.3.1 HK$ 156 million in cash (the "Cash Option Consideration"); and

10.3.2 an amount (the "Non-cash Option Consideration") equal to the multiple of:

(a) the aggregate number of the Consideration Shares issued by the Purchaser pursuant to Clause 3.4 during the period from the date of this Agreement to the Option Completion Date, regardless of whether the Redeemable CPS remain subject to the lock-up undertakings under Clause 3.5, the InnoMed Owner CPS Charge or the Vendor CPS Charge, or have already been converted into Ordinary Shares; and

(b) HK$0.18. 10.4 Exercise of Put Option

10.4.1 Notwithstanding anything to the contrary herein and without prejudice to any rights and remedies which the Purchaser may have, the Put Option shall become exercisable during the Exercise Period in the event that the audited Consolidated Net Profit After Tax of the Group as shown in the audited consolidated financial statements of the Group prepared under the HKGAAP audited by the auditors of the Purchaser does not exceed HK$ 70 million for any financial year ended on or before 31 December 2012.

10.4.2 Upon the Put Option becoming exercisable, the Purchaser may exercise the Put Option by serving the Exercise Notice during the Exercise Period on the Vendor notifying its intention to exercise the Put Option.

10.5 Settlement of Option Price

10.5.1 The Non-cash Option Consideration shall be satisfied by:

10.5.1.1 the Vendor delivering to the Purchaser on or before the Option Completion Date all outstanding Redeemable CPS which, as at the Option Completion Date, remain subject to the lock-up undertakings in Clause 3.5 and/or the InnoMed CPS Charge and the Vendor CPS Charge, for redemption at the price of HK$0.18 per each Redeemable CPS to be redeemed, which shall be off-set against part of the Non-cash Option Consideration; and

10.5.1.2 the Vendor paying the Purchaser in cash in either HK$ or US$ equivalent within 3 months from the Option Completion Date an amount equal to the Non-cash Option Consideration after deducting an amount equal to the multiple of the number of Redeemable CPS delivered to the Purchaser for redemption and cancellation under Clause 10.5.1.1 and HK$0.18. The Vendor shall pay the funds to the bank account of the Purchaser designated in writing by the Purchaser.

10.5.2 The Cash Option Consideration shall be payable by the Vendor to the Purchaser in cash within 3 months from the Option Completion Date and the funds shall be remitted to the bank account of the Purchaser designated in writing by the Purchaser.

10.6 Conditions Precedent to Exercise of Put Option

Completion of the exercise of the Put Option is conditional upon compliance with the Listing Rules and the approval by the independent shareholders of the Purchaser at a special general meeting of the Purchaser of the (i) transfer of the Sales Shares and the Subscription Shares to the Vendor; and (ii) (where required), the redemption and cancellation of those Redeemable CPS under Clause 10.5.1.1;

10.7 Non-satisfaction of Conditions

In the event that any of the conditions set forth in Clause 10.6 is not fulfilled, completion of the redemption of the Redeemable CPS under Clause 10.5.1.1 and the transfer of the Sale Shares and the Subscription Shares pursuant to the exercise of the Put Option shall not be proceeded. In such case, the Purchaser may sell, transfer or dispose of or otherwise deal with the whole or any part of the Redeemable CPS in accordance with the terms of the Vendor CPS Charge and/or the InnoMed Owner CPS Charge (as the case may be) and the Vendor shall assist and shall execute and shall procure the InnoMed Owner (as the case may be) to execute any transfer instrument(s) as required to enable the Purchaser to sell, transfer, or dispose of or otherwise deal with the whole or any part of the Redeemable CPS.

10.8 Completion of the Exercise of the Put Option

10.8.1 Completion of the redemption of the Redeemable CPS pursuant to the exercise of the Put Option shall take place on the Option Completion Date. At completion of the redemption of the Redeemable CPS under Clause 10.5.1.1, the certificates and transfer instrument(s) duly executed by the Vendor and the InnoMed Owner in respect of the transfer of the redeemed Redeemable CPS to the Purchaser shall be delivered to the Purchaser for cancellation.

10.8.2 The Vendor shall comply with Clause 10.5.1.2 and Clause 10.5.2 and pay the amounts in cash to the Purchaser in accordance with the provisions set out in those Clauses.

10.8.3 On the Option Completion Date and until such time when the total Option Price has been settled by the Vendor, the Purchaser may cause, and the Vendor shall procure, that such directors, officers and managers be removed from the offices at the Group and the bank mandates of the Group be altered as the Purchaser may in its absolute discretion direct.

10.8.4 Upon compliance by the Vendor of its obligations under Clauses 10.8.1 and 10.8.2 and subject to all the conditions set forth in Clause 10.6 having been fulfilled, the Purchaser shall:-

(a) transfer the title of the Sale Shares and the Subscription Shares and shall deliver to the Vendor, in respect of the Sale Shares and the Subscription Shares, (i) the existing share certificate(s) issued in the name of the Purchaser or its nominee(s); and (ii) transfer instrument(s) duly executed by the Purchaser or its nominee(s) in respect of the transfer of the Sale Shares and the Subscription Shares to the Vendor;

(b) assign any shareholder's loan owed by any of the Group Companies to the Purchaser to the Vendor;

(c) cause such director, officers and managers of the Group appointed by the Purchaser be removed from office; and

(d) cause the bank authorised signatory be altered as the Vendor may reasonably request.

10.9 Listing of the Put Option

No application shall be made for the listing of the Put Option on the Stock Exchange or any other stock exchange.

11. Confidentiality

11.1 Confidential Information

Each Party undertakes to the other Parties that it shall treat as strictly confidential, and shall procure that its Affiliates and its and their respective directors, officers, employees and advisers treat as strictly confidential, all information (whether oral, graphic, written or in electronic form) which it receives or obtains as a result of entering into or performing this Agreement or the other Transactions Documents (the "Confidential Information"), including, without limitation:

11.1.1 information relating to the business, assets, financial or other affairs of any of the other Parties;

11.1.2 information relating to the provisions and subject matter of this Agreement and the other Transactions Documents;

11.1.3 information relating to the existence of this Agreement and the other Transactions Documents and their purpose; and

11.1.4 information relating to the negotiations leading up to this Agreement and the other Transactions Documents, including any information relating to or in respect of any negotiations and communications between the Parties after the date of this Agreement.

Each Party shall not, and shall procure that its Affiliates and its and their respective directors, officers, employees and advisers shall not, use for its own business purpose or disclose to any third party any Confidential Information without the prior written consent of the other Parties.

11.2 Exclusions

The restrictions contained in Clause 11.1 shall not apply so as to prohibit disclosure or use of any information if and to the extent:

11.2.1 the disclosure or use is required by law or by any securities exchange or Governmental Authority pursuant to rules to which the Parties or their respective holding companies are subject;

11.2.2 the disclosure is made by a Party to its Affiliates or to its or its Affiliates' directors, officers, employees, bankers, auditors, legal counsel, placing agent(s) and advisers provided that such Affiliates or directors, officers, employees, bankers, auditors, legal counsel, placing agent(s) and advisers are subject to the same or substantially equivalent confidentiality obligations as set out in this Clause 11.1;

11.2.3 the information becomes publicly available (other than by a breach of this Agreement);

11.2.4 the other Parties have given prior written consent to the disclosure or use; or

11.2.5 the disclosure or use is required for the purpose of any judicial or arbitration proceedings arising out of this Agreement or any other Transactions Document.

12. Costs

Save as expressly provided in this Agreement, or any other Transactions Document, each Party shall pay its own costs (including Taxes) in connection with the negotiation, preparation, execution and implementation of this Agreement and the other Transactions Documents and any other matters in connection therewith.

13. General

13.1 Successors and Assigns

This Agreement shall be binding upon and enure for the benefit of the successors, assigns and legal personal representatives of the Parties.

13.2 Assignment

13.2.1 Neither the Vendor nor the Company shall assign this Agreement or any of its rights and/or transfer any of its obligations under this Agreement to any third party without the prior written consent of the Purchaser.

13.2.2 The Purchaser may assign and transfer any of its rights (but not its obligations) under this Agreement in whole or in part and without restriction to any of its Affiliates.

13.3 Whole Agreement

This Agreement (together with the other Transactions Documents) constitutes the whole agreement between the Parties relating to the subject matter of this Agreement and shall with effect from the date of this Agreement supersede any previous agreements or arrangements between them relating to the subject matter hereof.

13.4 Variations

No variations of this Agreement shall be effective unless made in writing and signed by all the Parties.

13.5 Agreement Survives Completion

The Warranties and all other provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

13.6 Invalidity

If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

13.7 No Waiver

No failure of a Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

13.8 Further Assurance

At any time after the date of this Agreement, each Party shall, and shall use all reasonable endeavours to procure (to the extent it is legally or contractually entitled to do so) that any necessary third party shall, execute such documents and do such acts and things as the other Parties may reasonable require for the purpose of giving to such Parties the full benefit and provisions of this Agreement.

13.9 Time of the Essence

Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

13.10 Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

14. Notices

14.1 Form and Addresses

Any notice or other communication in connection with this Agreement shall be in writing in English (a "Notice") and shall be sufficiently given or served if delivered or sent:

14. 1.1 in the case of the Vendor, to:

Address: c/o 20th Floor, Alexandra House, Central, Hong Kong

Fax: (852) 2810 0664

Attention: Ms. Denise Jong

14.1.2 in the case of the Company, to:

Address: c/o 20th Floor, Alexandra House, Central, Hong Kong

Fax: (852) 2810 0664

Attention: Ms. Denise Jong

14.1.3 in the case of the Purchaser, to:

Address: 2208, 22/F., St. George's Building, 2 Ice House Street, Central,

Hong Kong

Fax: (852) 2102 8100

Attention: the board of directors

or (in either case) to such other address, or fax number as the relevant Party may have notified to the other Parties in writing in accordance with this Clause 14.

14.2 Delivery

Unless there is evidence that it was received earlier, a Notice is deemed given if: 14.2.1 delivered personally, when left at the address referred to in Clause 14.1;

14.2.2 sent by prepaid registered post or courier, three Business Days (or five Business Days if sent by airmail) after posting it; and

14.2.3 sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine;

15. Governing Law and Arbitration 15.1 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

15.2 Arbitration

15.2.1 Any dispute, controversy or claim arising out of or relating to this Agreement or any other Transactions Document, or the breach, termination or invalidity thereof, (each, a "Dispute") shall be referred to and finally resolved by arbitration in accordance with the provisions of this Clause 15.2.

15.2.2 Where a Dispute is referred to arbitration by any Party, the arbitration shall take place in Hong Kong in accordance with the UNCITRAL Arbitration Rules as at present in force. The appointing authority shall be the HKIAC. The arbitration shall be managed by the HKIAC in accordance with its practice, rules and regulations. The place of arbitration shall be in Hong Kong at the HKIAC. There shall be one arbitrator who shall be appointed by the HKIAC. The language to be used in the arbitral proceedings shall be English and the applicable law of the arbitration shall be Hong Kong law.

15.2.3 The foregoing shall not preclude any Party from seeking interim relief or orders for interim preservation in any Court of competent jurisdiction. Any such application to Court shall not demonstrate an intention to act inconsistently in any way with the agreement to settle disputes by arbitration set out in this Clause 15.2.

15.3 Appointment of Process Agent

15.3.1 The Vendor hereby irrevocably appoints RB Secretariat Limited of 20th Floor Alexandra House, Central, Hong Kong (marked for the attention of: Ms. Denise Jong) as their agent to receive and acknowledge on their behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Vendor for this purpose, the Vendor shall promptly appoint a successor agent reasonably satisfactory to the Purchaser, notify the Purchaser thereof and deliver to the Purchaser a copy of the new process agent's acceptance of appointment, provided that until the Purchaser receives such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of the Vendor for the purposes of this Clause 15.3. The Vendor agrees that any such legal process shall be sufficiently served on them if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Vendor.

15.3.2 The Company hereby irrevocably appoints RB Secretariat Limited of 20th Floor, Alexandra House, Central, Hong Kong (marked for the attention of: Ms. Denise Jong) as their agent to receive and acknowledge on their behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of the Company for this purpose, the Company shall promptly appoint a successor agent reasonably satisfactory to the Purchaser, notify the Purchaser thereof and deliver to the Purchaser a copy of the new process agent's acceptance of appointment, provided that until the Purchaser receives such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of the Company for the purposes of this Clause 15.3. The Company agrees that any such legal process shall be sufficiently served on them if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Company.

Schedule 1
Details of the Group
Part A - Details of the Company

Name:	MIV Scientific Holdings Ltd.
Company Number:	1604922
Address of Registered Office:	ABM Chambers, P.O. Box 2283, Road Town, Tortola, British Virgin Islands.
Date and Place of Incorporation:	15 September 2010, British Virgin Islands
Maximum Number of Shares:	50,000 shares of no par value each
Number of Issued Shares:	80 shares
Directors:	Chris Chen
Secretary:	Nil
Annual Accounts Date:	31 December
Auditors:	Not yet appointed
Shareholders	MIV Therapeutics, Inc

Part B - Details of InnoMed

Name:	InnoMed Scientific Incorporation Limited
Company Number:	954899
Address of Registered Office:	13/F., Kyoto Plaza, 491-499 Lockhart Road, Causeway Bay, Hong Kong.
Date and Place of Incorporation:	10 March 2005, Hong Kong
Authorised Share Capital:	HK$10,000.00
Issued Share Capital:	HK$2.00
Directors:	Mr. Hu
Mr. Kong Chun Fai
Secretary:	Mr. Chung Wai Shing, William
Annual Accounts Date:	31 December
Auditors:	T.O.Yip & Co
Shareholders	InnoMed Scientific Ltd. (Cayman Islands)

Part C - Details of Shanghai Companies

Shanghai Ying Zhong

Name:____

Company Number: 3101 15400250240(浦東)

Address of Registered Office: 中國上海市張江高科技產業東區瑞慶路 528號
21 乙四層 (4/F., 21 Yi, 528 Rui Qing Road, Zhang Jiang Gao Ke Ji Chan Ye Dong Qu, Shanghai City, The PRC)

Date and Place of Establishment: 27 November 2008, Pudong New Area, Shanghai,
PRC

Registered Capital: US$4,000,000.00 (US$800,000.00 paid up)

Legal Representative: Ty Tiefeng HU (胡鐵鋒)

Directors: Mr. Ty Tiefeng HU

Annual Accounts Date: 31 December

Auditors: Shanghai Jing Long Certified Public Accountants
Co., Ltd.

Shareholders InnoMed Scientific Incorporation Limited
Shanghai Ying Sheng

Name: 上海贏生醫療科技有限公司

Company Number: 企獨滬浦總字第 321340號 ( 浦東 )

Address of Registered Office: 中國上海市張江高科技園區蔡倫路 720號 1 號
樓 212室 (Room 212, Yi Hao Lou, 720 Cai Lun Road, Zhang Jiang Gao Ke Ji Yuan Qu, Shanghai City, The PRC)

Date and Place of Establishment 26 December 2005, Pudong New Area, Shanghai,
PRC

Registered Capital: US$1110,000.00 (US$110,000.00 paid up)

Legal Representative: Ty Tiefeng HU (胡鐵鋒)

Directors: Mr. Hu, Ty Tiefeng

Annual Accounts Date:	31 December
Auditors:	Shanghai Jing Long Certified Public Accountants
Co., Ltd.
Sole Shareholder	Ty Tiefeng HU (M)

Schedule 2
Part A - Details of the Patents

Filing No.	Name of application	Country of application	Specifics
M006-	Compositions Formulated for	Canada, The PRC,	Polymer free drug
7011 WO0	Solvent-Regulated Drug Release	US, Japan, India, Europe	delivery alternative
M006-	Electrolyte Solution and Method	Canada, The PRC,	Hap, Polymer free
7004WO0	for Electrolyte Co-Depositing of Thin Film Calcium Phosphate and Drug Composites	US, Japan, India, Europe	drug delivery alternative
M006-	Coatings For Implantable	Canada, The PRC,	Polymer free drug
7018WO0	Medical Devices For Liposome Delivery	US, Japan, India, Europe	delivery alternative
M006- 7017WO0	Calcium Phosphate Coated Medical Devices Which Regulate Drug Release	Canada, The PRC, US, Japan, India, Europe	VestaSync, Hap
M006- 7019WO0	Lipid Coatings For Implantable Medical Devices	Canada, The PRC, US, Japan, India, Europe	VestaSync
M006- 7020WO0	Method of Coating Medical Devices	Canada, The PRC, US, Japan, India, Europe	VestaSync

Part B - Domain Name

www.innomedscientific.com

Schedule 3
Warranties

1. Group Companies

1.1 Incorporation

Each of the Group Company is a company duly established and validly existing under the laws of its place of incorporation.

1.2 Details of the Group Companies

All of the details shown in Schedule 1 relating to the Group Companies are true and accurate in respect of the matters dealt with.

1.3 The Sale Shares and the Subscription Shares

1.3.1 As at the date of this Agreement, all the Sale Shares have been duly authorised and validly allotted and issued and are fully paid up. Save and except as contemplated under the Transactions Documents, the Company has not exercised any lien over such Sale Shares and there is no outstanding call on any such Sale Shares, free from all Encumbrances.

1.3.2 As at the date of this Agreement, save and except as contemplated under the Transactions Documents, the Vendor is the legal and beneficial owner of all the Sale Shares, free from all Encumbrances.

1.3.3 The allotment and issue of the Subscription Shares have been duly authorised by the Company and, when duly allotted, issued and delivered in accordance with this Agreement shall be free from all Encumbrances and shall rank pari passu with the Shares in issue on the Completion Date.

1.3.4 Immediately after Completion pursuant to the terms and conditions of this Agreement, the Purchaser (or its designated nominee(s)) shall own 100% of then entire issued capital of the Company as enlarged by the Subscription Shares.

1.3.5 The Company has completed, to the extent not being so at the date of this Agreement, the increase of Company's maximum share capital if necessary, so as to enable the Company to issue the Subscription Shares pursuant to this Agreement.

1.4 Other Group Companies

1.4.1 The Company does not have a subsidiary other than the Group Companies (other than the Company) set out in Schedule 1. Save and except the unpaid registered capital of Shanghai Ying Zhong of US$3,200,000.00, the Company does not have any outstanding liability arising in relation to any subsidiary it may have had at any time.

1.4.2 The Company has no interest in, and has not agreed to acquire an interest in, a corporate body other than InnoMed. InnoMed has no interest in, and has not agreed to acquire an interest in, a corporate body other than the Shanghai Companies.

1.4.3 Upon completion of the InnoMed Share Purchase Agreement, the Company shall be the legal and beneficial owner of 100% of the issued capital of InnoMed, free from all Encumbrances. As at the date of this Agreement, InnoMed is the legal and beneficial owner of 100% of the equity interest in Shanghai Ying Zhong, free from all Encumbrances. Upon completion of the Shanghai Ying Sheng Equity Transfer Agreement, which shall take place before Completion, InnoMed shall be the legal, beneficial and registered owner of 100% of the registered capital of the Shanghai Companies, free from all Encumbrances.

1.4.4 As at the date of this Agreement, the registered capital of Shanghai Ying Zhong and Shanghai Ying Sheng, are US$4,000,000.00 and US$110,000.00, respectively, whereas the paid up registered capital of Shanghai Ying Zhong and Shanghai Ying Seng are US$800,000.00 and US$110,000.00, respectively. There is no other authorised, issued or outstanding securities or loan capital of each of the Shanghai Companies. Other than the unpaid registered capital of Shanghai Ying Zhong of US$3,200,000.00, there is no other authorised, issued or outstanding securities or loan capital of each of the Shanghai Companies and there is neither any outstanding liability to contribute to the registered capital of any of the Shanghai Companies nor any pending application to increase the registered capital of any of the Shanghai Companies. All contributions, cooperative conditions and other obligations of the shareholders of the Shanghai Companies have been made and there are no outstanding obligations due and not yet fulfilled by any of the shareholders to the Shanghai Companies.

1.4.5 The entire registered capital of each of the Shanghai Companies shall, upon completion of the Shanghai Ying Sheng Equity Transfer Agreement, be legally and beneficially owned by InnoMed alone and shall have been duly authorised and, save and except the unpaid registered capital of Shanghai Ying Zhong of US$3,200,000.00, fully paid-up.

1.4.6 Save and except as contemplated under this InnoMed Share Purchase Agreement and the Shanghai Ying Sheng Equity Transfer Agreement, there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to the issued capital of InnoMed or the registered capital of any of the Shanghai Companies. No person has claimed to be entitled to an Encumbrance in relation to issued capital of InnoMed or the registered capital of any of the Shanghai Companies.

1.4.7 Each of the Shanghai Companies has carried on its business within the business scope specified in its business licence and in compliance with the requirements of applicable PRC laws and regulations. The operation and conduct of the business by, and term of operation of, each of the Shanghai Companies are in compliance in all respects with applicable PRC laws and regulations.

1.5 Pre-Emption, etc.

1.5.1 Save and except as contemplated under the Transactions Documents, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of the Company under any option, convertible notes, convertible bonds, convertible preference shares or other agreement (including conversion rights and rights of pre-emption).

1.5.2 Save for the InnoMed Share Purchase Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of InnoMed under any option or other agreement (including conversion rights and rights of pre-emption).

1.5.3 Save for the Shanghai Ying Sheng Equity Transfer Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any equity interests or other equity or loan capital or any other security giving rise to a right over the capital of any of the Shanghai Companies under any option or other agreement (including conversion rights and rights of pre-emption).

1.5.4 There are no outstanding or authorised stock appreciation, phantom stock, profit participation or similar rights with respect to any Group Company.

1.6 Insolvency, etc.

1.6.1 No order has been made, petition presented, resolution passed or meeting convened for the winding-up (or other process whereby the business is terminated and the assets of the company concerned are distributed among the creditors and/or shareholders or other contributories) of any Group Company. There are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

1.6.2 No petition has been presented or other proceedings have been commenced for an administration or judicial management order to be made (or any other order to be made by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a Governmental Authority) in relation to any Group Company nor has any such order been made.

1.6.3 No receiver (including an administrative receiver), liquidator, judicial manager, trustee or custodian (or equivalent in the relevant jurisdiction) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company and no step has been taken for or with a view to the appointment of such a person.

1.6.4 No Group Company has taken any step with a view to the suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors.

1.6.5 No Group Company is insolvent or unable to pay its debts as they fall due.

2. Accuracy of Information Provided to the Purchaser

2.1 All information contained in this Agreement remains true and accurate in all material respects.

2.2 Notwithstanding anything to the contrary herein, neither the Company nor any

Vendor makes any representation or warranty to the Purchaser with respect to the transactions contemplated herein other than the Warranties.

3. Accounts and Records

3.1 Latest Accounts

3. 1.1 The Management Accounts have been prepared and the Completion Accounts shall be prepared in accordance with applicable law and in accordance with applicable accounting standards applicable to the Company and InnoMed and the Shanghai Companies so as to give a true and fair view of the assets, liabilities and state of affairs of the relevant Group Company as at the Management Accounts Date and the Completion Date respectively and of the profits or losses for the period concerned and as at the Management Accounts Date and the Completion Date respectively make:

provision for all actual liabilities required to be provided for in the Management Accounts or the Completion Accounts as the case may be in accordance with applicable accounting standards (as the case may be);

provision (or note) for all contingent liabilities required to be provided for in the accordance with the applicable accounting standards; and

provision reasonably regarded as adequate for all bad and doubtful debts.

3.1.2 The bases and policies of accounting of each Group Company (including depreciation) adopted for the purpose of preparing their respective Management Accounts and the Completion Accounts are the same as those adopted for the purpose of preparing the respective audited accounts of each Group Company for each of the previous three financial years or since its establishment.

3.2 Non-Recurring Items, etc.

The trends of the profits or losses of each Group Company for the three financial years ended on the 31 December 2009 of such Group Company and for the six month period ended 30 June 2010 as shown in the accounts of the Group Company have not (except as disclosed in such accounts) been affected by changes or inconsistencies in accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

3.3 Tax

3.3.1 Full provision or reserve has been made in the books of accounts for all Tax liable to be assessed, charged or imposed on each Group Company or for which each is or may become accountable in respect of:

(a) profits, gains or income (as computed for Tax purposes) arising or accruing or deemed to arise or accrue on or before the Management Accounts Date;

(b) any transactions effected or deemed to be effected on or before the Management Accounts Date or provided for in the books of accounts of the Group Company; and

(c) distributions made or deemed to be made on or before the Management Accounts Date or provided for in the books of accounts.

3.3.2 Proper provision or reserve for deferred Tax in accordance with HK GAAP or PRC GAAP (as the case may be) has been made in the books of accounts of the Group Company.

3.4 Depreciation of Fixed Assets

The fixed assets have been depreciated in accordance with the accounting policies of each member of the Group Company.

3.5 Debts

Save as disclosed in the Management Accounts and the Completion Accounts, none of the material debts receivable or due to any Group Company which are included in the books of accounts of the Group Company or which have subsequently arisen has been outstanding for more than three months from its due date for payment or has been released on terms that the debtor has paid less than the full value of its debt and all such debts have realised or shall realise in the normal course of collection their full value as included in the books of the relevant Group Company after taking into account the provision for bad and doubtful debts made in the books of accounts. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

3.6 Borrowings

3.6.1 Save as disclosed in the Management Accounts and the Completion Accounts, no Group Company has any outstanding, nor has agreed to create or incur, borrowings or indebtedness in the nature of borrowings.

3.6.2 Save as disclosed in the Management Accounts and the Completion Accounts, no Group Company has outstanding any loan capital, nor has it factored any of its debts, nor engaged in any financing of a type which would not be required to be shown or reflected in its books of accounts or borrowed any money which it has not repaid.

3.7 Accounting and Other Records

The statutory books, books of account and other records of whatsoever kind of each Group Company are up-to-date in all material respects and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records in all material respects of all matters required to be dealt with in such books and all such books and records, documents of title and copies of all subsisting agreements to which any Group Company is a party, and all other documents which are the property of each Group Company, are in its possession (or under its control) and no notice or allegation that any is incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to any Governmental Authority and which failure to deliver or make such documents and returns may incur any penalty, have been delivered or made.

3.8 Changes Since the Management Accounts Date

Since the Management Accounts Date as regards each Group Company:

3.8.1 there has been no Material Adverse Effect and no event, fact or matter has occurred or is likely to occur which shall give rise to any a Material Adverse Effect;

3.8.2 its business has been carried on in the ordinary course as regards the nature, extent and manner of carrying it on, without any interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern;

3.8.3 it has not entered into any material transaction or assumed or incurred any liabilities (including contingent liabilities) in excess of US$200,000 or made any payment not provided for in the Management Accounts, otherwise than in the ordinary course of carrying on its business;

3.8.4 its business has not been materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects. For these purposes, an important customer or source of supply in respect of the Group means one which in either of the two financial years immediately preceding the Management Accounts Date accounted for 5% or more (in the case of a customer) of the turnover of the Group or (in the case of a source of supply) of the goods, services or equipment supplied to the Group;

3.8.5 no dividend or other distribution has been declared, made or paid to its members, except as provided for in the relevant balance sheet;

3.8.6 save and except as contemplated under the Transactions Documents, no share or loan capital or any other security giving rise to a right over the capital has been allotted or issued or agreed to be allotted or issued;

3.8.7 it has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

3.8.8 it has not made or received any surrender relating to group relief or any surrender of a Tax refund;

3.8.9 no insurance claims have been refused or settled below the amount claimed; and

3.8.10 it has not entered into any commitments or contracts of a long term nature ("long term nature" meaning that the agreement or arrangement is not capable of performance within its terms within 6 months after the date on which it was entered into or undertaken or cannot be terminated on less than 6 months' notice).

4. Legal Matters

4.1 Compliance with Laws

Each Group Company has carried on and is carrying on its business and operations in all material respects so that there have been no breaches of applicable laws, regulations and bye-laws in each country in which they are carried on and there have not been and are not any breaches by any Group Company of its constitutional documents and there has not been and there is no investigation or enquiry by, or order, decree, decision or judgment of, any Governmental Authority, tribunal or arbitrator outstanding or anticipated against any Group Company or any person for whose acts or defaults it may be vicariously liable, nor is there any notice or other communication (official or otherwise) from any Governmental Authority, tribunal or arbitrator with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, bye-law or constitutional document, or requiring it to take or omit any action.

4.2 Licences and Consents

All statutory, municipal and other licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (the "Licences") necessary for the carrying on of the businesses and operations of each Group Company have been obtained, are in full force and effect and all conditions applicable to or standards required for maintaining any such Licence have been and are being complied with on an on-going basis in all material respects. There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any of the Licences. None of the Licences has been breached or is likely to be suspended, cancelled, refused, modified or revoked (whether as a result of the entry into this Agreement or Completion or otherwise). Without prejudice to the generality of the foregoing, each of the Shanghai Companies has passed each of the annual inspections with the relevant PRC Governmental Authorities in respect of its operation since its establishment.

4.3 Litigation

4.3.1 There is no subsisting, unresolved or unsettled claim for damages made against any Group Company in excess of US$25,000.00.

4.3.2 No Group Company (nor any person for whose acts or defaults a Group Company is vicariously liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business, none of which exceeds US$25,000.00) and no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or threatened by or against any Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable).

4.3.3 So far as the Vendor is aware, there are no investigations or disciplinary proceedings likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration.

4.4 Defective Products

None of the Group Companies has manufactured, sold or supplied products which are, or were, in any material respect, faulty or defective, or which do not comply in any material respect with any representations or warranties expressly made by such Group Company, or with all applicable regulations, standards and requirements.

4.5 Powers of Attorney

None of the Group Companies has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf, other than any authority to employees to enter into routine trading contracts in the normal course of their duties.

4.6 Filing of Charges

All charges (if any) by or in favour of each Group Company have (if appropriate) been registered in accordance with the provisions of applicable laws and regulations or comply with the necessary formalities as to registration or otherwise in any other relevant jurisdiction. The registered particulars of any such charges over assets of each Group Company are complete and accurate in all material respects.

4.7 No Questionable Payments

Neither any Group Company, nor any of their respective officers, directors, employees, consultants, representatives, agents or Affiliates (nor any person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorised the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterised) to (i) any Government Official, (ii) any person acting for or on behalf of any Government Official, (iii) any political party or official thereof, (iv) any candidate for political office or (v) any other person at the suggestion, request, direction or for the benefit of any of the above-described persons, in each case, which is in violation of any applicable anti-bribery, anti-money laundering or similar laws and regulations in Hong Kong, the British Virgin Islands, the PRC and/or the United States (including, without limitation, the United States Foreign Corrupt Practices Act).

4.8 Warranties and Indemnities

Save and except as contemplated under the Transactions Documents, none of the Group Companies has nor shall at any time prior to Completion have sold or otherwise disposed of any shares or assets in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.

5. Trading and Contractual Arrangements

5.1 Capital Commitments

There are no capital commitments in excess of US$50,000.00 entered into or proposed by any of the Group Companies.

5.2 Debts, Contracts and Arrangements with Connected Persons, etc.

Save as disclosed the Management Accounts and the Completion Accounts:

5.2.1 there is no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between any Group Company and any current or former employee, current or former director or any current or former consultant of any Group Company or any Affiliate of such persons;

5.3 Effect of Sale of the Sale Shares and allotment of the Subscription Shares

5.2.2 as at the Completion Date, no Group Company is a party to any contract, arrangement or understanding (a) with any current or former employee, any current or former director or any current or former consultant of any Group Company or (b) any Affiliate of any current or former employee, any current or former director or any current or former consultant of any Group Company;

5.2.3 save for the Transactions Documents, as at the Completion Date, there are no existing contracts or arrangements between or involving any Group Company and the Vendor or any of their Affiliates;

5.2.4 as at the Completion Date, there are:

(a) no loans made by any Group Company to any of the Vendor and/or any director of any Group Company and/or any Affiliate of any of them and such Group Company has not been a party to any transaction whereby any of the Vendor and/or a director of any Group Company or an Affiliate of such director, acquires or is to acquire one or more non-cash assets at a value which is less than the fair market value thereof and such Group Company has not entered into any guarantee or provided security in connection with a loan made to any of the Vendor and/or a director of any Group Company or by any other person;

(b) no debts owing to any Group Company by any of the Vendor and/or any director of any Group Company and/or any such persons as aforesaid;

(c) no debts owing by any Group Company other than debts which have arisen in the ordinary course of business; and

(d) no securities for any such loans or debts as aforesaid;

5.2.5 and save as provided in the Transaction Documents, there are not outstanding, nor have there been during the last three years, any arrangements or understandings (whether legally binding or not) between a Group Company and any person who is a shareholder, or the beneficial owner of any interest, in a Group Company or in any company in which any Group Company is interested, or any Affiliate of any such person, relating to the management of any Group Company's business, or the appointment or removal of directors of any Group Company, or the ownership or transfer of ownership or the letting of any of the assets of any Group Company, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from any Group Company, or otherwise howsoever relating to its affairs; and

5.2.6 none of the Vendor or any of their Affiliates has any right or interest or is engaged or concerned, directly or indirectly, in any business other than those now carried on by the Group Companies which is similar to or in competition with, the business of any Group Company.

5.3.1 So far as the Vendor is aware, neither entering into, nor compliance with, nor Completion shall, or is likely to, cause (a) any Group Company to lose the benefit of any right or privilege it presently enjoys where such right or privilege is material to the business of the Group as carried on at the Completion Date; or (b) any person who normally does business with or gives credit to any Group Company not to continue to do so on materially the same basis; or (c) any officer or senior employee of any Group Company to leave his employment; or (d) the attitude or action of customers, suppliers, employees and other persons with regard to any Group Company to be prejudicially affected thereby.

5.3.2 So far as the Vendor is aware, there are no circumstances whereby, following a change in the control of the Group or in the composition of the board of directors of any Group Company, any of the principal customers of or suppliers to the Subsidiary would cease to remain customers or suppliers (as the case may be) to the same extent and of the same nature as prior to the date of this Agreement.

5.3.3 Compliance with this Agreement by the Parties does not and shall not conflict with or result in the breach of or constitute a default under any agreement or instrument to which either Group Company is now a party or any loan to or mortgage created by either Group Company or relieve any other party to a contract with either Group Company of its obligations under such contract or entitle such party to terminate such contract, whether summarily or by notice, or violate any law or any rule or regulation of any Governmental Authority or any order, writ, injunction or decree of any Governmental Authority affecting either Group Company, in each case in a manner that is material to the business carried on by the Group as a whole at the date of this Agreement.

5.4 Contracts

5.4.1 Save for the Transactions Documents, as at Completion the Company is not a party to or subject to or the beneficiary of any contract, commitment, arrangement, understanding, obligation, liability or agreement of any kind other than arising in the ordinary course of its business as a British Virgin Islands incorporated holding company. The Company does not have any outstanding liability arising in relation to any contract, commitment, arrangement, understanding, obligation, liability or agreement of any kind in relation to which it was a party or subject at any time.

5.4.2 Save for the Transactions Documents, none of the Group Companies (other than the Company) is a party to any contract, commitment, arrangement, transaction, understanding, obligation or liability, which is:

(a) outside the ordinary course of business;

(b) not wholly on an arm's length basis;

(c) of a long-term nature (that is, unlikely to have been fully performed in accordance with its terms more than six months after the date it was entered into or undertaken or incapable of termination by such Group Company on six months' notice or less);

(d) of a loss-making nature (that is, known to be likely to result in a loss on completion of performance);

(e) any contract or agreement which cannot readily be fulfilled or performed on time without undue or unusual expenditure of money or effort;

(f) any contract or agreement which involves, or is likely to involve, the supply of goods or services, the aggregate sales value of which shall be more than US$200,000.00 in any financial year;

(g) incapable of termination in accordance with its terms, by such Group Company, on 60 days' notice or less;

(h) any contract or agreement which restricts a Group Company's freedom of action in relation to its normal business activities or materially and adversely affecting its business or assets or pursuant to which the Group Company has agreed not to enter into any line of business in any product or geographic market;

(i) a joint venture, agency, shareholders' or partnership arrangement or agreement or similar arrangement or agreement or which is an agreement which purports to regulate, control or otherwise affect the voting or disposition of its shares;

(j) any agreement (or group of related agreements) for the lease of any property to or from any person providing for lease payments in excess of US$50,000.00 per year;

(k) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other property, or for the furnishing or receipt of services, the performance of which shall extend over a period of time of more than one year, result in a material loss to a Group Company, or involve the payment of consideration in excess of US$50,000.00 during the term of such agreement;

(l) any agreement (or group of related agreements) under which a Group Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any lease obligation, in each case in excess of US$50,000.00 or under which it has granted a security interest on any of its assets, tangible or intangible;

(m) any agreement with any of the Company or the Vendor;

(n) any profit-sharing, share option, share purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

(o) any collective bargaining agreement;

(p) any agreement for the employment of any individual on a full-time, part-time, consulting, secondment or other basis providing annual compensation in excess of US$50,000.00, or providing severance benefits, or which requires more than thirty (30) days' notice of termination; or

(q) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees, other than expense advancements of no more than RMB50,000 per annum in the ordinary course of business.

5.5 Compliance with Agreements

All the contracts and all leases, tenancies, licences, concessions and agreements of whatsoever nature to which any Group Company is a party are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by such Group Company and all the other parties thereto (except as the enforceability thereto may be limited by or subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to are affecting the rights of creditors generally and the availability of equitable relief) and so far as the Vendor is aware there are no circumstances likely to give rise to any breach of such terms, no grounds for rescission, avoidance or repudiation of any of the contracts or such leases, tenancies, licences, concessions or agreements and no notice of termination or of intention to terminate has been received in respect of any thereof.

5.6 Guarantees, etc.

There is no outstanding guarantee, indemnity, suretyship or letters of comfort (whether or not legally binding) given by or for the benefit of any Group Company.

5.7 Dependence on Individual Suppliers or Customers

Neither more than 5% of the aggregate amount of all the purchases, nor more than 5% of the aggregate amount of all the sales, of any Group Company are obtained or made from or to the same supplier or customer (including any person, firm or company in any way connected with such supplier or customer) nor is any material source of supply to any Group Company, or any material outlet for the sales of any Group Company, in jeopardy or likely to be in jeopardy.

5.8 Commissions and Finder's Fees

No one is entitled to receive from any Group Company any finder's fee, brokerage or other commission in connection with the purchase of, or subscription for, shares in such Group Company.

5.9 Business of the Company

The Company's only business is as a holding company of InnoMed and the Patents and the Company does not conduct any other business or activities. The Company is not the legal or beneficial owner of, and has not agreed to acquire, any assets other than the issued capital of InnoMed and the Patents.

5.10 Business of InnoMed

InnoMed's only business is as a holding company of the Shanghai Companies and InnoMed does not conduct any other business or activities. InnoMed is not the legal or beneficial owner of, and has not agreed to acquire, any assets other than the registered capital of the Shanghai Ying Sheng.

6. Tax Matters

6.1 Returns, Information and Clearances

All returns, computations, notices and information made or provided or required to be made or provided by each Group Company for any Tax purpose have been made or given within the requisite periods and on a proper basis and when made were true and accurate and are up to date in all material aspects and none of them is or, so far as the Vendor is aware, is likely to be the subject of any material dispute with any Tax authority.

6.2 Payments

Each Group Company has paid all Tax, including provisional Tax, which is uncontested and it has become liable to pay and on or before the date of this Agreement.

6.3 Penalties

Within the period of three years prior to the date of this Agreement, none of the Group Companies has paid or become liable to pay any fine, penalty, surcharge or interest in relation to Tax.

6.4 Tax Claims, Liabilities and Reliefs

6.4.1 No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Tax has been claimed and/or given to any Group Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after Completion which is not a deliberate act, omission, event or circumstance deliberately created, by any Group Company after Completion for the purpose of effecting the withdrawal, postponement, restriction or claw-back.

6.4.2 Neither of the Group Companies is nor may it be reasonably expected to become liable to pay, or make reimbursement or indemnity in respect of, any Tax (or amounts corresponding thereto) in consequence of the failure by any other person to discharge such Tax within any specified period or otherwise, where such Tax relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

6.4.3 Neither Group Company has taken any action which has had, or shall have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with the Inland Revenue Department or other Tax authorities.

6.4.4 Neither of the Group Companies owns nor has agreed to acquire, any asset, nor has received or agreed to receive any services or facilities (including, without limitation, the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or shall be in excess of its market value, or otherwise than on an arm's length basis.

6.4.5 Neither of the Group Companies has disposed nor has it agreed to dispose of any asset, nor has it provided or agreed to provide any services or facilities (including, without limitation, the benefit of any licences or agreements), the consideration for the disposal or provision of which was or shall be less than its market value, or otherwise than on an arm's length basis.

6.4.6 Neither of the Group Companies has incurred a loss on the disposal or deemed disposal of an asset other than trading stock in relation to which its ability to set the whole of that loss against any chargeable gain arising in the same or a later accounting period is or may be restricted or excluded.

6.4.7 No act or transaction has been or shall, on or before Completion, be effected by either Group Company, the Vendor or any other person (including the sale of the Sale Shares), in consequence of which either Group Company is or may be held liable for Tax primarily chargeable against some other person.

6.5 Tax Residence

Each Group Company has been resident for Tax purposes in its jurisdiction of incorporation and nowhere else at all times since its incorporation and shall be so resident at Completion.

6.6 Deductions and Withholdings

Each Group Company has complied in all respects with all statutory provisions relating to Tax and requiring the deduction of Tax from any payment made by it, and has properly accounted for, and remitted or paid to the relevant Tax authority in the relevant jurisdiction within the time required.

6.7 Anti-Avoidance Provisions

Neither of the Group Companies has since its incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, Tax.

6.8 Stamp Duty

6.8.1 As at Completion, all documents to which each Group Company is a party or which form part of such Group Company's title to any asset or in the enforcement of which such Group Company is or may be interested which are subject to stamp or similar duty have been duly stamped and, where appropriate or necessary, adjudicated.

6.8.2 No Group Company has ceased to be associated (within the meaning of Section 45(2) of the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong) (the "Stamp Duty Ordinance")) with another company or body corporate in circumstances which might give rise to a liability to stamp duty pursuant to Section 45(5A) of the Stamp Duty Ordinance where such stamp duty has not been paid in full prior to the date of this Agreement and no Group Company shall prior to or at Completion, whether by virtue of this Agreement or otherwise, cease to be associated (within the meaning of Section 45(2) of the Stamp Duty Ordinance) with another company or body corporate in circumstances which might give rise to a liability to stamp duty pursuant to Section 45(5A) of the Stamp Duty Ordinance. No Group Company has entered into a transaction within the period of two years prior to the date of this Agreement in relation to which relief has been claimed pursuant to Section 45 of the Stamp Duty Ordinance.

6.9 Estate Duty

There is no unsatisfied liability to estate duty attached or attributable to the Sale Shares or any asset of the Company, there has been no transfer of any property to any Group Company which has given or may give rise to any claim, assessment or demand in relation to estate duty under section 35 of the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong) (the "Estate Duty Ordinance"), there is no charge or potential charge on any property or assets of any Group Company under section 18 or 43(6) of the Estate Duty Ordinance and no person is liable to estate duty attributable to the value of any of the Sale Shares or any asset of such Group Company.

7. Assets (Other than the Properties and Intellectual Property)

7.1 Title to Assets

7. 1.1 The Company does not own any assets, other than the issued capital of InnoMed upon completion of the InnoMed Share Purchase Agreement. InnoMed does not own any assets, other than the registered capital of the Shanghai Companies upon completion of the Shanghai Ying Sheng Equity Transfer Agreement.

7.1.2 All assets (other than the Properties and Intellectual Property) of each Group Company, including all debts due to each Group Company which are included in the books of accounts or have otherwise been represented as being the property of or due to such Group Company or used or held for the purposes of its business, the absolute property of such Group Company and (save for those subsequently disposed of or realised in the ordinary course of business) all such assets and all assets and debts which have subsequently been acquired or arisen are the absolute property of such Group Company and none is the subject of any assignment or Encumbrance or the subject of any factoring arrangement, hire purchase, conditional sale or credit sale agreement.

7.1.3 All such assets are, where capable of possession, in the possession of or under the control of the relevant Group Company or the relevant Group Company is entitled to take possession or control of such assets, and such assets are situated in Hong Kong and the PRC, as the case may be.

7.2 Sufficiency of Assets

The property, rights and assets owned or leased by each Group Company and the facilities and services to which such Group Company has a contractual right comprise all the property, rights, assets, facilities and services necessary for the carrying on of the business of each Group Company in all material respects fully and effectively in and to the extent to which it is presently conducted.

7.3 Inventory

7.3.1 The inventory currently held is not excessive but is adequate in relation to the current trading requirements of the Group, is in good, undamaged and merchantable condition, is not obsolete, slow-moving or inappropriate and is capable of being sold in the ordinary and usual course of business in accordance with its current price list, without rebate or allowance to a purchaser.

7.3.2 All of the inventory of the Subsidiary reflected in the Management Accounts was in existence at the respective date thereof. All such inventories were valued at cost and were determined in accordance with HK GAAP or PRC GAAP (as the case may be).

7.4 Plant and Machinery, etc.

7.4.1 The plant, machinery, vehicles and all other equipment owned or used in connection with the business of either Group Company and which are material to the carrying on of the business of the Group as at the date of this Agreement:

(a) are (subject to normal wear and tear) in good repair and condition and reasonable working order having regard to their age and use;

(b) have been regularly and properly maintained where such maintenance is usually required;

(c) are not dangerous, obsolete, inefficient or surplus to requirements and are in the possession and control of the relevant Group Company and are not expected to require replacements or additions at a cost in excess of US$50,000 within 12 months from the date of this Agreement; and

(d) are capable and shall (subject to normal wear and tear) remain capable throughout the respective periods of time during which they are written down to a nil value in the accounts of the relevant Group Company of doing the work for which it was designed or purchased.

7.4.2 Maintenance contracts are in full force and effect in respect of all assets of each Group Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which such Group Company is obliged to maintain or repair under any agreement; and all such assets have been maintained regularly to a good technical standard and in accordance with safety regulations usually observed in relation thereto and in accordance with the terms of any leasing or other agreement.

7.5 Insurance

7.5.1 No insurance has been taken out by any of the Group Company.

7.6 Absence of Undisclosed Liabilities

There are no liabilities (including contingent liabilities) of the Group Companies which are outstanding on the part of each Group Company, other than (a) liabilities disclosed in the Management Accounts; or (b) liabilities incurred in the ordinary course of business since the Management Accounts Date, none of which is material.

8. Intellectual Property and Information Technology

8.1 Ownership, etc.

8.1.1 The Company does not own or use any Intellectual Property or Information Technology other than the Patents and the technology in relation to the Specified Product. Save as disclosed in this Agreement, the Company does not have any interest or right in any Intellectual Property or Information Technology licensed to it. The Company does not have any outstanding liability that shall not be settled or extinguished on or prior to the Completion Date arising in relation to any interest or right in any Intellectual Property or Information Technology it may have owned or had licensed to it at any prior to the Completion Date.

8.1.2 Schedule 2 sets out a complete and accurate list of all Business IPR (whether registered or not). All Business IPR is:

(a) legally and beneficially owned solely by the relevant Group Company or lawfully used with the consent of the owner under a license;

(b) valid, subsisting and enforceable;

(c) in the case of Business IPR owned by a Group Company, , so far as the Vendor is aware, not being infringed or used without authorisation (nor has such infringement or use been threatened) by any person and such Intellectual Property has not been infringed at any time during the preceding three years;

(d) not subject to any Encumbrance (other than non-exclusive licenses granted to third parties);

(e) in the case of Business IPR owned by a Group Company, capable of transfer with full title guarantee and not subject to any licence or authority in favour of another other; and

(f) not infringing the Intellectual Property of any third party, and, so far as the Vendor is aware, no claims have been made and no applications are pending which if pursued or granted might be material to the truth and accuracy of any of the above.

8.2 Registered IPR

8.2.1 The material particulars as to registration of (and applications to register) any
Intellectual Property of a Group Company are set forth in Schedule 2.

8.2.2 In respect of all registered Intellectual Property, all renewal fees which are due and steps required for their maintenance and protection have been paid and taken.

8.3 Processes, etc.

The processes employed, the businesses conducted by each Group Company and the products and services dealt in by each Group Company do not use, embody or infringe any rights or interests of third parties in Intellectual Property or Information Technology (other than those belonging to or licensed to any of the Group Companies) and no claims of infringement of any such rights or interest have been made by any third party.

8.4 Licences

8.4.1 Schedule 2 sets out a complete and accurate list of all licences to any of the Group Companies of Intellectual Property and Information Technology and all agreements relating to Information Technology entered into by the Group Companies. All such licences and agreements are valid and in full force and effect, no notice having been given on either side to terminate them, the obligations of all parties have been fully complied with, no disputes have arisen or are foreseeable in respect thereof and where such licences are of such a nature that they could be registered with the appropriate Governmental Authorities and where such registration would have the effect of strengthening the rights of any of the Group Companies, they have been so registered.

8.4.2 In respect of those licences or authorisations referred to in paragraph 8.4.1 of this Schedule 3, there is no current or threatened breach by any of the contracting parties.

8.5 Preservation of Business IPR

Each of the Group Companies has taken all reasonable steps to preserve the Business IPR including, but not limited to, taking all reasonable steps to preserve the confidentiality of all know-how, confidential information and trade secrets used in the business of the Group.

8.6 No Assertion of Moral Rights

No moral rights have been asserted or are likely to be asserted which would affect the value or use of any of the Intellectual Property in the business of the Group and none of the Group Companies is engaged in any activities which infringe any moral rights belonging to any third party.

8.7 Proceedings

Neither the validity or subsistence of the Business IPR, nor the right, title and interest of any of the Group Companies in the Business IPR, is the subject of any current pending or threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification. The Business IPR has not during the period of three years prior to the date of this Agreement been the subject of any such challenge, claim or proceedings, and there are no facts or matters which might give rise to any such challenge, claim or proceedings.

8.8 Assignment of Business IPR

Any independent contractor or person commissioned by any of the Group Companies who, either alone or with others, creates, develops, invents or has created, developed or invented, Business IPR for any of the Group Companies, and all employees as a matter of course, have entered into a written agreement with the relevant Group Company which obliges them to assign such Business IPR to the relevant Group Company.

8.9 Misuse of Confidential Information

Neither Group Company is engaged in any activities in the business of the Group which involve the misuse of any confidential information belonging to any third party, nor does either Group Company otherwise have in its possession or control any such confidential information without license or authority of the relevant owner.

8.10 No Wrongful Acquisition of Business IPR

None of the Business IPR owned by a Group Company has been wrongfully or unlawfully acquired by either Group Company. Complete and accurate copies of all documentation by which the relevant Group Company acquired from any third party ownership of the Business IPR have, before the date of this Agreement, been provided to the Purchaser. No claim under any warranty contained in such documentation has been made or intimated nor are there any grounds on which any such claim could be made.

8.11 Infringement of Third Party Intellectual Property

Neither Group Company is engaged in any activity which infringes any Intellectual Property belonging to any third party.

8.12 Sufficiency of Business IPR

The Business IPR comprises all the rights and interests in Intellectual Property necessary for the carrying on of the business of the Group in all material respects in and to the extent which it is presently conducted.

8.13 Domain Names

8.13.1 Schedule 2 sets out a complete and accurate list of all Domain Names.

8.13.2 Neither Group Company is engaged in any activities involving the business of the Group which infringe or otherwise involve the misuse or unauthorised use of any rights in Internet domain names of any level registered in the name of or belonging to any third party or which give any third party the right to sue for passing off. None of the Domain Names has been wrongfully or unlawfully registered or acquired by either Group Company. Complete and accurate copies of all documentation by which the relevant Group Company acquired the Domain Names have, before the date of this Agreement been provided to the Purchaser. No claim under any warranty contained in such documentation has been made or intimated nor are there any grounds on which such claim could be made.

8.13.3 Each of the Group Companies has taken all steps open to it to preserve its rights to use the Domain Names.

8.14 Business IT

8.14.1 All Business IT is validly licensed to the relevant Group Company under a license or lease.

8.14.2 There are no bugs or viruses, logic bombs or other contaminants in or failures or breakdowns of any computer hardware or software or any other Business IT equipment used in connection with the business of the Group which have caused any disruption or interruption in or to the business of the Group and resulted in a Material Adverse Event.

8.14.3 The Group Companies have prudent procedures in place to ensure the security of the Business IT and data stored on it.

8.14.4 All license agreements pursuant to which any software owned by any third party is used in connection with the business of the Group are valid and in full force and effect.

8.14.5 The Business IT is substantially adequate for the current requirements of the business of the Group in terms of functionality and performance.

8.14.6 No action shall be necessary to enable the Business IT to continue to be used in the business of the Group to the same extent and in the same manner as it has been used up to and including the date of this Agreement.

9. Leased Properties

9.1 Properties

9. 1.1 Save for the Leased Properties, no Group Company leases, occupies or owns any premises or land. No Group Company has any outstanding liability that shall not be settled or extinguished on or prior to the Completion Date arising in relation to any interest or right in any premises or land it may have had at any time prior to the Completion Date.

9.1.2 The Leased Properties comprise all of the premises occupied or otherwise used in connection with the business of the Group.

9.2 Leases

9.2.1 The title of the landlord to each of the Leased Properties has been investigated and found to be satisfactory.

9.2.2 Any consent necessary for the grant of any of the Leases was duly obtained and a copy of such consent is with the documents of title.

9.2.3 All the Leases, if required by law to be registered, have been duly registered with the applicable local real estate authorities and all such registrations are valid and in full force and effect.

9.2.4 There is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in any Lease on the part of either the relevant landlord or the relevant Group Company.

9.2.5 No landlord has refused to accept rent or made any complaint or objection and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement is unqualified.

9.2.6 There are no restrictions in any of the Leases which prevent any of the Leased Properties from being used now or in the future for the present use.

9.2.7 None of the Leases is expressed to be subject to any rights of re-entry on the liquidation of the tenant (whether compulsory or voluntary) or on any other ground except non-payment of rent or breach of covenant by the tenant.

9.2.8 There is no right for any landlord to determine any of the Leases before the expiry of the contractual term other than by forfeiture.

9.2.9 No alterations have been made to any of the Leased Properties at the expense of any of the Group Companies without all necessary consents and approvals and all such alterations to any of the Leased Properties are to be disregarded on rent reviews and do not have to be reinstated at the expiry of the term of the Lease.

9.2.10 The tenant can assign or underlet the whole of any of the Leased Properties subject only to obtaining the landlord's consent (such consent not to be unreasonably withheld whether expressly or by statute) and which may be combined with a requirement to obtain a direct covenant from the assignee and to procure a guarantee (wherever reasonable) in favour of the landlord from the assignee or current tenant.

9.2.11 None of the Leases contain any unusual or objectionable covenants or agreements having regard to the use to which any of the Leased Properties is currently put.

10. Employment and Retirement Schemes
10.1 Employees and Terms of Employment

10.1.1 Save as disclosed in Schedule 12, the Company does not have any employees. The Company does not maintain any pension, retirement plans, share incentive schemes, share option schemes, profit sharing schemes, bonus or other incentive arrangements for or affecting any employees. The Company does not have any outstanding liability that is not reflected in the Management Accounts or shall not be settled or extinguished on or prior to the Completion Date arising in relation to any employees it may have employed at any time prior to the Completion Date.

10. 1.2 All employees engaged in connection with the business of the Group within 12 months prior to the date of this Agreement were employed by a Group Company (other than the Company). All such employees are employed exclusively and productively in the business of the Group and none is required to perform employment duties for any other person.

10.1.3 There are no existing service or other agreements or contracts between any Group Company and any of its directors or executives or employees which cannot be lawfully terminated by three calendar months' notice or less without giving rise to any claim for damages or compensation other than a statutory redundancy or severance or long service payment, and each Group Company has complied with all its obligations under all ordinances, statutes and regulations, codes, orders and awards in connection with its employees and with all collective agreements with respect to trade unions or to employees of such Group Company.

10.1.4 No changes to the contracts or agreements with the directors of any Group Company have been made or proposed, whether by such Group Company or employee or consultant of such Group Company since the Management Accounts Date.

10. 1.5 There are no proposals to terminate the employment or consultancy of any of the employees or consultants of any Group Company or to vary or amend their terms of employment or consultancy (whether to their detriment or benefit).

10.1.6 No term of employment of any employee of any Group Company provides that a change in control of any Group Company (however change of control may be defined, if at all) shall entitle the employee to treat the change of control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

10.1.7 None of the Group Companies have either given notice of any redundancies or lay offs nor started consultations with any independent trade union or employees' representatives regarding redundancies, lay offs or dismissals within the period of one year prior to the date of this Agreement. No circumstances have arisen under which any Group Company is likely to be required to pay damages for wrongful dismissal, to make any statutory severance, redundancy or long service payment or to make or pay any compensation for unreasonable dismissal or to make any other payment under any employment protection legislation or to reinstate or re-engage any former employee.

10.1.8 Each Shanghai Company has entered into a written employment contract with each of its employees in compliance with the PRC Labour Law. Each Shanghai Company has duly obtained approval from the competent PRC labour authorities for adopting the comprehensive working-hour systems for all employees who are subject to such systems.

10.2 Payments on Termination

10.2.1 Except as disclosed in the Management Accounts:

(a) no liability has been incurred by either Group Company for breach or termination of any contract of employment or consultancy with an employee or consultant including, without limitation, severance payments, protective awards, compensation for wrongful dismissal or unfair dismissal or otherwise or for failure to comply with any order for reinstatement or re-engagement of any employee; and

(b) neither Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any employee or former employee or any dependant of any such employee or former employee in connection with the actual or proposed termination or suspension of employment or variation of any employment contract of any such employee or former employee.

10.2.2 So far as the Vendor is aware, there are no claims pending or threatened, or capable of arising, against either Group Company:

(a) by an employee or third party in respect of an accident or injury which is not fully covered by insurance; or

(b) by an employee or director in relation to the terms and conditions of his employment or appointment.

10.2.3 Each Group Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all respects with:

(a) all obligations imposed on it by all statutes, rules and regulations, codes of conduct and practice (including without limitation those relating to prior approval for flexible working hour arrangements) relevant to the relations between it and its employees or any trade union and has maintained current adequate and suitable records regarding the service of each of its employees;

(b) all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

(c) all relevant orders, declarations and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.

10.3 Trade Disputes

Neither Group Company is involved in, and so far as the Vendor is aware, there are no circumstances likely to give rise to, any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance or the dismissal, suspension, disciplining or varying of terms or conditions of employment of any present or former employee with any trade union or association of trade unions, works council, staff association or other similar organization or other body (in any such case whether or not recognized by either Group Company for collective bargaining or other negotiating purposes) representing any employees.

10.4 Incentive Schemes/Employee Benefits

The Vendor have provided to the Purchaser copies of all documentation (if any) relating to all social welfare, housing fund, labour union, share incentive schemes, share option schemes, profit sharing schemes, bonus or other incentive arrangements for or affecting any employees or other workers or former employees or former workers of any of the Group Companies in the 12 months prior to Completion, together with full details of all awards and options granted and the total potential liability in respect of such award or options.

10.5 Retirement Schemes

Each Group Company has, in respect of its employees, operated, participated in and/or maintained such retirement provident pension superannuation schemes or similar arrangements as shall be mandated by the applicable law, rules and regulations ("Applicable Law") and has at all times complied with the requirements of such Applicable Law and any orders or other requirements of the relevant governmental, regulatory or supervisory bodies or authorities, and shall continue to so comply up to Completion Date.

10.6 Entitlement to Open-Term Contract

No employee of any Shanghai Company is or shall be entitled to an open-term labour contract other than that arising solely and exclusively from such employee's period of service with such Shanghai Company commencing from the date that the employee is registered as an employee of such Shanghai Company with the competent PRC labour authorities.

11. Customs Declarations

All declarations, returns and information made or given by the Shanghai Companies to any relevant authorities in connection with the import or export of any products, components or raw materials are correct in all material respects and the Shanghai Companies have complied with all legislation in all material respects relating to the import and export of products, components or raw materials and to all customs and excise matters, and all customs and import taxes payable by the Shanghai Companies have been paid in full. There are no written final or proposed assessments from the customs authority.

12. Completion of the InnoMed Share Purchase Agreement and the Shanghai Ying Sheng Equity Transfer Agreement

Each of the InnoMed Share Purchase Agreement and the Shanghai Ying Sheng Equity Transfer Agreement shall be completed on or prior to the Completion in accordance with all applicable laws and the terms of such agreements.

13. Environmental Matters

Each Group Company has obtained all statutory, municipal and other licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (the "Environmental Licences") that are necessary or desirable pursuant to any environmental law or regulation applicable to any Group Company in connection with the businesses and operations of each Group Company, and such Environmental Licences are in full force and effect and all conditions applicable to any such Environmental Licences have been and are being complied with. Each Group Company has at all times complied with the material terms and conditions of its Environmental Licenses. There are no threatened or pending, civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any regulatory authority under any applicable environmental laws or regulations against any Group Company nor are there any facts or circumstances which may give rise to the same. No Group Company has received any complaint from any third party (including any employee of any of Group Company or governmental, regulatory, supervisory or administrative body) with regard to any breach by any Group Company of any applicable environmental laws or regulations.

Schedule 4
Resolution

The Redeemable CPS to be issued by CCT Tech International Limited (the "the Purchaser") shall carry equal rights and rank pari passu with one another and each Redeemable CPS shall have the rights and benefits and subject to the restrictions as follows:

1. Dividend, bonus issue and distribution

Holders of the Redeemable CPS shall not be entitled to any dividend payment or any distribution (including bonus issue) of the Purchaser.

2. Transferability

Subject to the lock-up provisions set forth in Clause 3.5 of the Share Purchase Agreement in relation to all outstanding shares of MIV Scientific Holdings Ltd. dated 13 October 2010 among the Purchaser, MIV Therapeutics, Inc. and MIV Scientific Holdings Ltd. (the "Agreement"), the Redeemable CPS are freely transferable. Any transfer shall be in compliance with the bye-laws of the Purchaser (the "Bye-laws"), applicable laws and regulatory requirements, including the rules of any stock exchange on which the securities of the Purchaser are listed.

3. Moratorium and Conversion

3.1. The Redeemable CPSs are subject to lock-up provisions set out in Clause 3.5 of the Agreement.

3.2. Subject to the lock-up set forth in Clause 3.5 of the Agreement and paragraph 3.3 below, holders of the Redeemable CPS shall have the right (the "Conversion Right") to convert the Redeemable CPS into the Ordinary Shares at the conversion ratio of one Redeemable CPS convertible into one Ordinary Share (following completion of the Share Consolidation (within the meaning of the Agreement) (the "Conversion Ratio"), subject to adjustment in the manner provided in paragraph 4 below, on a day (other than a Saturday, Sunday, a public holiday or a day on which a tropical cyclone warning No.8 or above or a "black rainstorm warning signal" is hoisted in Hong Kong at any time between 9:00a.m. and 5:00p.m.) on which licensed banks in Hong Kong are open for general banking business (the "Business Day") at any time after the issue of the Redeemable CPS.

3.3. If the issue of the Ordinary Shares following the exercise of the Conversion Right by a holder of the Redeemable CPS would result in (a) a holder of the Redeemable CPS and parties acting in concert with it (within the meaning of the Hong Kong Code on Takeovers and Mergers (the "Takeovers Code"), taken together, directly or indirectly controlling or being interested in 30% or more of the entire issued capital of the Purchaser (or such other percentage may from time to time be specified in the Takeovers Code as being the level for triggering a mandatory general offer) as at the date of conversion unless either (i) the holder and parties acting in concert with it comply with the Takeovers Code and make a general offer to acquire for all the Ordinary Shares not already owned by them; or (ii) a whitewash waiver to waive the requirement for the holder and parties acting in concert with it to make the mandatory general offer is approved by the independent shareholders of the Purchaser and is granted by the Executive Director of the Corporate Finance Division of the Securities and Futures Commission pursuant to the Takeovers Code before the date of completion of the conversion; or (b) the Purchaser not meeting the requirement under the Rules Governing the Listing of Securities on the Stock Exchange (the "Listing Rules") applicable to the Purchaser that not less than 25% or the minimum percentage as set out in the Listing Rules from time to time shall be held by the public (the "Public Float Requirement") immediately after the conversion; then the number of Ordinary Shares to be issued pursuant to such conversion shall be limited to the maximum number of Ordinary Shares issuable by the Purchaser which would not result in a breach of the Public Float Requirement or a mandatory general offer being triggered under the Takeovers Code (as the case may be), and the balance of the Conversion Right attached to the Redeemable CPS which the holder of the Redeemable CPS sought to convert shall be suspended until such time when the Purchaser is able to issue new Ordinary Shares in satisfaction of the exercise of the said balance of the Conversion Right in compliance with the Public Float Requirement or without triggering a mandatory general offer under the Takeovers Code or the general offer is made by the holder and parties acting in concert with it or a whitewash waiver is approved and granted as set out above.

3.4. The Conversion Right may, subject as provided herein, be exercised by a holder of the Redeemable CPS delivering, at its own expense, during normal business hours on a Business Day to the principal place of business of the Purchaser in Hong Kong a notice (the "Conversion Notice") duly completed and signed stating the intention of such holder to convert and the address in Hong Kong for the delivery of the certificate(s) for the Ordinary Shares arising from such conversion together with the original certificate(s) of the Redeemable CPS. The Purchaser shall be responsible for payment of all taxes and stamp, issue and registration fees and duties (if any), and the levies and charges (if any) of the Stock Exchange arising on any such conversion. A Conversion Notice once delivered shall be irrevocable.

3.5. The Ordinary Shares arising from the conversion shall be allotted and issued by the Purchaser, credited as fully paid, to the holder of the relevant Redeemable CPS on the day on which the Conversion Notice is given to the Purchaser, and the Purchaser shall within 21 Business Days thereafter issue certificate(s) for the relevant Ordinary Shares to which the holder of the relevant Redeemable CPS on exercise of its Conversion Right in board lots with one certificate for any odd lot of Ordinary Shares arising from the conversion (unless otherwise directed by the relevant holder) and shall deliver such certificate(s) to the relevant holder at the address in Hong Kong set out in the Conversion Notice (or, in the absence of such address in the Conversion Notice, the registered address of such holder) and, if applicable, a new certificate for any unconverted Redeemable CPS.

3.6. Conversion of the Redeemable CPS shall be effected in such manner as the directors of the Purchaser shall subject to the Bye-laws and to any other applicable laws and regulations, from time to time determine provided that no conversion shall take place if to do so would result in the Ordinary Shares arising from the conversion being issued at a price below their nominal value as at the date of the conversion.

3.7. Ordinary Shares arising on conversion shall carry the right to receive all dividends

(a) and other distributions declared, made or paid upon the Ordinary Shares by reference

(b) to any record date on or after the date of surrender of the certificate(s) for the Redeemable CPS and the delivery of the Conversion Notice and shall rank pari passu in all other respects and form one class with the Ordinary Shares then in issue and fully paid.

3.8. Until such time as all Redeemable CPS have been converted to Ordinary Shares, the Purchaser shall:

(a) at all times keep available for issue and free of all liens, charges, options, mortgages, pledges, claims, equities, encumbrances and other third-party rights of any nature, and not (b) subject to any pre-emptive rights out of its authorised but unissued share capital such number of authorised but unissued Ordinary Shares as would enable all Redeemable CPS to be converted to Ordinary Shares and any other rights of conversion into, subscription for or exchange into Ordinary Shares to be satisfied in full; and

(c) use its best endeavours to maintain the listing of the Ordinary Shares on the Main Board of the Stock Exchange.

4. Adjustment to conversion

4.1. If while any of the Redeemable CPS remain outstanding, the Purchaser shall subdivide or consolidate the Ordinary Shares, the Conversion Ratio applicable to any subsequent conversion shall in the case of a subdivision be increased or in the case of a consolidation be reduced proportionately.

4.2. Save as provided in paragraph 4.1, no adjustment shall be made to the Conversion

Ratio as a result of any other changes to the share capital of the Purchaser, including without limitation, to the generality of the foregoing, any bonus issue, scrip dividend or other distribution and any rights issue or other issue of shares, options to subscribe for or any other securities convertible into Ordinary Shares.

4.3. Any adjustment to the Conversion Ratio shall be made to the nearest whole number such that in the event of any fraction of a whole number of Ordinary Shares in the case of a conversion, such fraction shall be rounded down to the nearest whole number of Ordinary Shares.

4.4. Whenever the Conversion Ratio is adjusted as herein provided, the Purchaser shall as soon as possible but no later than 28 days of the event giving rise to such adjustment give written notice to the holders of the Redeemable CPS that the Conversion Ratio has been adjusted (setting out brief particulars of the event giving rise to the adjustment, the Conversion Ratio in effect prior to such adjustment, the adjusted Conversion Ratio and the effective date thereof) and such notice shall be conclusive and binding.

5. Redemption

5.1. Without prejudice to the power of the Purchaser to purchase its shares in accordance with the Bye-laws, the Redeemable CPS are not redeemable except by the Purchaser at its absolute and sole discretion.

5.2. The Purchaser may redeem, from any source of funds legally available therefor, the Redeemable CPS at any time by paying in cash or in kind in exchange for the Redeemable CPS to be redeemed a sum equal to its issue price of HK$ 0.18 each (as adjusted for stock splits, stock dividends, reclassifications or the like). Without prejudice to the foregoing, the Redeemable CPS may be redeemed by the Purchaser upon exercise of the Put Option (within the meaning of the Agreement) in accordance with the provisions of the Agreement.

5.3. A holder of the Redeemable CPS shall have no right to demand repayment or redemption of whole or any part of the Redeemable CPS.

6. Voting Rights

Without prejudice to the sub-paragraph below, until the Redeemable CPS are converted into Ordinary Shares, holders of the Redeemable CPS shall be entitled to receive notices of and attend any general meetings of the Purchaser but shall not be entitled to vote at such general meetings of the Purchaser unless:

(a) the resolution in question, which if passed would (subject to any consents required for such purpose being obtained) vary or abrogate the rights or privileges of the holders of the Redeemable CPS; or

(b) the resolution in question relates to the dissolution or winding-up of the Purchaser, in which event the Redeemable CPS shall confer on the holders thereof the right to participate and vote (either in person or by proxy) at that general meeting on an "as-converted-to-Ordinary Share" basis at the time of the relevant general meeting.

7. Rights in liquidation

On a return of capital in liquidation or otherwise the assets of the Purchaser available for distribution among the members of the Purchaser shall be applied as follows:

(a) firstly, towards payment to the holders of the Redeemable CPS of an amount equal to the aggregate of the amounts paid up or credited as paid up on all the outstanding Redeemable CPS (pro rata to the aggregate of the nominal amount of the Redeemable CPS held by each such holder); and

(b) secondly, the balance of such assets shall belong to and be distributed among the holders of the Ordinary Shares and other classes of shares of the Purchaser currently or to be created in future in the capital of the Purchaser. Holders of the Redeemable CPS shall not have the right to participate in such remaining assets.

8. Listing

No listing of the Redeemable CPS shall be sought on the Stock Exchange or on any other stock exchanges. Application shall be made to the Listing Committee of the Stock Exchange for the listing of, and permission to deal in, the Ordinary Shares which may fall to be issued upon the exercise of the Conversion Right attaching to the Redeemable CPS.

9. Maturity

The Redeemable CPS shall have perpetual maturity.

Schedule 5

Leased Properties

Lessor

Shanghai Zhangjiang East Area Hi-Tech United Development Co., Ltd. ( in Chinese, "上海张江东区高 科技联合发展有限公司")

Shanghai Zhangjiang East Area Hi-Tech United Development Co., Ltd. (in Chinese, "上海张江东区高 科技联合发展有限公司" )

Shanghai Zhangjiang East Area Hi-Tech United Development Co., Ltd. (in Chinese, "上海张江东区高 科技联合发展有限公司" )

Location: 1F, 2F, Part B, Building 21, No. 528 Ruiqing Road, Zhangjiang Hi-Tech Industry East Area, Shanghai (in Chinese, "上海市张江高科技产业东区 瑞庆路 528 号/21 幢/乙号/1 层和 2 层" );

Size: 811.55 square meters;

Rent: RMB 1.44 per square meter per day;

Use: site for production and operation.

Location: Room 401, 4F, Part B, Building 22, No. 836 Shengli Road, Zhangjiang Hi-Tech Industry East Area, Shanghai ( in Chinese, "上海市 张江高科技产业东区 胜利路 836 号

22Z 4 401 Size: 107.31 square meters; Rent: RMB 1.44 per square meter per day; Use: accommodation for its employees.

Schedule 6
Form of InnoMed Owner CPS Charge
DATED f *] 2010
INNOMED SCIENTIFIC LIMITED
as Chargor
and

CCT TECH INTERNATIONAL LIMITED
as Chargee

DEED OF CHARGE OVER
CERTAIN NON-VOTING REDEEMABLE CONVERTIBLE PREFERENCE SHARES
IN RESPECT OF
CCT TECH INTERNATIONAL LIMITED

THIS DEED OF CHARGE OVER SHARES is dated [*] 2010 and made BY:

INNOMED SCIENTIFIC LIMITED, a company incorporated in Cayman Islands with limited liability and whose registered address is situated at P.O. box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands ("Chargor").

IN FAVOUR OF:

CCT TECH INTERNATIONAL LIMITED, a company incorporated in Bermuda with limited liability whose registered office is at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda ("Chargee").

Background:

MIV Therapeutics, Inc. (the "Vendor"), the Chargee and MIV Scientific Holdings Ltd. entered into an agreement for the sale and purchase of all the issued and paid-up shares and subscription of new shares of MIV Scientific Holdings Ltd. dated 13 October 2010 (the "Agreement").

The Chargor is the registered, legal and beneficial owner of the Charged Property (as defined below) and has agreed to provide security over the Charged Property to the Chargee upon the terms and conditions of this Deed.

Terms:

IN CONSIDERATION of the mutual covenants and agreements contained in this Deed, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, IT IS AGREED as follows:

1. Interpretation

1.1 In this Deed (including the recitals), unless the context otherwise requires or otherwise stated, capitalised terms defined in, and aids to construction used in, the Agreement shall have the same meaning, or be given the same construction, when used in this Deed and:

"Charged Shares" means 650,000,000 Redeemable CPS allotted and issued and/or to the allotted and issued to the Chargor under the Agreement and subject to charge under this Deed in accordance with the provisions set out in Clause 3.5.1 of the Agreement and subject to clause 23 of this Deed;

"Charged Property" means the Charged Shares and the Related Assets;

"Costs" means all demands, claims, actions, proceedings, damages, payments, customs or other duties, fines, penalties, losses, costs (including legal costs), expenses (including tax), disbursements or other liabilities or obligations of any nature;

"Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

"Enforcement Event(s)" means the event(s) set out in Clause 14 of this Deed;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"Lock-up Provisions" means the lock-up provisions in relation to the Redeemable CPS allotted and issued to the Chargor under the Agreement, as set out in Clause 3.5.1 of the Agreement;

"PRC" means the People's Republic of China, excluding, for the purposes of this Deed, Hong Kong, the Macau Special Administrative Region and Taiwan (Republic of China);

"Related Assets" means all dividends, interest and other moneys payable (if any) in respect of the Charged Shares or any Related Assets and all other assets, rights, benefits and proceeds in respect of or derived from the Charged Shares or any Related Assets (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise);

"RMB" means Renminbi, the lawful currency of the PRC;

"Secured Obligations" means all obligations of the Vendor and/or the Company under the Agreement, whether present or future, actual or contingent;

"Security Rights" means all rights, powers and remedies of the Chargee and/or any receiver appointed under this Deed provided by this Deed or by law in respect of the Charged Property.

"Subject Documents" means this Deed and the Agreement;

"Transfer Forms" means any (1) transfers, (2) assignments, (3) instructions or notices to any relevant clearing house, depositary, custodian or person and (4) any other documentation required to transfer, improve or perfect title to the Charged Shares or any of them; and

1.2 In this Deed (including the recitals), unless the context otherwise requires or otherwise stated:

"Secured Obligations" or "Charged Property" is deemed to include a reference to any part of them or it;

references to "Clauses" are to clauses of this Deed;

a "person" shall be construed as a reference to any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation, trust or entity;

a "successor" of any party to this Deed shall be construed as including any person to whom all or any part of the rights or obligations of such party under this Deed shall have been assigned and/or transferred or who shall have assumed all or any part of such rights or obligations;

this "Deed", the "Agreement", or any other document or agreement shall be construed as a reference to such document or agreement as amended, varied, restated, novated or supplemented, substituted or replaced from time to time and includes all other documents supplemental to, collateral with, or derived from such document or agreement;

reference to this "Deed" is deemed to include a reference to any security created by or pursuant to or acknowledged by this Deed;

a provision of a statute, rule or regulation is, unless otherwise indicated, deemed to include a reference to such provision as amended, modified or re-enacted from time to time; and

the singular is deemed to include the plural and vice versa.

1.3 The Clause headings are not to be taken into account in construing this Deed.

1.4 The parties to this Deed intend it to take effect as a deed (even though the Chargee only executes it under hand).

2. Charging clause

The Chargor as beneficial owner and as a continuing security for the payment, performance and discharge of the Secured Obligations hereby:

(a) mortgages, by way of equitable mortgage, and charges and agrees to mortgage and charge to the Chargee all of the Charged Shares;

(b) mortgages, by way of equitable mortgage, charges and assigns and agrees to mortgage, charge and assign to the Chargee all Related Assets accruing to all or any of the Charged Shares; and

(c) undertake to comply with the Lock-up Provisions in full in respect of all of the Charged Shares.

3. Deposit of certificates

3.1 The Chargor shall, forthwith upon execution of this Deed, deliver to the Chargee (each in a form satisfactory to the Chargee):

(a) all certificates and other documents of title to the Charged Shares; and

(b) share transfer forms and/or such other Transfer Forms as the Chargee may reasonably require (duly executed by or on behalf of the Chargor but with the date and name of the transferee left blank) in respect of the Charged Shares and a letter of authorisation duly signed by the Chargor authorising the Chargee or its nominee(s) to complete, date and put into effect the share transfer forms and other Transfer Forms delivered to the Chargee hereunder.

3.2 The Chargor shall, promptly upon the acquisition, accrual, offer or issue of any further Redeemable CPS or any Related Assets (in the form of stocks, shares, warrants or other securities) in which it has a beneficial interest by reason of the Chargor being the registered holder of the Charged Shares, procure the delivery to the Chargee of:

(a) all certificates and other documents of title representing those Charged Shares or Related Assets; and

(b) such share transfer forms and/or other Transfer Forms as the Chargee may reasonably require (duly executed by or on behalf of the Chargor but, in each case, with the date and name of the transferee left blank) in respect of those Charged Shares and/or Related Assets and a letter of authorisation duly signed by the Chargor authorising the Chargee or its nominee(s) to complete, date and put into effect the share transfer forms and other Transfer Forms delivered to the Chargee hereunder.

4. Voting rights and dividends

4.1 As long as no Enforcement Event has occurred, the Chargor shall be entitled:

(a) to receive all dividends, interest and other moneys arising from the Charged Property; and

(b) to exercise all voting and other rights in relation to the Charged Property, provided that no vote shall be cast or corporate right exercised or other action taken which would impair the security in the Charged Property created by or pursuant to this Deed to the Chargee or the perfection or realisation thereof or which would be inconsistent with or result in any violation of any provision of this Deed or the Agreement or would otherwise result in any variation of the rights attaching to or conferred by all or any part of the Charged Property.

4.2 At any time after an Enforcement Event has occurred, the Chargee may at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(a) require the Chargor to do all things that the Chargee may require to transfer the Charged Shares to, and register the Charged Shares in the name of, the Chargee (or its nominee(s));

(b) require the Chargor to issue such instructions as the Chargee may require in order to procure the issue or transfer to the Chargee (or its nominee(s)) of the Related Assets;

(c) exercise (or refrain from exercising) any voting rights in respect of the Charged Property (and the Chargee may revoke, or cause to be revoked, any proxies given to the Chargor);

(d) redeem the Charged Shares at the price of HK$0.18 per each Redeemable CPS to be redeemed and apply the redemption proceeds to set -off against part of the Non-cash Option Consideration in accordance with Clause 10.5.1.1 of the Agreement;

(e) apply all dividends, interest and other moneys arising from the Charged Property as though they were the proceeds of sale under this Deed;

(f) exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Property including the right, in relation to any company whose shares or other securities are included in the Charged Property, to concur or participate in:

(1) the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(2) the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(3) the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in such manner and on such terms as the Chargee may think fit, and the proceeds of any such action shall form part of the Charged Property.

5. Chargor's representations and undertakings

5.1 The Chargor represents and warrants to the Chargee and undertakes during the subsistence of this Deed that, with respect to the relevant portion of the Charged Property held by it:

(a) it is and shall at all times remain the sole legal and beneficial owner and registered holder of the Charged Property held by it at the date of this Deed, free from any Encumbrances except as created by or pursuant to the Subject Documents, and that (other than any interest under this Deed) it is the sole person with any legal or beneficial interest in the Charged Property;

(b) it has not sold or disposed of, and shall not sell or dispose of, the benefit of all or any of its rights, title and interest in the Charged Property other than pursuant to the Subject Documents;

(c) it shall not do or cause or permit to be done anything which has or would be reasonably likely to depreciate, jeopardise or otherwise prejudice the market value or collateral value of the Charged Property or the Security Rights;

(d) its performance of the provisions, covenants and obligations contained in this Deed shall not infringe any law or obligation binding upon it;

(e) this Deed constitutes the legal, valid and binding obligations of the Chargor enforceable in accordance with its terms and creates in favour of the Chargee the security which it is expressed to create over the assets which are, subject to the terms of this Deed, at the applicable time, expressed to be secured and with the ranking and priority it is expressed to have;

(f) it is not necessary that this Deed be filed, recorded or enrolled with any court or other authority in Hong Kong or the Cayman Islands, or elsewhere or that any stamp, registration or similar tax be paid on or in relation to this Deed;

(g) the entry into and performance by it of, and the transactions contemplated by, this Deed do not and shall not conflict with any law or regulation applicable to it; or conflict with any agreement or instrument binding on it; and

(h) it acknowledges and agrees that it is to its benefit to execute and deliver this Deed and to assume the obligations and liabilities which are, or are expressed to be, assumed by it under this Deed and to give and perform the undertakings, representations and warranties given and to be performed by it under this Deed.

5.2 The Chargor undertakes and covenants to the Chargee during the subsistence of this Deed:

(a) to pay all calls or other payments due in respect of any part of the Charged Property held by it (and agrees that if it fails to make any such payment the Chargee may make that payment on its behalf and any sums so paid by the Chargee shall be reimbursed by each of the Chargor on demand together with an interest calculated from the due date up to the actual date of payment (after, as well as before, judgment);

(b) to ensure that the Charged Shares are at all times free from any restriction on transfer by the Chargee or its nominee or any receiver to perfect or enforce the security created by or pursuant to this Deed;

(c) unless retention is permitted or otherwise agreed in writing by the Chargee, to account to the Chargee, promptly following receipt, for all moneys received after the occurrence of an Enforcement Event in respect of the Charged Property and, pending payment of such moneys to the Chargee, to hold such moneys on trust for the Chargee;

(d) to notify the Chargee of the contents of any communication or document received by it in relation to any of the Charged Shares and/or the Related Assets; and

(e) to make all such filings and registrations and take all such other steps as may be necessary in connection with the creation, perfection or protection of the security created by or pursuant to this Deed and pay (or procure payment of) all application, registration, renewal and other fees necessary for effecting, protecting, maintaining or renewing registrations in respect of such security when the same have become due and payable.

5.3 Except as permitted under the Agreement or this Deed or otherwise with the Chargee's prior written consent, the Chargor shall not :

(a) assign or dispose of all or any part of the Charged Property; or

(b) create, grant or permit to exist:

(1) any security (except as created by or pursuant to this Deed) over; or

(2) any restriction on the ability to transfer or realise, all or any part of the Charged Property; or

(c) take or permit the taking of any action which would alter the rights attaching to or prejudice the value of the Charged Property or any of it.

6. Further assurance

6.1 The Chargor shall at its own cost promptly execute all documents (including transfers) and do all things (including the delivery, transfer, assignment or payment of all or part of the Charged Property to the Chargee or its nominee(s)) that the Chargee may reasonably specify for the purpose of:

(a) exercising the Security Rights or at any time after an Enforcement Event has occurred facilitating the realisation of the Charged Property; and/or

(b) securing and perfecting or protecting its security over or title to all or any part of the Charged Property or its priority; and/or

(c) facilitating any dealings by the Chargee pursuant to the powers granted to it under this Deed,

including, without limitation, transferring the Charged Property into the name of the Chargee or its nominee(s).

6.2 The Chargor shall at its own cost procure that, promptly after the date of this Deed, the appropriate details of this Deed are filed against it with the Registry of Corporate Affairs in the Cayman Islands.

6.3 The Chargor shall upon demand from the Chargee, at any time after an Enforcement Event:

(a) procure the transfer of the Charged Property, into the name of the Chargee or such nominee(s), agents or purchasers as it shall direct, and

(b) execute all documents and do all other things that the Chargee may require to facilitate the realisation of the Charged Property.

7. Power of attorney

The Chargor, by way of security or otherwise, irrevocably appoints the Chargee and any receiver severally to be its attorney (with full power of substitution and delegation) and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including, without limitation, any Transfer Forms) and do all things that the Chargee may consider to be requisite for (1) carrying out any obligation imposed on the Chargor under this Deed or (2) exercising any of the rights conferred on the Chargee by this Deed or by law, (including (without limitation), after an Enforcement Event has occurred, the exercise of any right of a legal or a beneficial owner of the Charged Property). The Chargor shall ratify and confirm all things done and all documents executed by the Chargee in the exercise of that power of attorney.

8. Power of sale

8.1 At any time after an Enforcement Event has occurred, the Chargee shall be entitled, without prior notice to the Chargor or prior authorisation from any court:

(a) to sell or otherwise dispose of all or any part of the Charged Property (at the times, in the manner and on the terms it thinks fit); and

(b) to exercise all such other powers conferred on mortgagees by Sections 51 (Powers of mortgagee and receiver) and 53 (Sale by mortgagee) of and the Fourth Schedule (Powers of mortgagee and receiver) to the Conveyancing and Property Ordinance (Cap. 219) as varied and extended by this Deed without any restriction which may be imposed by any ordinance or other statutory provision, and all other powers conferred by this Deed and/or any relevant laws shall become immediately exercisable without any restrictions that may be contained in such laws as to the giving of notice or otherwise.

The Chargee shall be entitled to apply the proceeds of that sale or other disposal in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations.

8.2 A certificate in writing by an officer or agent of the Chargee that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact, in favour of a purchaser of all or any part of the Charged Property.

8.3 No person (including a purchaser) dealing with the Chargee or any of its agents or nominees or any receiver shall be obliged or concerned to see or enquire:

(a) whether the Secured Obligations have become payable; or

(b) whether any power which the Chargee or such other person is purporting to exercise has become exercisable; or

(c) whether any money remains due under the Subject Documents; or

(d) how any money paid to the Chargee is to be applied; or

(e) whether the right of the Chargee to appoint a receiver has arisen or become exercisable.

In the absence of bad faith on the part of such purchaser or other person, such dealings shall be deemed, so far as regards the safety and protection of such purchaser or other person, to be within the powers conferred by this Deed and to be valid accordingly. The remedy of the Chargor in respect of any impropriety or irregularity in the exercise of such power shall be in damages only.

9. Receiver

9.1 At any time after an Enforcement Event has occurred or if a petition is presented for the making of an administration order in relation to the Chargor or if requested by the Chargor, the Chargee may by writing (acting through an authorised officer of the Chargee) without notice to the Chargor appoint one or more persons to be receiver of the whole or any part of the Charged Property, each such person being:

(a) entitled to act individually as well as jointly; and

(b) for all purposes deemed to be the agent of the Chargor.

9.2 The Chargee may fix the remuneration of any receiver appointed by it and may remove or replace any such receiver at any time.

9.3 Each receiver is deemed to be the agent of the relevant Chargor for all purposes. The Chargor alone shall be responsible for its contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by it and the Chargee shall not incur any liability (either to the Chargor or to any other person) by reason of the Chargee making its appointment as a receiver or for any other reason.

9.4 Each receiver shall have the powers of the Chargee conferred by Clause 8 (Power of sale) and all other powers conferred on a receiver by law, and in the case of joint receivers any power may be exercised jointly or severally.

9.5 All or any of the powers conferred on a receiver by this Deed or by law may be exercised by the Chargee without first appointing a receiver or despite any such appointment.

9.6 The Chargee shall not be liable to account to the Chargor as mortgagee in possession for any money not actually received by the Chargee and, if the Chargee or any receiver takes possession of the Charged Property, it or he may at any time relinquish such possession.

10. Application of moneys

All moneys received or recovered by the Chargee or any receiver pursuant to this Deed or the powers conferred by it (whether during, or before, its enforcement of the Security Rights) shall, subject to the rights of any persons having priority, be applied in the following order of priority:

(a) first, in or towards payment of all amounts payable to the Chargee or any receiver under Clause 16 (Costs and expenses) and all remuneration due to any receiver;

(b) secondly, in or towards payment of the Secured Obligations in such order as determined by the Chargee in its sole and absolute discretion subject to the terms of the Agreement (and, if any of the Secured Obligations are not then payable, by payment into a suspense account until they become payable);

(c) thirdly, in payment of any surplus to the Chargor or other person entitled to it.

11. Effectiveness of security

11.1 The security created by or pursuant to this Deed and the Security Rights:

(a) shall be cumulative, in addition to and independent of every other security which the Chargee may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law (and no prior security held by the Chargee over the whole or any part of the Charged Property shall merge into the security created by or pursuant to this Deed); and

(b) shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person or by any other thing which might otherwise prejudice that security or any Security Right.

11.2 No failure on the part of the Chargee to exercise, or delay on its part in exercising, any Security Right shall operate as a waiver thereof, nor shall any single or partial exercise of a Security Right preclude any further or other exercise of that or any other Security Right.

11.3 If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of (1) the remaining provisions of this Deed and (2) such provisions under the law of any other jurisdiction shall not in any way be affected or impaired thereby.

11.4 None of the Chargee, its nominee(s) or any receiver appointed pursuant to this Deed shall be liable by reason of (1) taking any action permitted by this Deed or (2) any neglect or default in connection with the Charged Property or (3) the taking possession or realisation of all or any part of the Charged Property, except in each case for gross negligence or wilful default upon its part and shall not be liable to account as a mortgagee in possession.

11.5 The security created by or pursuant to this Deed shall be continuing security and shall extend to the ultimate balance of the Secured Obligations regardless of any intermediate payment or satisfaction of the whole or any part of the Secured Obligations.

11.6 The Chargee may retain any document delivered to it under this Deed until the security created by or pursuant to this Deed is released or partially released in accordance with the terms of this Deed and, if for any reason it returns any such document before that time, it may by notice to the Chargor require that the relevant document be redelivered to it and the Chargor shall as soon as practicable comply (or procure compliance) with that notice.

12. Subsequent interests and accounts

If the Chargee at any time receives notice of any subsequent security affecting all or any part of the Charged Property, all payments thereafter made to the Chargee shall be treated as having been credited to a suspense account and not as having been applied in reduction of the Secured Obligations as at the time when the Chargee received notice.

13. Set-off

Notwithstanding and without prejudice to any other provision of this Deed or any right of the Chargee under any applicable rule of law, the Chargee may set off any matured obligation due from the Chargor (to the extent beneficially owned by the Chargee) against any matured obligation owed by the Chargee to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Chargee may convert either obligation at the spot rate of exchange for the time being which the Chargee may obtain or quote for obtaining one such currency with the other currency. The Chargee shall promptly notify the Chargor of any such set-off or conversion.

14. Enforcement Event

Each of the matters listed below is an Enforcement Event:

(a) the Chargor fails to pay any amount payable by it under any of the Subject Documents in the manner stipulated therein;

(b) any representation made by the Vendor or the Chargor under or in connection with any of the Subject Documents is incorrect or misleading in any respect;

(c) any of the Vendor, the Chargor or any Group Company fails to perform any of its obligations under the Subject Documents to which it is a party or otherwise commits a breach of any of the Subject Documents;

(d) any provision of the Subject Documents becomes ineffective or unenforceable for any reason;

(e) the happening of the event that triggers the exercise of the Put Option under Clause 10.4.1 of the Agreement;

(f) any of the Vendor or the Chargor becomes insolvent or is unable to pay its debts as and when they are payable;

(g) in the reasonable opinion of the Chargee, there is any change of circumstances which has a material adverse effect on the financial condition of any of the Vendor or the Chargor to the effect that, as a result thereof, any of the Vendor or the Chargor may become unable to pay its debts as and when they are due;

(h) any other event occurs which, in the reasonable opinion of the Chargee, is likely materially and adversely to affect the ability of the Vendor or any of the Chargor to perform any of its obligations under any of the Subject Documents; and

(i) completion fails to take place in accordance with the terms of the Agreement following the exercise of the Put Option by the Purchaser.

15. Notices

Any notice, communication or demand to be given under this Deed or in connection with the matters contemplated by it shall be in writing in English and shall be sufficiently given or served if delivered or sent:

In the case of the Chargor

Address: c/o 20/F Alexandra House, 16-20 Chater Road, Central, Hong Kong

Attention: Ms. Denise Jong

In the case of the Chargee:

Address: 2208, 22/F., St. George's Building, 2 Ice House Street, Central, Hong Kong

Attention: the Board of Directors

Unless there is evidence that it was received earlier, a notice is deemed given if delivered personally, when left at the address referred to in this Clause 15; and if sent by prepaid registered post or courier, three Business Days after posting.

16. Costs and expenses

16.1 Save as expressly provided in the Subject Documents, each party shall be responsible for its own costs and expenses (including legal fees) in connection with the negotiation and preparation of this Deed and any other matters in connection therewith.

16.2 All the Chargee's costs and expenses (including, without limitation, legal fees, stamp duties and any indirect tax) incurred in connection with:

(a) the perfection or enforcement of the security created by or pursuant to this
Deed; or

(b) the exercise of any Security Right,

(c) shall be reimbursed to the Chargee by the Chargor on demand on a full indemnity basis together with an interest from the date the same were incurred to the date of payment determined by the Chargee, and the Chargor shall indemnify the Chargee on demand of the Chargee against any Costs sustained or incurred as a result either of a failure by the Chargor to perform any of its obligations under this Deed or of any representation or warranty made in this Deed having been incorrect when made.

17. Payments

17.1 All sums payable under or in connection with this Deed by the Chargor to the Chargee shall be paid in immediately available funds and shall be paid to the credit of such account or in such other manner as the Chargee may designate. All such payments shall be made in full without set-off of any sum owing by the Chargee to the Chargor or counter-claim and free and clear of any deduction of or withholding for or on account of any tax or for any other reason, except to the extent that any such deduction or withholding is required by law.

17.2 If at any time the Chargor is required by law to make any deduction or withholding from or in respect of any payment due from the Chargor to the Chargee under or in connection with this Deed, the Chargor shall simultaneously pay to the Chargee whatever additional amount is necessary to ensure that the Chargee receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the payment it would have received had no deduction or withholding been made.

17.3 Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Chargor with the Chargee, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Chargor before every liability of the Chargor to such person has been discharged, but such person may permit any withdrawal without affecting the continued application of this Clause 17.

17.4 If at any time the Chargee receives a payment (including by set off) referable to any of the Secured Obligations from any source in a currency other than the United States dollars then such payment shall take effect as a payment to the Chargee of the amount in the United States dollars which the Chargee is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

18. Discretion and delegation

18.1 Any liberty or power which may be exercised or any determination which may be made under this Deed by the Chargee or any receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

18.2 Each of the Chargee and any receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including without limitation the power of attorney under Clause 7 (Power of Attorney)) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise of such power, authority or discretion by the Chargee or the receiver itself or any subsequent delegation or revocation thereof.

19. Successors and changes to the Parties

19.1 This Deed shall remain in effect and the Chargor's liability under this Deed shall continue notwithstanding any change of its or the Chargee's name of and/or its or the Chargee's absorption by or in or amalgamation with any other entity or the acquisition of all or part of its or the Chargee's undertaking by any other entity, and reference to the Chargor or the Chargee shall be deemed to include any permitted assignee or successor in title of the Chargor of the Chargee (as the case may be) and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Chargor or the Chargee (as the case may be) under this Deed or to which under such laws the same have been transferred.

19.2 The Chargor irrevocably and unconditionally confirms that:

(a) it consents to any transfer by the Chargee of its rights and/or obligations under this Deed;

(b) it shall continue to be bound by the terms of this Deed, notwithstanding the transfer by the Chargee of any of its rights or obligations hereunder; and

(c) the transferee of the Chargee acquire an interest in this Deed upon the transfer taking effect.

19.3 If the Chargee assigns and/or transfers to any person, or any person otherwise assumes, all or any part of the Chargee's rights and/or obligations under the Subject Documents, all or such equivalent part of its rights and benefits under this Deed shall, upon and by virtue of such assignment and/or transfer and/or assumption, be assigned and/or transferred to, and/or assumed by, such person.

19.4 The Chargor may not assign, transfer, novate or dispose of any of its rights or obligations under this Deed.

20. Miscellaneous

20.1 Each of the provisions of this Deed shall be severable and distinct from one another and if at any time any one or more of those provisions (or any part thereof) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.2 The Chargee's rights and powers under this Deed shall not be affected or impaired by any delay or omission by the Chargee in exercising them or any previous exercise of any such rights or powers.

20.3 The provisions of this Deed shall be in addition and without prejudice to any rights of the Chargee under any applicable rule of law. The Chargee's rights and powers under this Deed are cumulative and shall not be affected or impaired by any delay or omission by the Chargee in exercising them or any previous exercise of any such rights or powers.

20.4 No variation of the terms of this Deed shall be valid unless in writing signed by the Chargor and confirmed in writing by the Chargee.

20.5 This Deed may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Deed.

20.6 A certificate signed by an official of the Chargee as to the amount at any time of the Secured Obligations shall be conclusive evidence against the Chargor, except in the case of manifest error.

21. Limitation of liability

21.1 Without prejudice to the Chargee's duties and liabilities at law, the Chargee shall not be liable for any losses arising in connection with this Deed or any action taken or not taken by it under this Deed or in relation to the security created by or pursuant to this Deed unless caused by its gross negligence, wilful misconduct or fraud.

21.2 Subject to due notification thereof by the Chargee, where any Charged Shares are registered in the Chargee's name (or that of its nominee) in accordance with the terms of this Deed, it is expressly agreed that the Chargor shall remain liable to observe and perform all of the conditions and obligations attaching to any of the Charged Shares at the time immediately prior to the registration of the Charged Shares by the Chargee (including the payment of any sum due in respect of the Charged Shares).

21.3 The Chargor may not take any proceedings against any director, officer, employee or agent of the Chargee in respect of any claim it might have against the Chargee or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to this Deed or the security created by or pursuant to this Deed.

21.4 The Chargee shall not be required to perform or fulfil any obligation of the Chargor in respect of the Charged Property or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled under this Deed at any time or times.

22. Preservation of rights

22.1 The obligations of the Chargor contained in this Deed shall constitute and be continuing obligations and shall extend to the ultimate balance of sums payable by the Chargor and the Company under the Subject Documents, regardless of any intermediate payment or satisfaction of all or any of the Secured Obligations and shall continue in full force and effect until final payment in full of all the Secured Obligations.

22.2 Neither the obligations of the Chargor contained in this Deed nor the Security Rights shall be discharged, impaired or otherwise affected by:

(a) the winding-up, dissolution, administration, re-organisation, merger,

(b) amalgamation, bankruptcy, liquidation, insolvency, incapacity or disability of any person or any change in any person's name, constitution, composition, status, function, control or ownership;

(c) any of the Secured Obligations being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(d) any time or other indulgence being granted or agreed to be granted to any person in respect of any of the Secured Obligations;

(e) any amendment to, or any variation, waiver or release of, any of the Secured Obligations or any provisions of the Subject Documents;

(f) any failure to take or realise, or fully to take or realise, any security contemplated by this Deed or otherwise agreed to be taken in respect of the Secured Obligations;

(g) any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

(h) any other act, event or omission which, but for this Clause 22, might operate to discharge, impair or otherwise affect any of the obligations of the Chargor under this Deed or any of the rights, powers or remedies conferred upon the Chargee by this Deed or by law.

22.3 The Chargee shall not be obliged before exercising any of its rights, powers or remedies conferred upon it in respect of the Chargor by this Deed or by law:

(a) to make any demand of the Chargor or any other person;

(b) to take any action or obtain judgment in any court against the Chargor or any other person;

(c) to make or file any claim or proof in the bankruptcy or a winding-up or dissolution of the Chargor or any other person; or

(d) to enforce or seek to enforce any other security taken in respect of the Secured Obligations,

and the Chargor waives any right it may have of first requiring the Chargee to proceed against or enforce any other rights or security or claim payment from any person before claiming from it under this Deed. This waiver applies irrespective of any law or any provision of a Subject Document to the contrary.

22.4 The Chargor agrees that, until the release of the Redeemable CPS from this Deed but subject to Clause 22.6, any rights which the Chargor may at any time have by reason of performance of its obligations under this Deed:

(a) to be indemnified by any other party; and/or

(b) to claim any contribution from any other person in respect of the Secured Obligations; and/or

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Chargee or of any other guarantee or security taken pursuant to, or in connection with, the Subject Documents by the Chargee, shall be exercised by the Chargor in such manner and upon such terms as the Chargee may require and the Chargor further agrees to hold any moneys at any time received by it as a result of the exercise of any such rights for and on behalf of, and to the order of, the Chargee for application in or towards payment of the Secured Obligations.

22.5 For the purpose of preserving the Chargee's right to prove in the liquidation, bankruptcy or other insolvency of the Chargor for the full amount of the Secured Obligations, the Chargee may place any money received under this Deed to the credit of a securities realised or a suspense account for so long as it thinks fit, without any obligation in the meantime to apply such money in or towards discharge of any of the Secured Obligations.

22.6 Any settlement or discharge between the Chargor and the Chargee shall be conditional upon no security or payment to the Chargee by the Chargor or any person on behalf of the Chargor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application for the time being in force and, if any such security or payment is so avoided or reduced, the Chargee shall be entitled to recover the value or amount of such security or payment from the Chargor subsequently as if such settlement or discharge had not occurred and such settlement or discharge shall in those circumstances be void.

23. Releases

23.1 The following number of Charged Shares shall be released from the charge under this Deed on the date specified below, provided however that if at any time after the date of this Deed but on or before 31 March 2013 all the events set forth in Clauses 3.4.2 to 3.4.4 of the Agreement have occurred, all Charged Shares charged under this Deed shall be forthwith released from the charge under this Deed. Notwithstanding the foregoing, all the Charged Shares shall be released from the charge under this Deed on 1 September 2013, unless an Enforcement Event occurs before that date and in such case the Charged Shares shall continue to be subject to this Deed and shall be dealt with in accordance with this Deed.

Number of Charged Shares to be released Release Date from the charge under this Deed

162,500,000 1 January 2012

162,500,000 1 January 2013

325,000,000 1 September 2013

23.2 Upon the occurrence of the matters in Clause 23.1, the Chargee shall, at the cost of the Chargor, as soon as practicable return the certificates and unused transfer forms and/or other Transfer Forms delivered to the Chargee under Clause 3.1 to the relevant Chargor and do all such other things reasonably requested by the Chargor so as to give effect to the release of the Charged Shares.

24. Law

This Deed shall be governed by, and construed in accordance with, the laws of Hong Kong.

25. Jurisdiction

25.1 The parties irrevocably agree that the Hong Kong courts are to have exclusive jurisdiction to settle any disputes and to entertain any suit, action or proceedings arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) ("Proceedings") and waive any objections to Proceedings and such courts on the grounds of venue or that Proceedings have been brought in an inappropriate forum. Nothing shall limit the right of the Chargee to take proceedings against the Chargor in the courts of any country in which the Chargor has assets or in any other courts of competent jurisdiction, nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

25.2 The Chargor appoints RB Secretariat Limited of 20th Floor, Alexandra House, Hong Kong (marked for the attention of: Ms. Denise Jong), Hong Kong as its process agent to receive on its behalf service of process of any Proceedings in Hong Kong and agrees that failure by the process agent to notify it of any process shall not invalidate the Proceedings concerned.

25.3 Service of process upon any process agent appointed by or any replacement thereof in accordance with this Clause 25 shall be good service upon the Chargor whether or not it is forwarded to and received by the Chargor. The Chargor irrevocably agrees that if, for any reason, any such process agent ceases to be able to act as process agent on its behalf, or no longer has an address in Hong Kong, it shall within 30 days thereof appoint a substitute process agent with an address in Hong Kong acceptable to the Chargee and deliver to the Chargee a copy of the substitute process agent's acceptance of that appointment. In the event that the Chargor fails to appoint a substitute process agent, it shall be effective service for the Chargee to serve the process upon the last address in Hong Kong known to the Chargee of the last process agent for the Chargor notified to the Chargee notwithstanding that such process agent is no longer found at such address or has ceased to act. As used in this Clause 24.3, the expression "process agent" includes, where the context so admits, a substitute process agent.

25.4 In addition to the methods of service set out in the foregoing provisions of this Clause 25, process may be served upon the Chargor in any other manner permitted by law.

25.5 To the extent that the Chargor may be entitled in any jurisdiction to claim for itself or its assets immunity from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

25.6 To the extent that the Chargor may be entitled in any jurisdiction to claim for itself or its assets immunity from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

This Deed was duly signed and sealed as a deed and delivered on the date which first appears on page 1.

SEALED with the Common Seal of )

INNOMED SCIENTIFIC LIMITED )

) C.S.

in the presence of- )

SIGNED by )

for and on behalf of )

CCT TECH INTERNATIONAL LIMITED )
In the presence of- )

SIGNATURE PAGE OF THE DEED OF CHARGE OVER SHARES

Schedule 7
Form of Vendor CPS Charge
DATED f *] 2010
MIV THERAPEUTICS, INC
as Chargor
and

CCT TECH INTERNATIONAL LIMITED
as Chargee

DEED OF CHARGE OVER
CERTAIN NON-VOTING REDEEMABLE CONVERTIBLE PREFERENCE SHARES
IN RESPECT OF
CCT TECH INTERNATIONAL LIMITED

THIS DEED OF CHARGE OVER SHARES is dated [*] 2010 and made BY:

MIV THERAPEUTICS, INC., a company incorporated in Nevada, the United States of America and whose registered address is situated at Suite 1500, 1055 West Georgia Street, Vancouver, BC, Canada (the "Chargor")

IN FAVOUR OF:

CCT TECH INTERNATIONAL LIMITED, a company incorporated in Bermuda with limited liability whose registered office is at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda ("Chargee").

Background:

The Chargor, the Chargee and MIV Scientific Holdings Ltd. entered into an agreement for the sale and purchase of all the issued and paid-up shares and subscription of new shares of MIV Scientific Holdings Ltd. dated 13 October 2010 (the "Agreement").

The Chargor is the registered, legal and beneficial owners of the Charged Property (as defined below) and has agreed to provide security over the Charged Property to the Chargee upon the terms and conditions of this Deed.

Terms:

IN CONSIDERATION of the mutual covenants and agreements contained in this Deed, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, IT IS AGREED as follows:

1. Interpretation

1.1 In this Deed (including the recitals), unless the context otherwise requires or otherwise stated, capitalised terms defined in, and aids to construction used in, the Agreement shall have the same meaning, or be given the same construction, when used in this Deed and:

"Charged Shares" means 2,816,700,000 Redeemable CPS allotted and issued and/or to the allotted and issued to the Chargor under the Agreement and any further Redeemable CPS acquired by the Chargor and/or any of its nominee(s) by reasons of the Chargor being the registered holder of the Charged Shares and subject to charge under this Deed in accordance with the provisions set out in Clause 3.5.2 of the Agreement and subject to clause 23 of this Deed PROVIDED THAT such number of the Redeemable CPS as equal to 4% of the Redeemable CPS issued or to be issued to the Chargor under each of Clause 3.4.2, Clause 3.4.3 and Clause 3.4.4 of the Agreement shall not be subject to the charge created by this Deed unless the Redeemable CPS are issued to the Chargor pursuant to Clause 3.4.5 of the Agreement, in which event, all the Redeemable CPS attributable to the event described in either Clause 3.4.2 or Clause 3.4.3 of the Agreement which has not occurred shall be subject to the charge created by this Deed;

"Charged Property" means the Charged Shares and the Related Assets;

"Costs" means all demands, claims, actions, proceedings, damages, payments, customs or other duties, fines, penalties, losses, costs (including legal costs), expenses (including tax), disbursements or other liabilities or obligations of any nature;

"Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

"Enforcement Event(s)" means the event(s) set out in Clause 14 of this Deed;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"Lock-up Provisions" means the lock-up provisions in relation to the Redeemable CPS allotted and issued to the Chargor under the Agreement, as set out in Clause 3.5.2 of the Agreement;

"PRC" means the People's Republic of China, excluding, for the purposes of this Deed, Hong Kong, the Macau Special Administrative Region and Taiwan (Republic of China);

"Related Assets" means all dividends, interest and other moneys payable (if any) in respect of the Charged Shares or any Related Assets and all other assets, rights, benefits and proceeds in respect of or derived from the Charged Shares or any Related Assets (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise);

"RMB" means Renminbi, the lawful currency of the PRC;

"Secured Obligations" means all obligations of the Vendor and/or the Company under the Agreement, whether present or future, actual or contingent;

"Security Rights" means all rights, powers and remedies of the Chargee and/or any receiver appointed under this Deed provided by this Deed or by law in respect of the Charged Property.

"Subject Documents" means this Deed and the Agreement;

"Transfer Forms" means any (1) transfers, (2) assignments, (3) instructions or notices to any relevant clearing house, depositary, custodian or person and (4) any other documentation required to transfer, improve or perfect title to the Charged Shares or any of them; and

1.2 In this Deed (including the recitals), unless the context otherwise requires or otherwise stated:

"Secured Obligations" or "Charged Property" is deemed to include a reference to any part of them or it;

references to "Clauses" are to clauses of this Deed;

a "person" shall be construed as a reference to any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation, trust or entity;

a "successor" of any party to this Deed shall be construed as including any person to whom all or any part of the rights or obligations of such party under this Deed shall have been assigned and/or transferred or who shall have assumed all or any part of such rights or obligations;

this "Deed", the "Agreement", or any other document or agreement shall be construed as a reference to such document or agreement as amended, varied, restated, novated or supplemented, substituted or replaced from time to time and includes all other documents supplemental to, collateral with, or derived from such document or agreement;

reference to this "Deed" is deemed to include a reference to any security created by or pursuant to or acknowledged by this Deed;

a provision of a statute, rule or regulation is, unless otherwise indicated, deemed to include a reference to such provision as amended, modified or re-enacted from time to time; and

the singular is deemed to include the plural and vice versa.

1.3 The Clause headings are not to be taken into account in construing this Deed.

1.4 The parties to this Deed intend it to take effect as a deed (even though the Chargee only executes it under hand).

2. Charging clause

The Chargor as beneficial owner and as a continuing security for the payment, performance and discharge of the Secured Obligations hereby:

(a) mortgages, by way of equitable mortgage, and charges and agrees to mortgage and charge to the Chargee all of the Charged Shares;

(b) mortgages, by way of equitable mortgage, charges and assigns and agrees to mortgage, charge and assign to the Chargee all Related Assets accruing to all or any of the Charged Shares; and

(c) undertake to comply with the Lock-up Provisions in full in respect of all of the Charged Shares.

3. Deposit of certificates

3.1 The Chargor shall, forthwith upon execution of this Deed, deliver to the Chargee

(each in a form satisfactory to the Chargee):

(a) all certificates and other documents of title to the Charged Shares; and

(b) share transfer form(s) and/or such other Transfer Form(s) as the Chargee may reasonably require (duly executed by or on behalf of the Chargor but with the date and name of the transferee left blank) in respect of the Charged Shares and a letter of authorisation duly signed by the Chargor authorising the Chargee or its nominee(s) to complete, date and put into effect the share transfer forms and other Transfer Forms delivered to the Chargee hereunder.

3.2 The Chargor shall, promptly upon the acquisition, accrual, offer or issue of any further Redeemable CPS or any Related Assets (in the form of stocks, shares, warrants or other securities) in which it has a beneficial interest by reason of the Chargor being the registered holder of the Charged Shares, procure the delivery to the Chargee of:

(a) all certificates and other documents of title representing those Charged Shares or Related Assets; and

(b) such share transfer forms and/or other Transfer Forms as the Chargee may reasonably require (duly executed by or on behalf of the Chargor but, in each case, with the date and name of the transferee left blank) in respect of those Charged Shares and/or Related Assets and a letter of authorisation duly signed by the Chargor authorising the Chargee or its nominee(s) to complete, date and put into effect the share transfer forms and other Transfer Forms delivered to the Chargee hereunder.

4. Voting rights and dividends

4.1 As long as no Enforcement Event has occurred, the Chargor shall be entitled:

(a) to receive all dividends, interest and other moneys arising from the Charged Property; and

(b) to exercise all voting and other rights in relation to the Charged Property, provided that no vote shall be cast or corporate right exercised or other action taken which would impair the security in the Charged Property created by or pursuant to this Deed to the Chargee or the perfection or realisation thereof or which would be inconsistent with or result in any violation of any provision of this Deed or the Agreement or would otherwise result in any variation of the rights attaching to or conferred by all or any part of the Charged Property.

4.2 At any time after an Enforcement Event has occurred, the Chargee may at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(a) require the Chargor to do all things that the Chargee may require to transfer the Charged Shares to, and register the Charged Shares in the name of, the Chargee (or its nominee(s));

(b) require the Chargor to issue such instructions as the Chargee may require in order to procure the issue or transfer to the Chargee (or its nominee(s)) of the Related Assets;

(c) exercise (or refrain from exercising) any voting rights in respect of the Charged Property (and the Chargee may revoke, or cause to be revoked, any proxies given to the Chargor);

(d) redeem the Charged Shares at the price of HK$0.18 per each Redeemable CPS to be redeemed and apply the redemption proceeds to set-off against part of the Non-cash Option Consideration in accordance with Clause 10.5.1.1 of the Agreement;

(e) apply all dividends, interest and other moneys arising from the Charged Property as though they were the proceeds of sale under this Deed;

(f) exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Property including the right, in relation to any company whose shares or other securities are included in the Charged Property, to concur or participate in:

(1) the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(2) the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(3) the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

(g) in each case in such manner and on such terms as the Chargee may think fit, and the proceeds of any such action shall form part of the Charged Property.

5. Chargor's representations and undertakings

5.1 The Chargor represents and warrants to the Chargee and undertakes during the subsistence of this Deed that, with respect to the relevant portion of the Charged Property held by it:

(a) it is and shall at all times remain the sole legal and beneficial owner and registered holder of the Charged Property held by it at the date of this Deed, free from any Encumbrances except as created by or pursuant to the Subject Documents, and that (other than any interest under this Deed) it is the sole person with any legal or beneficial interest in the Charged Property;

(b) it has not sold or disposed of, and shall not sell or dispose of, the benefit of all or any of its rights, title and interest in the Charged Property other than pursuant to the Subject Documents;

(c) it shall not do or cause or permit to be done anything which has or would be reasonably likely to depreciate, jeopardise or otherwise prejudice the market value or collateral value of the Charged Property or the Security Rights;

(d) its performance of the provisions, covenants and obligations contained in this Deed shall not infringe any law or obligation binding upon it;

(e) this Deed constitutes the legal, valid and binding obligations of the Chargor enforceable in accordance with its terms and creates in favour of the Chargee the security which it is expressed to create over the assets which are, subject to the terms of this Deed, at the applicable time, expressed to be secured and with the ranking and priority it is expressed to have;

(f) it is not necessary that this Deed be filed, recorded or enrolled with any court or other authority in Hong Kong or the United States of America, or elsewhere or that any stamp, registration or similar tax be paid on or in relation to this Deed;

(g) the entry into and performance by it of, and the transactions contemplated by, this Deed do not and shall not conflict with any law or regulation applicable to it; or conflict with any agreement or instrument binding on it; and

(h) it acknowledges and agrees that it is to its benefit to execute and deliver this Deed and to assume the obligations and liabilities which are, or are expressed to be, assumed by it under this Deed and to give and perform the undertakings, representations and warranties given and to be performed by it under this Deed.

5.2 The Chargor undertakes and covenants to the Chargee during the subsistence of this Deed:

(a) to pay all calls or other payments due in respect of any part of the Charged Property held by it (and agrees that if it fails to make any such payment the Chargee may make that payment on its behalf and any sums so paid by the Chargee shall be reimbursed by the Chargor on demand together with an interest calculated from the due date up to the actual date of payment (after, as well as before, judgment);

(b) to ensure that the Charged Shares are at all times free from any restriction on transfer by the Chargee or its nominee or any receiver to perfect or enforce the security created by or pursuant to this Deed;

(c) unless retention is permitted or otherwise agreed in writing by the Chargee, to account to the Chargee, promptly following receipt, for all moneys received after the occurrence of an Enforcement Event in respect of the Charged Property and, pending payment of such moneys to the Chargee, to hold such moneys on trust for the Chargee;

(d) to notify the Chargee of the contents of any communication or document received by it in relation to any of the Charged Shares and/or the Related Assets; and

(e) to make all such filings and registrations and take all such other steps as may be necessary in connection with the creation, perfection or protection of the security created by or pursuant to this Deed and pay (or procure payment of) all application, registration, renewal and other fees necessary for effecting, protecting, maintaining or renewing registrations in respect of such security when the same have become due and payable.

5.3 Except as permitted under the Agreement or this Deed or otherwise with the Chargee's prior written consent, the Chargor shall not:

(a) assign or dispose of all or any part of the Charged Property; or

(b) create, grant or permit to exist:

(1) any security (except as created by or pursuant to this Deed) over; or

(2) any restriction on the ability to transfer or realise, all or any part of the Charged Property; or

(c) take or permit the taking of any action which would alter the rights attaching to or prejudice the value of the Charged Property or any of it.

6. Further assurance

6.1 The Chargor shall at its own cost promptly execute all documents (including transfers) and do all things (including the delivery, transfer, assignment or payment of all or part of the Charged Property to the Chargee or its nominee(s)) that the Chargee may reasonably specify for the purpose of:

(a) exercising the Security Rights or at any time after an Enforcement Event has occurred facilitating the realisation of the Charged Property; and/or

(b) securing and perfecting or protecting its security over or title to all or any part of the Charged Property or its priority; and/or

(c) facilitating any dealings by the Chargee pursuant to the powers granted to it under this Deed,

including, without limitation, transferring the Charged Property into the name of the Chargee or its nominee(s).

6.2 The Chargor may, if required by the Chargee, at its own cost procure that, promptly after the date of this Deed, the appropriate details of this Deed are filed against it with the Registry of Corporate Affairs in United States of America, Canada or Hong Kong.

6.3 The Chargor shall upon demand from the Chargee, at any time after an Enforcement Event:

(a) procure the transfer of the Charged Property, into the name of the Chargee or such nominee(s), agents or purchasers as it shall direct, and

(b) execute all documents and do all other things that the Chargee may require to facilitate the realisation of the Charged Property.

7. Power of attorney

The Chargor, by way of security or otherwise, irrevocably appoints the Chargee and any receiver severally to be its attorney (with full power of substitution and delegation) and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including, without limitation, any Transfer Forms) and do all things that the Chargee may consider to be requisite for (1) carrying out any obligation imposed on the Chargor under this Deed or (2) exercising any of the rights conferred on the Chargee by this Deed or by law, (including (without limitation), after an Enforcement Event has occurred, the exercise of any right of a legal or a beneficial owner of the Charged Property). The Chargor shall ratify and confirm all things done and all documents executed by the Chargee in the exercise of that power of attorney.

8. Power of sale

8.1 At any time after an Enforcement Event has occurred, the Chargee shall be entitled, without prior notice to the Chargor or prior authorisation from any court:

(a) to sell or otherwise dispose of all or any part of the Charged Property (at the times, in the manner and on the terms it thinks fit); and

(b) to exercise all such other powers conferred on mortgagees by Sections 51 (Powers of mortgagee and receiver) and 53 (Sale by mortgagee) of and the Fourth Schedule (Powers of mortgagee and receiver) to the Conveyancing and Property Ordinance (Cap. 219) as varied and extended by this Deed without any restriction which may be imposed by any ordinance or other statutory provision, and all other powers conferred by this Deed and/or any relevant laws shall become immediately exercisable without any restrictions that may be contained in such laws as to the giving of notice or otherwise.

The Chargee shall be entitled to apply the proceeds of that sale or other disposal in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations.

8.2 A certificate in writing by an officer or agent of the Chargee that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact, in favour of a purchaser of all or any part of the Charged Property.

8.3 No person (including a purchaser) dealing with the Chargee or any of its agents or nominees or any receiver shall be obliged or concerned to see or enquire:

(a) whether the Secured Obligations have become payable; or

(b) whether any power which the Chargee or such other person is purporting to exercise has become exercisable; or

(c) whether any money remains due under the Subject Documents; or

(d) how any money paid to the Chargee is to be applied; or

(e) whether the right of the Chargee to appoint a receiver has arisen or become exercisable.

In the absence of bad faith on the part of such purchaser or other person, such dealings shall be deemed, so far as regards the safety and protection of such purchaser or other person, to be within the powers conferred by this Deed and to be valid accordingly. The remedy of the Chargor in respect of any impropriety or irregularity in the exercise of such power shall be in damages only.

9. Receiver

9.1 At any time after an Enforcement Event has occurred or if a petition is presented for the making of an administration order in relation to the Chargor or if requested by the Chargor, the Chargee may by writing (acting through an authorised officer of the Chargee) without notice to the Chargor appoint one or more persons to be receiver of the whole or any part of the Charged Property, each such person being:

(a) entitled to act individually as well as jointly; and

(b) for all purposes deemed to be the agent of the Chargor.

9.2 The Chargee may fix the remuneration of any receiver appointed by it and may remove or replace any such receiver at any time.

9.3 Each receiver is deemed to be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for its contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by it and the Chargee shall not incur any liability (either to the Chargor or to any other person) by reason of the Chargee making its appointment as a receiver or for any other reason.

9.4 Each receiver shall have the powers of the Chargee conferred by Clause 8 (Power of sale) and all other powers conferred on a receiver by law, and in the case of joint receivers any power may be exercised jointly or severally.

9.5 All or any of the powers conferred on a receiver by this Deed or by law may be exercised by the Chargee without first appointing a receiver or despite any such appointment.

9.6 The Chargee shall not be liable to account to the Chargor as mortgagee in possession for any money not actually received by the Chargee and, if the Chargee or any receiver takes possession of the Charged Property, it or he may at any time relinquish such possession.

10. Application of moneys

All moneys received or recovered by the Chargee or any receiver pursuant to this Deed or the powers conferred by it (whether during, or before, its enforcement of the Security Rights) shall, subject to the rights of any persons having priority, be applied in the following order of priority:

(a) first, in or towards payment of all amounts payable to the Chargee or any receiver under Clause 16 (Costs and expenses) and all remuneration due to any receiver;

(b) secondly, in or towards payment of the Secured Obligations in such order as determined by the Chargee in its sole and absolute discretion subject to the terms of the Agreement (and, if any of the Secured Obligations are not then payable, by payment into a suspense account until they become payable);

(c) thirdly, in payment of any surplus to the Chargor or other person entitled to it.

11. Effectiveness of security

11.1 The security created by or pursuant to this Deed and the Security Rights:

(a) shall be cumulative, in addition to and independent of every other security which the Chargee may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law (and no prior security held by the Chargee over the whole or any part of the Charged Property shall merge into the security created by or pursuant to this Deed); and

(b) shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person or by any other thing which might otherwise prejudice that security or any Security Right.

11.2 No failure on the part of the Chargee to exercise, or delay on its part in exercising, any Security Right shall operate as a waiver thereof, nor shall any single or partial exercise of a Security Right preclude any further or other exercise of that or any other Security Right.

11.3 If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of (1) the remaining provisions of this Deed and (2) such provisions under the law of any other jurisdiction shall not in any way be affected or impaired thereby.

11.4 None of the Chargee, its nominee(s) or any receiver appointed pursuant to this Deed shall be liable by reason of (1) taking any action permitted by this Deed or (2) any neglect or default in connection with the Charged Property or (3) the taking possession or realisation of all or any part of the Charged Property, except in each case for gross negligence or wilful default upon its part and shall not be liable to account as a mortgagee in possession.

11.5 The security created by or pursuant to this Deed shall be continuing security and shall extend to the ultimate balance of the Secured Obligations regardless of any intermediate payment or satisfaction of the whole or any part of the Secured Obligations.

11.6 The Chargee may retain any document delivered to it under this Deed until the security created by or pursuant to this Deed is released or partially released in accordance with the terms of this Deed and, if for any reason it returns any such document before that time, it may by notice to the Chargor require that the relevant document be redelivered to it and the Chargor shall as soon as practicable comply (or procure compliance) with that notice.

12. Subsequent interests and accounts

If the Chargee at any time receives notice of any subsequent security affecting all or any part of the Charged Property, all payments thereafter made to the Chargee shall be treated as having been credited to a suspense account and not as having been applied in reduction of the Secured Obligations as at the time when the Chargee received notice.

13. Set-off

Notwithstanding and without prejudice to any other provision of this Deed or any right of the Chargee under any applicable rule of law, the Chargee may set off any matured obligation due from the Chargor (to the extent beneficially owned by the Chargee) against any matured obligation owed by the Chargee to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Chargee may convert either obligation at the spot rate of exchange for the time being which the Chargee may obtain or quote for obtaining one such currency with the other currency. The Chargee shall promptly notify the Chargor of any such set-off or conversion.

14. Enforcement Event

Each of the matters listed below is an Enforcement Event:

(a) the Chargor fails to pay any amount payable by it under any of the Subject Documents in the manner stipulated therein;

(b) any representation made by the Chargor under or in connection with any of the Subject Documents is incorrect or misleading in any respect;

(c) any of the Chargor or any Group Company fails to perform any of its obligations under the Subject Documents to which it is a party or otherwise commits a breach of any of the Subject Documents;

(d) any provision of the Subject Documents becomes ineffective or unenforceable for any reason;

(e) the happening of the event that triggers the exercise of the Put Option under Clause 10.4.1 of the Agreement;

(f) the Chargor becomes insolvent or is unable to pay its debts as and when they are payable;

(g) in the reasonable opinion of the Chargee, there is any change of circumstances which has a material adverse effect on the financial condition of r the Chargor to the effect that, as a result thereof, the Chargor may become unable to pay its debts as and when they are due;

(h) any other event occurs which, in the reasonable opinion of the Chargee, is likely materially and adversely to affect the ability of the Chargor to perform any of its obligations under any of the Subject Documents; and

(i) completion fails to take place in accordance with the terms of the Agreement following the exercise of the Put Option by the Purchaser.

15. Notices

Any notice, communication or demand to be given under this Deed or in connection with the matters contemplated by it shall be in writing in English and shall be sufficiently given or served if delivered or sent:

In the case of the Chargor

Address: c/o 20/F Alexandra House, 16-20 Chater Road, Central, Hong

Kong

Attention: Ms. Denise Jong

In the case of the Chargee:

Address: 2208, 22/F., St. George's Building, 2 Ice House Street, Central, Hong Kong

Attention: the Board of Directors

Unless there is evidence that it was received earlier, a notice is deemed given if delivered personally, when left at the address referred to in this Clause 15; and if sent by prepaid registered post or courier, three Business Days after posting.

16. Costs and expenses

16.1 Save as expressly provided in the Subject Documents, each party shall be responsible for its own costs and expenses (including legal fees) in connection with the negotiation and preparation of this Deed and any other matters in connection therewith.

16.2 All the Chargee's costs and expenses (including, without limitation, legal fees, stamp duties and any indirect tax) incurred in connection with:

(a) the perfection or enforcement of the security created by or pursuant to this Deed; or

(b) the exercise of any Security Right,

shall be reimbursed to the Chargee by the Chargor on demand on a full indemnity basis together with an interest from the date the same were incurred to the date of payment determined by the Chargee, and the Chargor shall indemnify the Chargee on demand of the Chargee against any Costs sustained or incurred as a result either of a failure by the Chargor to perform any of its obligations under this Deed or of any representation or warranty made in this Deed having been incorrect when made.

17. Payments

17.1 All sums payable under or in connection with this Deed by the Chargor to the Chargee shall be paid in immediately available funds and shall be paid to the credit of such account or in such other manner as the Chargee may designate. All such payments shall be made in full without set-off of any sum owing by the Chargee to the Chargor or counter-claim and free and clear of any deduction of or withholding for or on account of any tax or for any other reason, except to the extent that any such deduction or withholding is required by law.

17.2 If at any time the Chargor is required by law to make any deduction or withholding from or in respect of any payment due from the Chargor to the Chargee under or in connection with this Deed, the Chargor shall simultaneously pay to the Chargee whatever additional amount is necessary to ensure that the Chargee receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the payment it would have received had no deduction or withholding been made.

17.3 Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Chargor with the Chargee, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Chargor before every liability of the Chargor to such person has been discharged, but such person may permit any withdrawal without affecting the continued application of this Clause 17.

17.4 If at any time the Chargee receives a payment (including by set off) referable to any of the Secured Obligations from any source in a currency other than the United States dollars then such payment shall take effect as a payment to the Chargee of the amount in the United States dollars which the Chargee is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

18. Discretion and delegation

18.1 Any liberty or power which may be exercised or any determination which may be made under this Deed by the Chargee or any receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

18.2 Each of the Chargee and any receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including without limitation the power of attorney under Clause 7 (Power of Attorney)) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise of such power, authority or discretion by the Chargee or the receiver itself or any subsequent delegation or revocation thereof.

19. Successors and changes to the Parties

19.1 This Deed shall remain in effect and the Chargor's liability under this Deed shall continue notwithstanding any change of its or the Chargee's name of and/or its or the Chargee's absorption by or in or amalgamation with any other entity or the acquisition of all or part of its or the Chargee's undertaking by any other entity, and reference to the Chargor or the Chargee shall be deemed to include any permitted assignee or successor in title of the Chargor of the Chargee (as the case may be) and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Chargor or the Chargee (as the case may be) under this Deed or to which under such laws the same have been transferred.

19.2 The Chargor irrevocably and unconditionally confirms that:

(a) it consents to any transfer by the Chargee of its rights and/or obligations under this Deed;

(b) it shall continue to be bound by the terms of this Deed, notwithstanding the transfer by the Chargee of any of its rights or obligations hereunder; and

(c) the transferee of the Chargee acquire an interest in this Deed upon the transfer taking effect.

19.3 If the Chargee assigns and/or transfers to any person, or any person otherwise assumes, all or any part of the Chargee's rights and/or obligations under the Subject Documents, all or such equivalent part of its rights and benefits under this Deed shall, upon and by virtue of such assignment and/or transfer and/or assumption, be assigned and/or transferred to, and/or assumed by, such person.

19.4 The Chargor may not assign, transfer, novate or dispose of any of its rights or obligations under this Deed.

20. Miscellaneous

20.1 Each of the provisions of this Deed shall be severable and distinct from one another and if at any time any one or more of those provisions (or any part thereof) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.2 The Chargee's rights and powers under this Deed shall not be affected or impaired by any delay or omission by the Chargee in exercising them or any previous exercise of any such rights or powers.

20.3 The provisions of this Deed shall be in addition and without prejudice to any rights of the Chargee under any applicable rule of law. The Chargee's rights and powers under this Deed are cumulative and shall not be affected or impaired by any delay or omission by the Chargee in exercising them or any previous exercise of any such rights or powers.

20.4 No variation of the terms of this Deed shall be valid unless in writing signed by the Chargor and confirmed in writing by the Chargee.

20.5 This Deed may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Deed.

20.6 A certificate signed by an official of the Chargee as to the amount at any time of the Secured Obligations shall be conclusive evidence against the Chargor, except in the case of manifest error.

21. Limitation of liability

21.1 Without prejudice to the Chargee's duties and liabilities at law, the Chargee shall not be liable for any losses arising in connection with this Deed or any action taken or not taken by it under this Deed or in relation to the security created by or pursuant to this Deed unless caused by its gross negligence, wilful misconduct or fraud.

21.2 Subject to due notification thereof by the Chargee, where any Charged Shares are registered in the Chargee's name (or that of its nominee) in accordance with the terms of this Deed, it is expressly agreed that the Chargor shall remain liable to observe and perform all of the conditions and obligations attaching to any of the Charged Shares at the time immediately prior to the registration of the Charged Shares by the Chargee (including the payment of any sum due in respect of the Charged Shares).

21.3 The Chargor may not take any proceedings against any director, officer, employee or agent of the Chargee in respect of any claim it might have against the Chargee or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to this Deed or the security created by or pursuant to this Deed.

21.4 The Chargee shall not be required to perform or fulfil any obligation of the Chargor in respect of the Charged Property or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled under this Deed at any time or times.

22. Preservation of rights

22.1 The obligations of the Chargor contained in this Deed shall constitute and be continuing obligations and shall extend to the ultimate balance of sums payable by the Chargor and the Company under the Subject Documents, regardless of any intermediate payment or satisfaction of all or any of the Secured Obligations and shall continue in full force and effect until final payment in full of all the Secured Obligations.

22.2 Neither the obligations of the Chargor contained in this Deed nor the Security Rights shall be discharged, impaired or otherwise affected by:

(a) the winding-up, dissolution, administration, re-organisation, merger, amalgamation, bankruptcy, liquidation, insolvency, incapacity or disability of any person or any change in any person's name, constitution, composition, status, function, control or ownership;

(b) any of the Secured Obligations being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c) any time or other indulgence being granted or agreed to be granted to any person in respect of any of the Secured Obligations;

(d) any amendment to, or any variation, waiver or release of, any of the Secured Obligations or any provisions of the Subject Documents;

(e) any failure to take or realise, or fully to take or realise, any security contemplated by this Deed or otherwise agreed to be taken in respect of the Secured Obligations;

(f) any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

(g) any other act, event or omission which, but for this Clause 22, might operate to discharge, impair or otherwise affect any of the obligations of the Chargor under this Deed or any of the rights, powers or remedies conferred upon the Chargee by this Deed or by law.

22.3 The Chargee shall not be obliged before exercising any of its rights, powers or remedies conferred upon it in respect of the Chargor by this Deed or by law:

(a) to make any demand of the Chargor or any other person;

(b) to take any action or obtain judgment in any court against the Chargor or any other person;

(c) to make or file any claim or proof in the bankruptcy or a winding-up or dissolution of the Chargor or any other person; or

(d) to enforce or seek to enforce any other security taken in respect of the Secured Obligations,

(e) and the Chargor waives any right it may have of first requiring the Chargee to proceed against or enforce any other rights or security or claim payment from any person before claiming from it under this Deed. This waiver applies irrespective of any law or any provision of a Subject Document to the contrary.

22.4 The Chargor agrees that, until the release of the Redeemable CPS from this Deed but subject to Clause 22.6, any rights which the Chargor may at any time have by reason of performance of its obligations under this Deed:

(a) to be indemnified by any other party; and/or

(b) to claim any contribution from any other person in respect of the Secured Obligations; and/or

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Chargee or of any other guarantee or security taken pursuant to, or in connection with, the Subject Documents by the Chargee, shall be exercised by the Chargor in such manner and upon such terms as the Chargee may require and the Chargor further agrees to hold any moneys at any time received by it as a result of the exercise of any such rights for and on behalf of, and to the order of, the Chargee for application in or towards payment of the Secured Obligations.

22.5 For the purpose of preserving the Chargee's right to prove in the liquidation, bankruptcy or other insolvency of the Chargor for the full amount of the Secured Obligations, the Chargee may place any money received under this Deed to the credit of a securities realised or a suspense account for so long as it thinks fit, without any obligation in the meantime to apply such money in or towards discharge of any of the Secured Obligations.

22.6 Any settlement or discharge between the Chargor and the Chargee shall be conditional upon no security or payment to the Chargee by the Chargor or any person on behalf of the Chargor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application for the time being in force and, if any such security or payment is so avoided or reduced, the Chargee shall be entitled to recover the value or amount of such security or payment from the Chargor subsequently as if such settlement or discharge had not occurred and such settlement or discharge shall in those circumstances be void.

23. Releases

23.1 If at any time after the date of this Deed but on or before 31 March 2013 all the events set forth in Clauses 3.4.2 to 3.4.4 of the Agreement have occurred, all Charged Shares charged under this Deed shall be forthwith released from the charge under this Deed.

23.2 Upon the occurrence of the matters in Clause 23.1, the Chargee shall, at the cost of the Chargor, as soon as practicable return the certificates and unused transfer forms and/or other Transfer Forms delivered to the Chargee under Clause 3.1 to the relevant Chargor and do all such other things reasonably requested by the Chargor so as to give effect to the release of the Charged Shares.

24. Law

This Deed shall be governed by, and construed in accordance with, the laws of Hong Kong.

25. Jurisdiction

25.1 The parties irrevocably agree that the Hong Kong courts are to have exclusive jurisdiction to settle any disputes and to entertain any suit, action or proceedings arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) ("Proceedings") and waive any objections to Proceedings and such courts on the grounds of venue or that Proceedings have been brought in an inappropriate forum. Nothing shall limit the right of the Chargee to take proceedings against the Chargor in the courts of any country in which the Chargor has assets or in any other courts of competent jurisdiction, nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

25.2 The Chargor appoints RB Secretariat Limited of 20th Floor Alexandra House, Central, Hong Kong (marked for the attention of: Ms. Denise Jong), Hong Kong as its process agent to receive on its behalf service of process of any Proceedings in Hong Kong and agrees that failure by the process agent to notify it of any process shall not invalidate the Proceedings concerned.

25.3 Service of process upon any process agent appointed by or any replacement thereof in accordance with this Clause 25 shall be good service upon the Chargor whether or not it is forwarded to and received by the Chargor. The Chargor irrevocably agrees that if, for any reason, any such process agent ceases to be able to act as process agent on its behalf, or no longer has an address in Hong Kong, it shall within 30 days thereof appoint a substitute process agent with an address in Hong Kong acceptable to the Chargee and deliver to the Chargee a copy of the substitute process agent's acceptance of that appointment. In the event that the Chargor fails to appoint a substitute process agent, it shall be effective service for the Chargee to serve the process upon the last address in Hong Kong known to the Chargee of the last process agent for the Chargor notified to the Chargee notwithstanding that such process agent is no longer found at such address or has ceased to act. As used in this Clause 24.3, the expression "process agent" includes, where the context so admits, a substitute process agent.

25.4 In addition to the methods of service set out in the foregoing provisions of this Clause 25, process may be served upon the Chargor in any other manner permitted by law.

25.5 To the extent that the Chargor may be entitled in any jurisdiction to claim for itself or its assets immunity from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

25.6 To the extent that the Chargor may be entitled in any jurisdiction to claim for itself or its assets immunity from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

This Deed was duly signed and sealed as a deed and delivered on the date which first appears on page 1.

SEALED with the Common Seal of )

MIV THERAPEUTICS, INC. )

) C.S.

in the presence of- )

SIGNED by )

for and on behalf of )

CCT TECH INTERNATIONAL LIMITED )
In the presence of- )

SIGNATURE PAGE OF THE DEED OF CHARGE OVER SHARES

Schedule 8
Form of MIV Share Charge
DATED 13 October 2010
MIV THERAPEUTICS, INC
as Chargor
and

CCT TECH INTERNATIONAL LIMITED
as Chargee

DEED OF CHARGE OVER
ALL THE OUTSTANDING SHARES
IN RESPECT OF
MIV SCIENTIFIC HOLDINGS LTD.

THIS DEED OF CHARGE OVER SHARES is dated 13 October 2010 and made BY:

MIV THERAPEUTICS, INC., a company incorporated in Nevada, the United States of America and whose registered address is situated at Suite 1500, 1055 West Georgia Street, Vancouver, BC, Canada (the "Chargor")

IN FAVOUR OF:

CCT TECH INTERNATIONAL LIMITED, a company incorporated in Bermuda with limited liability whose registered office is at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda ("Chargee").

Background:

The Chargor, the Chargee and the Company (as defined below) entered into an agreement for the sale and purchase of all the issued and paid-up shares and subscription of new shares of the Company dated 13 October 2010 (the "Agreement").

The Chargor is the registered, legal and beneficial owners of the Charged Property (as defined below) and has agreed to provide security over the Charged Property to the Chargee upon the terms and conditions of this Deed.

Terms:

IN CONSIDERATION of the mutual covenants and agreements contained in this Deed, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, IT IS AGREED as follows:

1. Interpretation

1.1 In this Deed (including the recitals), unless the context otherwise requires or otherwise stated, capitalised terms defined in, and aids to construction used in, the Agreement shall have the same meaning, or be given the same construction, when used in this Deed and:

"Charged Shares" means 80 Shares, which represent all the issued shares of the Company as at the date of this Deed;

"Charged Property" means the Charged Shares and the Related Assets;

"Company" means MIV Scientific Holdings Ltd., a company incorporated in the British Virgin Islands;

"Costs" means all demands, claims, actions, proceedings, damages, payments, customs or other duties, fines, penalties, losses, costs (including legal costs), expenses (including tax), disbursements or other liabilities or obligations of any nature;

"Encumbrance" means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

"Enforcement Event(s)" means the event(s) set out in Clause 14 of this Deed;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"PRC" means the People's Republic of China, excluding, for the purposes of this Deed, Hong Kong, the Macau Special Administrative Region and Taiwan (Republic of China);

"Related Assets" means all dividends, interest and other moneys payable (if any) in respect of the Charged Shares or any Related Assets and all other assets, rights, benefits and proceeds in respect of or derived from the Charged Shares or any Related Assets (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise);

"RMB" means Renminbi, the lawful currency of the PRC;

"Secured Obligations" means all obligations of the Vendor under Clause 3.7 of the Agreement, whether present or future, actual or contingent;

"Security Rights" means all rights, powers and remedies of the Chargee and/or any receiver appointed under this Deed provided by this Deed or by law in respect of the Charged Property.

"Subject Documents" means this Deed and the Agreement;

"Transfer Forms" means any (1) transfers, (2) assignments, (3) instructions or notices to any relevant clearing house, depositary, custodian or person and (4) any other documentation required to transfer, improve or perfect title to the Charged Shares or any of them; and

1.2 In this Deed (including the recitals), unless the context otherwise requires or otherwise stated:

"Secured Obligations" or "Charged Property" is deemed to include a reference to any part of them or it;

references to "Clauses" are to clauses of this Deed;

a "person" shall be construed as a reference to any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation, trust or entity;

a "successor" of any party to this Deed shall be construed as including any person to whom all or any part of the rights or obligations of such party under this Deed shall have been assigned and/or transferred or who shall have assumed all or any part of such rights or obligations;

this "Deed", the "Agreement", or any other document or agreement shall be construed as a reference to such document or agreement as amended, varied, restated, novated or supplemented, substituted or replaced from time to time and includes all other documents supplemental to, collateral with, or derived from such document or agreement;

reference to this "Deed" is deemed to include a reference to any security created by or pursuant to or acknowledged by this Deed;

a provision of a statute, rule or regulation is, unless otherwise indicated, deemed to include a reference to such provision as amended, modified or re-enacted from time to time; and

the singular is deemed to include the plural and vice versa.

1.3 The Clause headings are not to be taken into account in construing this Deed.

1.4 The parties to this Deed intend it to take effect as a deed (even though the Chargee only executes it under hand).

2. Charging clause

The Chargor as beneficial owner and as a continuing security for the payment, performance and discharge of the Secured Obligations hereby:

(a) mortgages, by way of equitable mortgage, and charges and agrees to mortgage and charge to the Chargee all of the Charged Shares; and

(b) mortgages, by way of equitable mortgage, charges and assigns and agrees to mortgage, charge and assign to the Chargee all Related Assets accruing to all or any of the Charged Shares.

3. Deposit of certificates

3.1 The Chargor shall, forthwith upon execution of this Deed, deliver to the Chargee (each in a form satisfactory to the Chargee):

(a) all certificates and other documents of title to the Charged Shares; and

(b) share transfer forms and/or such other Transfer Forms as the Chargee may reasonably require (duly executed by or on behalf of the Chargor but with the date and name of the transferee left blank) in respect of the Charged Shares and a letter of authorisation duly signed by the Chargor authorising the Chargee or its nominee(s) to complete, date and put into effect the share transfer forms and other Transfer Forms delivered to the Chargee hereunder.

3.2 The Chargor shall, promptly upon the acquisition, accrual, offer or issue of any further Shares or any Related Assets (in the form of stocks, shares, warrants or other securities) in which it has a beneficial interest by reason of the Chargor being the registered holder of the Charged Shares, procure the delivery to the Chargee of:

(a) all certificates and other documents of title representing those Charged Shares or Related Assets; and

(b) such share transfer forms and/or other Transfer Forms as the Chargee may reasonably require (duly executed by or on behalf of the Chargor but, in each case, with the date and name of the transferee left blank) in respect of those Charged Shares and/or Related Assets and a letter of authorisation duly signed by the Chargor authorising the Chargee or its nominee(s) to complete, date and put into effect the share transfer forms and other Transfer Forms delivered to the Chargee hereunder.

4. Voting rights and dividends

4.1 Subject to the terms of the Agreement, as long as no Enforcement Event has occurred, the Chargor shall be entitled:

(a) to receive all dividends, interest and other moneys arising from the Charged Property; and

(b) to exercise all voting and other rights in relation to the Charged Property, provided that no vote shall be cast or corporate right exercised or other action taken which would impair the security in the Charged Property created by or pursuant to this Deed to the Chargee or the perfection or realisation thereof or which would be inconsistent with or result in any violation of any provision of this Deed or the Agreement or would otherwise result in any variation of the rights attaching to or conferred by all or any part of the Charged Property.

4.2 At any time after an Enforcement Event has occurred, the Chargee may at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(a) require the Chargor to do all things that the Chargee may require to transfer the Charged Shares to, and register the Charged Shares in the name of, the Chargee (or its nominee(s));

(b) require the Chargor to issue such instructions as the Chargee may require in order to procure the issue or transfer to the Chargee (or its nominee(s)) of the Related Assets;

(c) exercise (or refrain from exercising) any voting rights in respect of the Charged Property (and the Chargee may revoke, or cause to be revoked, any proxies given to the Chargor);

(d) apply all dividends, interest and other moneys arising from the Charged Property as though they were the proceeds of sale under this Deed;

(e) exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Property including the right, in relation to any company whose shares or other securities are included in the Charged Property, to concur or participate in:

(1) the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(2) the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(3) the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in such manner and on such terms as the Chargee may think fit, and the proceeds of any such action shall form part of the Charged Property.

5. Chargor's representations and undertakings

5.1 The Chargor represents and warrants to the Chargee and undertakes during the subsistence of this Deed that, with respect to the relevant portion of the Charged Property held by it:

(a) it is and shall at all times remain the sole legal and beneficial owner and registered holder of the Charged Property held by it at the date of this Deed, free from any Encumbrances except as created by or pursuant to the Subject Documents, and that (other than any interest under this Deed) it is the sole person with any legal or beneficial interest in the Charged Property;

(b) it has not sold or disposed of, and shall not sell or dispose of, the benefit of all or any of its rights, title and interest in the Charged Property other than pursuant to the Subject Documents;

(c) it shall not do or cause or permit to be done anything which has or would be reasonably likely to depreciate, jeopardise or otherwise prejudice the market value or collateral value of the Charged Property or the Security Rights;

(d) it shall comply with Clause 5 of the Agreement to the extent that the same is within its powers, pending Completion;

(e) its performance of the provisions, covenants and obligations contained in this Deed shall not infringe any law or obligation binding upon it;

(f) this Deed constitutes the legal, valid and binding obligations of the Chargor enforceable in accordance with its terms and creates in favour of the Chargee the security which it is expressed to create over the assets which are, subject to the terms of this Deed, at the applicable time, expressed to be secured and with the ranking and priority it is expressed to have;

(g) it is not necessary that this Deed be filed, recorded or enrolled with any court or other authority in Hong Kong or the United States of America, or elsewhere or that any stamp, registration or similar tax be paid on or in relation to this Deed;

(h) the entry into and performance by it of, and the transactions contemplated by, this Deed do not and shall not conflict with any law or regulation applicable to it; or conflict with any agreement or instrument binding on it; and

(i) it acknowledges and agrees that it is to its benefit to execute and deliver this Deed and to assume the obligations and liabilities which are, or are expressed to be, assumed by it under this Deed and to give and perform the undertakings, representations and warranties given and to be performed by it under this Deed.

5.2 The Chargor undertakes and covenants to the Chargee during the subsistence of this Deed:

(a) to pay all calls or other payments due in respect of any part of the Charged Property held by it (and agrees that if it fails to make any such payment the Chargee may make that payment on its behalf and any sums so paid by the Chargee shall be reimbursed by the Chargor on demand together with an interest calculated from the due date up to the actual date of payment (after, as well as before, judgment);

(b) to ensure that the Charged Shares are at all times free from any restriction on transfer by the Chargee or its nominee or any receiver to perfect or enforce the security created by or pursuant to this Deed;

(c) unless retention is permitted or otherwise agreed in writing by the Chargee, to account to the Chargee, promptly following receipt, for all moneys received after the occurrence of an Enforcement Event in respect of the Charged Property and, pending payment of such moneys to the Chargee, to hold such moneys on trust for the Chargee;

(d) to notify the Chargee of the contents of any communication or document received by it in relation to any of the Charged Shares and/or the Related Assets; and

(e) to make all such filings and registrations and take all such other steps as may be necessary in connection with the creation, perfection or protection of the security created by or pursuant to this Deed and pay (or procure payment of) all application, registration, renewal and other fees necessary for effecting, protecting, maintaining or renewing registrations in respect of such security when the same have become due and payable.

5.3 Except as permitted under the Agreement or this Deed or otherwise with the Chargee's prior written consent, the Chargor shall not:

(a) assign or dispose of all or any part of the Charged Property; or

(b) create, grant or permit to exist:

(1) any security (except as created by or pursuant to this Deed) over; or

(2) any restriction on the ability to transfer or realise, all or any part of the Charged Property; or

(c) take or permit the taking of any action which would alter the rights attaching to or prejudice the value of the Charged Property or any of it.

6. Further assurance

6.1 The Chargor shall at its own cost promptly execute all documents (including transfers) and do all things (including the delivery, transfer, assignment or payment of all or part of the Charged Property to the Chargee or its nominee(s)) that the Chargee may reasonably specify for the purpose of:

(a) exercising the Security Rights or at any time after an Enforcement Event has occurred facilitating the realisation of the Charged Property; and/or

(b) securing and perfecting or protecting its security over or title to all or any part of the Charged Property or its priority; and/or

(c) facilitating any dealings by the Chargee pursuant to the powers granted to it under this Deed,

including, without limitation, transferring the Charged Property into the name of the Chargee or its nominee(s).

6.2 The Chargor may, if required by the Chargee, at its own cost procure that, promptly after the date of this Deed, the appropriate details of this Deed are filed against it with the Registry of Corporate Affairs in the United States of America, Canada or Hong Kong.

6.3 The Chargor shall upon demand from the Chargee, at any time after an Enforcement Event:

(a) procure the transfer of the Charged Property, into the name of the Chargee or such nominee(s), agents or purchasers as it shall direct, and

(b) execute all documents and do all other things that the Chargee may require to facilitate the realisation of the Charged Property.

7. Power of attorney

The Chargor, by way of security or otherwise, irrevocably appoints the Chargee and any receiver severally to be its attorney (with full power of substitution and delegation) and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including, without limitation, any Transfer Forms) and do all things that the Chargee may consider to be requisite for (1) carrying out any obligation imposed on the Chargor under this Deed or (2) exercising any of the rights conferred on the Chargee by this Deed or by law, (including (without limitation), after an Enforcement Event has occurred, the exercise of any right of a legal or a beneficial owner of the Charged Property). The Chargor shall ratify and confirm all things done and all documents executed by the Chargee in the exercise of that power of attorney.

8. Power of sale

8.1 At any time after an Enforcement Event has occurred, the Chargee shall be entitled, without prior notice to the Chargor or prior authorisation from any court:

(a) to sell or otherwise dispose of all or any part of the Charged Property (at the times, in the manner and on the terms it thinks fit); and

(b) to exercise all such other powers conferred on mortgagees by Sections 51 (Powers of mortgagee and receiver) and 53 (Sale by mortgagee) of and the Fourth Schedule (Powers of mortgagee and receiver) to the Conveyancing and Property Ordinance (Cap. 219) as varied and extended by this Deed without any restriction which may be imposed by any ordinance or other statutory provision, and all other powers conferred by this Deed and/or any relevant laws shall become immediately exercisable without any restrictions that may be contained in such laws as to the giving of notice or otherwise.

The Chargee shall be entitled to apply the proceeds of that sale or other disposal in paying the costs of that sale or disposal and in or towards the discharge of the Secured Obligations.

8.2 A certificate in writing by an officer or agent of the Chargee that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence of that fact, in favour of a purchaser of all or any part of the Charged Property.

8.3 No person (including a purchaser) dealing with the Chargee or any of its agents or nominees or any receiver shall be obliged or concerned to see or enquire:

(a) whether the Secured Obligations have become payable; or

(b) whether any power which the Chargee or such other person is purporting to exercise has become exercisable; or

(c) whether any money remains due under the Subject Documents; or

(d) how any money paid to the Chargee is to be applied; or

(e) whether the right of the Chargee to appoint a receiver has arisen or become exercisable.

In the absence of bad faith on the part of such purchaser or other person, such dealings shall be deemed, so far as regards the safety and protection of such purchaser or other person, to be within the powers conferred by this Deed and to be valid accordingly. The remedy of the Chargor in respect of any impropriety or irregularity in the exercise of such power shall be in damages only.

9. Receiver

9.1 At any time after an Enforcement Event has occurred or if a petition is presented for the making of an administration order in relation to the Chargor or if requested by the Chargor, the Chargee may by writing (acting through an authorised officer of the Chargee) without notice to the Chargor appoint one or more persons to be receiver of the whole or any part of the Charged Property, each such person being:

(a) entitled to act individually as well as jointly; and

(b) for all purposes deemed to be the agent of the Chargor.

9.2 The Chargee may fix the remuneration of any receiver appointed by it and may remove or replace any such receiver at any time.

9.3 Each receiver is deemed to be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for its contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by it and the Chargee shall not incur any liability (either to the Chargor or to any other person) by reason of the Chargee making its appointment as a receiver or for any other reason.

9.4 Each receiver shall have the powers of the Chargee conferred by Clause 8 (Power of sale) and all other powers conferred on a receiver by law, and in the case of joint receivers any power may be exercised jointly or severally.

9.5 All or any of the powers conferred on a receiver by this Deed or by law may be exercised by the Chargee without first appointing a receiver or despite any such appointment.

9.6 The Chargee shall not be liable to account to the Chargor as mortgagee in possession for any money not actually received by the Chargee and, if the Chargee or any receiver takes possession of the Charged Property, it or he may at any time relinquish such possession.

10. Application of moneys

All moneys received or recovered by the Chargee or any receiver pursuant to this Deed or the powers conferred by it (whether during, or before, its enforcement of the Security Rights) shall, subject to the rights of any persons having priority, be applied in the following order of priority:

(a) first, in or towards payment of all amounts payable to the Chargee or any receiver under Clause 16 (Costs and expenses) and all remuneration due to any receiver;

(b) secondly, in or towards payment of the Secured Obligations in such order as determined by the Chargee in its sole and absolute discretion subject to the terms of the Agreement (and, if any of the Secured Obligations are not then payable, by payment into a suspense account until they become payable);

(c) thirdly, in payment of any surplus to the Chargor or other person entitled to it.

11. Effectiveness of security

11.1 The security created by or pursuant to this Deed and the Security Rights:

(a) shall be cumulative, in addition to and independent of every other security which the Chargee may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law (and no prior security held by the Chargee over the whole or any part of the Charged Property shall merge into the security created by or pursuant to this Deed); and

(b) shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person or by any other thing which might otherwise prejudice that security or any Security Right.

11.2 No failure on the part of the Chargee to exercise, or delay on its part in exercising, any Security Right shall operate as a waiver thereof, nor shall any single or partial exercise of a Security Right preclude any further or other exercise of that or any other Security Right.

11.3 If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability of (1) the remaining provisions of this Deed and (2) such provisions under the law of any other jurisdiction shall not in any way be affected or impaired thereby.

11.4 None of the Chargee, its nominee(s) or any receiver appointed pursuant to this Deed shall be liable by reason of (1) taking any action permitted by this Deed or (2) any neglect or default in connection with the Charged Property or (3) the taking possession or realisation of all or any part of the Charged Property, except in each case for gross negligence or wilful default upon its part and shall not be liable to account as a mortgagee in possession.

11.5 The security created by or pursuant to this Deed shall be continuing security and shall extend to the ultimate balance of the Secured Obligations regardless of any intermediate payment or satisfaction of the whole or any part of the Secured Obligations.

11.6 The Chargee may retain any document delivered to it under this Deed until the security created by or pursuant to this Deed is released or partially released in accordance with the terms of this Deed and, if for any reason it returns any such document before that time, it may by notice to the Chargor require that the relevant document be redelivered to it and the Chargor shall as soon as practicable comply (or procure compliance) with that notice.

12. Subsequent interests and accounts

If the Chargee at any time receives notice of any subsequent security affecting all or any part of the Charged Property, all payments thereafter made to the Chargee shall be treated as having been credited to a suspense account and not as having been applied in reduction of the Secured Obligations as at the time when the Chargee received notice.

13. Set-off

Notwithstanding and without prejudice to any other provision of this Deed or any right of the Chargee under any applicable rule of law, the Chargee may set off any matured obligation due from the Chargor (to the extent beneficially owned by the Chargee) against any matured obligation owed by the Chargee to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Chargee may convert either obligation at the spot rate of exchange for the time being which the Chargee may obtain or quote for obtaining one such currency with the other currency. The Chargee shall promptly notify the Chargor of any such set-off or conversion.

14. Enforcement Event

Each of the matters listed below is an Enforcement Event:

(a) the Chargor fails perform its obligation under Clause 5 of the Agreement Clause 5 of the Agreement becomes ineffective or unenforceable for any reason;

(b) the Chargor becomes insolvent or is unable to pay its debts before Completion;

(c) in the reasonable opinion of the Chargee, there is any change of circumstances which has a material adverse effect on the financial condition of the Chargor to the effect that, as a result thereof, the Chargor may become unable to perform its obligations under Clause 5 of the Agreement;

(d) any other event occurs which, in the reasonable opinion of the Chargee, is likely materially and adversely to affect the ability of the Chargor to perform its obligations under Clause 5 of the Agreement; and

(e) the Chargor fails to refund the Deposit to the Purchaser under Clause 3.7 of the Agreement.

15. Notices

Any notice, communication or demand to be given under this Deed or in connection with the matters contemplated by it shall be in writing in English and shall be sufficiently given or served if delivered or sent:

In the case of the Chargor

Address: c/o 20/F Alexandra House, 16-20 Chater Road, Central, Hong Kong

Attention: Ms. Denise Jong

In the case of the Chargee:

Address: 2208, 22/F., St. George's Building, 2 Ice House Street, Central, Hong Kong

Attention: the Board of Directors

Unless there is evidence that it was received earlier, a notice is deemed given if delivered personally, when left at the address referred to in this Clause 15; and if sent by prepaid registered post or courier, three Business Days after posting.

16. Costs and expenses

16.1 Save as expressly provided in the Subject Documents, each party shall be responsible for its own costs and expenses (including legal fees) in connection with the negotiation and preparation of this Deed and any other matters in connection therewith.

16.2 All the Chargee's costs and expenses (including, without limitation, legal fees, stamp duties and any indirect tax) incurred in connection with:

(a) the perfection or enforcement of the security created by or pursuant to this Deed; or

(b) the exercise of any Security Right,

shall be reimbursed to the Chargee by the Chargor on demand on a full indemnity basis together with an interest from the date the same were incurred to the date of payment determined by the Chargee, and the Chargor shall indemnify the Chargee on demand of the Chargee against any Costs sustained or incurred as a result either of a failure by the Chargor to perform any of its obligations under this Deed or of any representation or warranty made in this Deed having been incorrect when made.

17. Payments

17.1 All sums payable under or in connection with this Deed by the Chargor to the Chargee shall be paid in immediately available funds and shall be paid to the credit of such account or in such other manner as the Chargee may designate. All such payments shall be made in full without set-off of any sum owing by the Chargee to the Chargor or counter-claim and free and clear of any deduction of or withholding for or on account of any tax or for any other reason, except to the extent that any such deduction or withholding is required by law.

17.2 If at any time the Chargor is required by law to make any deduction or withholding from or in respect of any payment due from the Chargor to the Chargee under or in connection with this Deed, the Chargor shall simultaneously pay to the Chargee whatever additional amount is necessary to ensure that the Chargee receives (free from any liability in respect of any such deduction or withholding) a net sum equal to the payment it would have received had no deduction or withholding been made.

17.3 Despite any term to the contrary in relation to any deposit or credit balance at any time on any account of the Chargor with the Chargee, no such deposit or balance shall be repayable or capable of being assigned, mortgaged, charged or otherwise disposed of or dealt with by the Chargor before every liability of the Chargor to such person has been discharged, but such person may permit any withdrawal without affecting the continued application of this Clause 17.

17.4 If at any time the Chargee receives a payment (including by set off) referable to any of the Secured Obligations from any source in a currency other than the United States dollars then such payment shall take effect as a payment to the Chargee of the amount in the United States dollars which the Chargee is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

18. Discretion and delegation

18.1 Any liberty or power which may be exercised or any determination which may be made under this Deed by the Chargee or any receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

18.2 Each of the Chargee and any receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including without limitation the power of attorney under Clause 7 (Power of Attorney)) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise of such power, authority or discretion by the Chargee or the receiver itself or any subsequent delegation or revocation thereof.

19. Successors and changes to the Parties

19.1 This Deed shall remain in effect and the Chargor's liability under this Deed shall continue notwithstanding any change of its or the Chargee's name of and/or its or the Chargee's absorption by or in or amalgamation with any other entity or the acquisition of all or part of its or the Chargee's undertaking by any other entity, and reference to the Chargor or the Chargee shall be deemed to include any permitted assignee or successor in title of the Chargor of the Chargee (as the case may be) and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Chargor or the Chargee (as the case may be) under this Deed or to which under such laws the same have been transferred.

19.2 The Chargor irrevocably and unconditionally confirms that:

it consents to any transfer by the Chargee of its rights and/or obligations under this Deed;

it shall continue to be bound by the terms of this Deed, notwithstanding the transfer by the Chargee of any of its rights or obligations hereunder; and

the transferee of the Chargee acquire an interest in this Deed upon the transfer taking effect.

19.3 If the Chargee assigns and/or transfers to any person, or any person otherwise assumes, all or any part of the Chargee's rights and/or obligations under the Subject Documents, all or such equivalent part of its rights and benefits under this Deed shall, upon and by virtue of such assignment and/or transfer and/or assumption, be assigned and/or transferred to, and/or assumed by, such person.

19.4 The Chargor may not assign, transfer, novate or dispose of any of its rights or obligations under this Deed.

20. Miscellaneous

20.1 Each of the provisions of this Deed shall be severable and distinct from one another and if at any time any one or more of those provisions (or any part thereof) is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

20.2 The Chargee's rights and powers under this Deed shall not be affected or impaired by any delay or omission by the Chargee in exercising them or any previous exercise of any such rights or powers.

20.3 The provisions of this Deed shall be in addition and without prejudice to any rights of the Chargee under any applicable rule of law. The Chargee's rights and powers under this Deed are cumulative and shall not be affected or impaired by any delay or omission by the Chargee in exercising them or any previous exercise of any such rights or powers.

20.4 No variation of the terms of this Deed shall be valid unless in writing signed by the Chargor and confirmed in writing by the Chargee.

20.5 This Deed may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Deed.

20.6 A certificate signed by an official of the Chargee as to the amount at any time of the Secured Obligations shall be conclusive evidence against the Chargor, except in the case of manifest error.

21. Limitation of liability

21.1 Without prejudice to the Chargee's duties and liabilities at law, the Chargee shall not be liable for any losses arising in connection with this Deed or any action taken or not taken by it under this Deed or in relation to the security created by or pursuant to this Deed unless caused by its gross negligence, wilful misconduct or fraud.

21.2 Subject to due notification thereof by the Chargee, where any Charged Shares are registered in the Chargee's name (or that of its nominee) in accordance with the terms of this Deed, it is expressly agreed that the Chargor shall remain liable to observe and perform all of the conditions and obligations attaching to any of the Charged Shares including the payment of any sum due in respect of the Charged Shares.

21.3 The Chargor may not take any proceedings against any director, officer, employee or agent of the Chargee in respect of any claim it might have against the Chargee or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to this Deed or the security created by or pursuant to this Deed.

21.4 The Chargee shall not be required to perform or fulfil any obligation of the Chargor in respect of the Charged Property or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled under this Deed at any time or times.

22. Preservation of rights

22.1 The obligations of the Chargor contained in this Deed shall constitute and be continuing obligations and shall extend to the ultimate balance of sums payable by the Chargor and the Company under the Subject Documents, regardless of any intermediate payment or satisfaction of all or any of the Secured Obligations and shall continue in full force and effect until final payment in full of all the Secured Obligations.

22.2 Neither the obligations of the Chargor contained in this Deed nor the Security Rights shall be discharged, impaired or otherwise affected by:

(a) the winding-up, dissolution, administration, re-organisation, merger, amalgamation, bankruptcy, liquidation, insolvency, incapacity or disability of any person or any change in any person's name, constitution, composition, status, function, control or ownership;

(b) any of the Secured Obligations being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c) any time or other indulgence being granted or agreed to be granted to any person in respect of any of the Secured Obligations;

(d) any amendment to, or any variation, waiver or release of, any of the Secured Obligations or any provisions of the Subject Documents;

(e) any failure to take or realise, or fully to take or realise, any security contemplated by this Deed or otherwise agreed to be taken in respect of the Secured Obligations;

(f) any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

(g) any other act, event or omission which, but for this Clause 22, might operate to discharge, impair or otherwise affect any of the obligations of the Chargor under this Deed or any of the rights, powers or remedies conferred upon the Chargee by this Deed or by law.

22.3 The Chargee shall not be obliged before exercising any of its rights, powers or remedies conferred upon it in respect of the Chargor by this Deed or by law:

(a) to make any demand of the Chargor or any other person;

(b) to take any action or obtain judgment in any court against the Chargor or any other person;

(c) to make or file any claim or proof in the bankruptcy or a winding-up or dissolution of the Chargor or any other person; or

(d) to enforce or seek to enforce any other security taken in respect of the Secured Obligations,

and the Chargor waives any right it may have of first requiring the Chargee to proceed against or enforce any other rights or security or claim payment from any person before claiming from it under this Deed. This waiver applies irrespective of any law or any provision of a Subject Document to the contrary.

22.4 The Chargor agrees that, until the release of the Charged Shares from this Deed but subject to Clause 22.6, any rights which the Chargor may at any time have by reason of performance of its obligations under this Deed:

(a) to be indemnified by any other party; and/or

(b) to claim any contribution from any other person in respect of the Secured Obligations; and/or

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Chargee or of any other guarantee or security taken pursuant to, or in connection with, the Subject Documents by the Chargee, shall be exercised by the Chargor in such manner and upon such terms as the Chargee may require and the Chargor further agrees to hold any moneys at any time received by it as a result of the exercise of any such rights for and on behalf of, and to the order of, the Chargee for application in or towards payment of the Secured Obligations.

22.5 For the purpose of preserving the Chargee's right to prove in the liquidation, bankruptcy or other insolvency of the Chargor for the full amount of the Secured Obligations, the Chargee may place any money received under this Deed to the credit of a securities realised or a suspense account for so long as it thinks fit, without any obligation in the meantime to apply such money in or towards discharge of any of the Secured Obligations.

22.6 Any settlement or discharge between the Chargor and the Chargee shall be conditional upon no security or payment to the Chargee by the Chargor or any person on behalf of the Chargor being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application for the time being in force and, if any such security or payment is so avoided or reduced, the Chargee shall be entitled to recover the value or amount of such security or payment from the Chargor subsequently as if such settlement or discharge had not occurred and such settlement or discharge shall in those circumstances be void.

23. Releases

23.1 Upon Completion, all Charged Shares charged under this Deed shall be forthwith released from the charge under this Deed and shall be delivered to the Purchaser in accordance with Clause 6.2 of the Agreement.

24. Law

This Deed shall be governed by, and construed in accordance with, the laws of Hong Kong.

25. Jurisdiction

25.1 The parties irrevocably agree that the Hong Kong courts are to have exclusive jurisdiction to settle any disputes and to entertain any suit, action or proceedings arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) ("Proceedings") and waive any objections to Proceedings and such courts on the grounds of venue or that Proceedings have been brought in an inappropriate forum. Nothing shall limit the right of the Chargee to take proceedings against the Chargor in the courts of any country in which the Chargor has assets or in any other courts of competent jurisdiction, nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

25.2 The Chargor appoints RB Secretariat Limited of 20th Floor Alexandra House, Central, Hong Kong (marked for the attention of: Ms. Denise Jong), Hong Kong as its process agent to receive on its behalf service of process of any Proceedings in Hong Kong and agrees that failure by the process agent to notify it of any process shall not invalidate the Proceedings concerned.

25.3 Service of process upon any process agent appointed by or any replacement thereof in accordance with this Clause 25 shall be good service upon the Chargor whether or not it is forwarded to and received by the Chargor. The Chargor irrevocably agrees that if, for any reason, any such process agent ceases to be able to act as process agent on its behalf, or no longer has an address in Hong Kong, it shall within 30 days thereof appoint a substitute process agent with an address in Hong Kong acceptable to the Chargee and deliver to the Chargee a copy of the substitute process agent's acceptance of that appointment. In the event that the Chargor fails to appoint a substitute process agent, it shall be effective service for the Chargee to serve the process upon the last address in Hong Kong known to the Chargee of the last process agent for the Chargor notified to the Chargee notwithstanding that such process agent is no longer found at such address or has ceased to act. As used in this Clause 24.3, the expression "process agent" includes, where the context so admits, a substitute process agent.

25.4 In addition to the methods of service set out in the foregoing provisions of this Clause 25, process may be served upon the Chargor in any other manner permitted by law.

25.5 To the extent that the Chargor may be entitled in any jurisdiction to claim for itself or its assets immunity from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

25.6 To the extent that the Chargor may be entitled in any jurisdiction to claim for itself or its assets immunity from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction such immunity (whether or not claimed) may be attributed to it or its assets, it irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

This Deed was duly signed and sealed as a deed and delivered on the date which first appears on page 1.

SEALED with the Common Seal of )

MIV THERAPEUTICS, INC. )

) C.S.

in the presence of- )

SIGNED by )

for and on behalf of )

CCT TECH INTERNATIONAL LIMITED )
In the presence of- )

SIGNATURE PAGE OF THE DEED OF CHARGE OVER SHARES

Schedule 9
Specification of Specified Product

Cobalt Chromium coated VestaSync hydroxyapatite non-polymer based drug-eluting coronary stent

Schedule 10

Form of Deed of Taxation Indemnity

THIS DEED OF TAXATION INDEMNITY is made on the day of 2010

BETWEEN:

The persons whose particulars are set out in Part A of the Schedule hereto (the "Indemnitors");

The parties whose particulars are set out in Part B of the Schedule hereto (collectively, the "Group");

CCT TECH INTERNATIONAL LIMITED, a company incorporated in Bermuda, whose registered office is at Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda (the "Purchaser").

WHEREAS:

(A) By an agreement dated 13 October, 2010 (the "Agreement") made between (1) the Indemnitors and (2) the Purchaser, the Vendor (as defined in the Agreement) agreed to sell and the Purchaser agreed to purchase the Sale Shares (as defined in the Agreement) and the Purchaser agreed to subscribe for and the Company (as defined in the Agreement) agreed to allot and issue the Subscription Shares (as defined in the Agreement), on the terms and conditions contained in the Agreement.

(B) It is a condition of completion of the Agreement that the Indemnitors deliver to the Purchaser this Deed and this Deed shall take effect upon Completion (as defined in the Agreement).

NOW THIS DEED WITNESSES as follows:

1. INTERPRETATION

In this Deed, unless the context requires otherwise:

(a) words and expressions and other rules of interpretation defined, used or set out in the Agreement have the same meanings and application in this Deed unless specifically defined below;

(b) "Claim" means any assessment, notice, demand or other document issued or action taken by or on behalf of any person, authority or body whatsoever and of whatever country from which it appears that any member of the Group is liable or is sought to be made liable to make any payment of any form of Taxation or is deprived or is sought to be deprived of any Relief which would, but for the Claim, have been available to the members of the Group in respect of or right to repayment of Taxation;

(c) "event" includes (without limitation) the death of any person, any action, omission or transaction whether or not any member of the Group is a party thereto and includes completion of the sale of the Sale Shares to the Purchaser and the allotment and issue of the Subscription Shares to the Purchser and references to the result of events on or before the date hereof shall include the combined result of two or more events one or more of which shall have taken place before the date hereof;

(d) "Taxation" means any form of taxation whenever created or imposed and whether of Hong Kong, the PRC, or elsewhere and (without limitation) includes all taxation and all other liabilities in the nature of tax or otherwise resulting directly or indirectly from the matters contemplated by the provisions of the Agreement, profits tax, VAT, interest tax, property tax, land appreciation tax or any other taxation measured by reference to actual or deemed income, profits, receipts, distributions, shortfall, chargeable gains, sales, turnover, assets or interest, estate duty in respect of the death (whether before or after the date hereof) of any person whereby a liability may fall or has fallen on the Group by reason of any transfer of property and other circumstances accruing on or subsisting on or before the date hereof, salaries tax, payroll tax, social security or other contributions of a like nature, value added tax, purchase tax, consumption tax, vehicle license tax, customs and excise, urban construction and maintenance tax and any other stamp duties, rates, or filing or registration fees and levies which may be imposed by local governments from time to time, and generally any amount payable to the revenue customs fiscal or other authorities whether of Hong Kong, the PRC or elsewhere, and (i) all costs, charges, interest, penalties and expenses incidental or relating to a liability to any form of Taxation or amount of the kind referred this Clause 1; (ii) any amount referred to in Clause 1(f) or Clause 1(h) of this Deed; and (iii) any reasonable settlement of any threatened claim in respect of any of the above matters;

(e) "Relief" includes any relief, allowance, exemption, set-off, credit or deduction in computing profits for the purpose of any form of Taxation whether created or imposed, and whether of Hong Kong, the PRC, or elsewhere, or for the purpose of any amount payable to the revenue customs fiscal or other authorities whether of Hong Kong, the PRC or elsewhere;

(f) in the event of any deprivation of a Relief there shall be treated as an amount of Taxation for which a liability has arisen the amount of such Relief applying the relevant rates of Taxation in force in the period or periods in respect of which the Relief would have applied or (where the rate has not been fixed at the relevant time) the last known rate and assuming that the Group had sufficient profits against which the Relief might be set or given, together with all costs, charges, interest, penalties and expenses incidental or relating to the relevant deprivation;

(g) in the event of any deprivation of a right to a repayment of any form of Taxation whenever created or imposed, and whether of Hong Kong, the PRC or elsewhere, or of any amount paid to the revenue customs fiscal or other authorities whether of Hong Kong, the PRC or elsewhere, the amount of such repayment, together with all costs, charges, interest, penalties and expenses incidental or relating to the relevant deprivation, shall be treated as an amount of Taxation;

(h) references to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation;

(i) references to a Claim shall include any Claim whether made before or after the date hereof and whether satisfied or unsatisfied at the date hereof and shall include:

(i) the loss of any Relief, allowance or credit granted by or pursuant to any legislation or otherwise for Taxation purposes which could but for the Claim in question have been available to any member of the Group or the Purchaser whether or not the said loss results in any Taxation being payable at the time of such loss; and

(ii) the nullifying or cancellation of a right to repayment of Taxation which would have been so available or is at the date hereof assumed by the Indemnitor or the Purchaser to be available;

and in such a case the amount of Taxation which could otherwise have been relieved, allowed or credited by the Relief allowance or credit so lost or the amount of repayment which would otherwise have been obtained shall not be treated as an amount of Taxation for which a liability has arisen;

(j) references to the Agreement shall be construed as references to the Agreement as amended or supplemented from time to time.

2. INDEMNITY

Subject as hereinafter provided, the Indemnitors hereby jointly and severally undertake to indemnify and keep indemnified each member of the Group and the Purchaser against any loss or liability suffered by any member of the Group or the Purchaser including, but not limited to, any diminution in the value of the assets of or shares in any member of the Group, any payment made or required to be made by any member of the Group or the Purchaser and any costs and expenses, incurred as a result of or in connection with any Claim falling on any member of the Group resulting from or by reference to any income, profits or gains earned, accrued or received on or before the date hereof or any distribution thereof or any event on or before the date hereof whether alone or in conjunction with other circumstances and whether or not the Taxation which is the subject of such Claim is chargeable against or attributable to any other person, firm or company.

3. EXCEPTIONS

The indemnities given by this Deed do not cover any Claim:

(a) to the extent that provision or reserve in respect thereof has been made in the Accounts or to the extent that payment or discharge of such Claim has been taken into account therein; or

(b) for which any member of the Group is or may become primarily liable as a result of transactions in the ordinary course of its business after the date hereof; or

(c) which would not have arisen but for any act or omission by any member of the Group or the Purchaser voluntarily effected after the date hereof; or

(d) to the extent that such Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law coming into force after the date hereof or to the extent such Claim arises or is increased by an increase in rates of Taxation after the date hereof with retrospective effect; or

(e) to the extent that any Claim would not have arisen but for any voluntary treatment by the Purchaser of any assets or liabilities in future accounts of any members of the Group being different from their treatment in the Accounts;

(f) which arises as a result of legislation which comes into force after the date hereof and which is retrospective in effect;

(g) which arises as a result of the Purchaser failing to act or to procure that the relevant member of the Group shall act in accordance with any reasonable request of any of the Vendor in avoiding, resisting, or compromising any Claim after being given a reasonable time in which to comply with any such request; or

(h) for which any member of the Group may become liable as a result of any transfer of shares or any property of any member of the Group or any transaction after the date hereof.

4. COSTS AND EXPENSES

The indemnities given by this Deed shall cover all costs and expenses (on a full indemnity basis) incurred by any member of the Group or the Purchaser in connection with any Claim, and any penalties, fines or interest payable by any member of the Group or the Purchaser relating to any Claim for which the Indemnitor is liable under this Deed.

5. REIMBURSEMENT

In the event that any Claim the subject of an indemnity hereunder is or has been discharged (whether by payment or by the loss of any Relief, allowance, credit or right to repayment of Taxation) or suffered by any member of the Group the indemnity given hereunder shall take effect as a covenant by the Indemnitor forthwith to reimburse the relevant member of the Group or the Purchaser for any amount so paid or to compensate the relevant member of the Group for any loss of Relief, allowance, credit or right to repayment so suffered.

6. CONDUCT OF CLAIMS

6.1 If the Purchaser becomes aware of a Claim relevant for the purposes of this Deed, it shall as soon as reasonably practicable give notice thereof to the Indemnitors and shall (subject to each member of the Group or the Purchaser being indemnified to the Purchaser's satisfaction against any liability, costs, damages or expenses which may be incurred thereby in accordance with the terms herein stipulated) take such action and procure that the relevant member of the Group shall take such action as the Indemnitors may reasonably request to avoid, resist, dispute, defend, compromise or appeal against the Claim, provided that no member of the Group nor the Purchaser shall be required to take any steps which would require any admission of guilt or liability relating to matters connected with the Claim in question or which would affect the future conduct of the business of any member of the Group or the Purchaser or any associates of the Purchaser or affect the rights or reputations of any of them nor shall they be required to take any such action unless the Indemnitor shall have produced to them a leading barrister's opinion that such action is reasonable.

6.2 Without the prior approval of the Indemnitors, the Purchaser and any member of the

Group shall not make any settlement of any Claims nor agree to any matter in the course of disputing any Claims likely to affect the amount thereof or the future Claims of any member of the Group.

6.3 The aggregate liabilities of the Indemnitors in respect of any Claims under this Deed shall not exceed the aggregate value of the relevant Taxation liability as set out in Clause 2.

7. REFUND, SET-OFF AND DEDUCTIONS

If, after the Indemnitors have made any payment pursuant to this Deed, the members of the Group shall receive a refund of all or part of the relevant Taxation (the "Refund"), the Refund shall be set off first against the payment then due from the Indemnitors and secondly (to the extent there is any excess) against any further such payment(s) in chronological order, and the balance of the Refund shall be repaid to the Indemnitors.

Without limiting the generality of paragraph (a) above, all payments to be made by the Indemnitors under this Deed shall be made in full without set-off or counterclaim or any restriction or condition and free and clear of any present or future taxes, duties, charges or other deductions or withholdings of any nature. If any deduction or withholding is required to be made from any such payment the Indemnitors shall, together with such payment, pay such additional amount as is necessary to ensure that the recipient receives the full amount due hereunder.

8. WAIVER AND SEVERABILITY

No failure or delay by any member of the Group or the Purchaser in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Deed shall not be affected or impaired thereby.

9. ASSIGNMENT

Each member of the Group (other than the Company) and the Purchaser may assign its respective rights and benefits under this Deed.

10. NOTICES

Each notice, demand or other communication given or made hereunder shall be in writing and delivered or sent to the relevant party at its address or fax number set out in the Schedule hereto (or such other address or fax number as the addressee has by five (5) days' prior written notice specified to the other parties). Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when dispatched.

11. GOVERNING LAW AND JURISDICTION

This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

Each of the Indemnitors hereby irrevocably appoints RB Secretariat Limited of 20th Floor, Alexandra House, Central, Hong Kong as its agent to receive for it and on its behalf service of process in respect of any proceeding in the courts of Hong Kong arising out of this Deed.

The Indemnitors hereby irrevocably waive any objections which any of them may now or hereafter have to the venue of any proceeding arising out of or relating to this Deed being Hong Kong, and hereby further irrevocably waive any claims that the venue so selected is not a convenient forum for such proceeding.

12. EFFECTIVENESS OF DEED

This Deed shall take effect upon Completion.

IN WITNESS WHEREOF this Deed has been executed on the day and year first above written.

SEALED with the Common Seal of	)
MIV THERAPEUTICS, INC.	)
in the presence of-)
SEALED with the Common Seal of	)
MIV SCIENTIFIC HOLDINGS LTD.	)
in the presence of-)
SEALED with the Common Seal of	)
INNOMED SCIENTIFIC INCORPORATION LIMITED	)
in the presence of-)
SEALED with the Corporate Seal of	)
SHANGHAI INNOMED TECHNOLOGIES	)
INCORPORATION LIMITED	)
in the presence of-)
SEALED with the Corporate Seal of INNOMED SCIENTIFIC INCORPORATION ( SHANGHAI ) LTD in the presence of: SIGNED by for and on behalf of CCT TECH INTERNATIONAL LIMITED in the presence of:	) ) ) ) ) ) ) )

SCHEDULE

Part A: The Indemnitors

Name and Address	Fax Number	Attention
MIV Therapeutics, Inc. c/o 20th Floor, Alexandra House, Central, Hong Kong	(852) 2810-0664	Ms. Denise Jong
MIV Scientific Holdings Ltd. c/o 20th Floor, Alexandra House, Central, Hong Kong	(852) 2810-0664	Ms. Denise Jong

Part B: The Group (other than the Company)

Name and Address	Fax Number	Attention
InnoMed Scientific Incorporation Limited 13/F., Kyoto Plaza, 491-499 Lockhart Road, Causeway Bay, Hong Kong.
Shanghai InnoMed Technologies Incorporation Limited 中 國上海市 張江高科技園區蔡 倫路 720 號 1 號樓 212室 (Room 212, Yi Hao Lou, 720 Cai Lun Road, Zhang Jiang Gao Ke Ji Yuan Qu, Shanghai City, The PRC)
InnoMed Scientific Incorporation Ltd ( Shanghai ) 中 國上海市張江高科技產業東區瑞慶路 528 號 21 乙四層 (4/F., 21 Yi, 528 Rui Qing Road, Zhang Jiang Gao Ke Ji Chan Ye Dong Qu, Shanghai City, The PRC)	+1 604 357-1640	Chris Chen

Schedule 11
Form of valuation report
[To be inserted]

Schedule 12
Key Management

Senior Management of the InnoMed Group	Ty Hu, MD, MPH, CEO
Charley Chen, Director of Operations
TANG YEE, PhD, Director of R&D
Adam XZ Gu, PhD, stent design
Jin Gu, Manager of Accounting
HUO AIKE, Director of Quality Assurance
Key Advisors to the InnoMed Group	Randy Lee, MD, PhD, scientific Advisor
Farrell Mendelsohn, MD, Medical Advisor
Brad Hubbard, DVM, Preclinical Advisor
CEO of the Group	Chris Chen

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

SIGNED by Chris Chen
for and on behalf of
MIV THERAPEUTICS, INC.
in the presence of:

/s/ Tarn Tuen Wai
Tarn Tuen Wai
Solicitor
Richards Butler
in association with
Reed Smith LLP
20/1 Alexandra House
Hong Kong SAR

	) ) ) )	/s/ Chris Chen

SIGNED by Chris Chen
for and on behalf of
MIV SCIENTIFIC HOLDINGS LTD.
in the presence of:

/s/ Tarn Tuen Wai
Tarn Tuen Wai
Solicitor
Richards Butler
in association with
Reed Smith LLP
20/1 Alexandra House
Hong Kong SAR

	) ) ) )	/s/ Chris Chen
SIGNED by Mak Shiu Tong for and on behalf of CCT TECH INTERNATIONAL LIMITED in the presence of:	) ) ) )	/s/ Mak Shiu Tong